UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Northrop Grumman Corporation

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April 21, 2008

Dear Fellow Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend Northrop Grumman Corporation’s 2008 Annual Meeting of Stockholders. This year’s meeting will be held Wednesday, May 21, 2008 at the Company’s Space Technology operating sector, located in Redondo Beach, California. Please note that we will begin the meeting at 8:00 a.m. Pacific Daylight Time. I look forward to personally greeting those of you who are able to attend the meeting. If you are unable to join us in person, the meeting will be Web-cast through the Northrop Grumman Web site at www.northropgrumman.com.

At this meeting, stockholders will vote on matters set forth in the accompanying notice of Annual Meeting and Proxy Statement. I will also provide a report on our Company and will entertain questions of general interest to the stockholders.

Your vote is important. Please review the instructions on the proxy or voting instruction card. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a proxy or voting instruction card.

One of our Company’s current directors, Philip A. Odeen, will not stand for re-election due to the Company’s policy that directors retire at the Annual Meeting following his or her 72nd birthday. Phil joined the Board in 2003 following the TRW acquisition and has made many significant contributions to our Company. On behalf of the entire Board, I offer my sincere thanks for his years of dedicated service.

Thank you for your continued interest in Northrop Grumman Corporation.

Sincerely,

Ronald D. Sugar

Chairman and Chief Executive Officer

[LOGO] NORTHROP GRUMMAN

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

NOTICE

The Annual Meeting of Stockholders of Northrop Grumman Corporation (the “Company”) will be held on Wednesday, May 21, 2008 at 8:00 a.m. Pacific Daylight Time at the Space Technology Presentation Center, One Space Park, Redondo Beach, California 90278.

Stockholders of record at the close of business on March 25, 2008 are entitled to vote at the Annual Meeting. The following items are on the agenda:

(1)	Election of eleven directors, each for a one-year term expiring in 2009;

(2)	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year ending December 31, 2008;

(3)	Proposal to approve performance criteria for the Northrop Grumman 2001 Long-Term Incentive Stock Plan;

(4)	Three stockholder proposals included and discussed in the accompanying Proxy Statement;

(5)	Other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

By order of the Board of Directors,

Stephen D. Yslas

Corporate Vice President, Secretary and Deputy

General Counsel

1840 Century Park East

Los Angeles, California 90067

April 21, 2008

IMPORTANT

To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card for which a return envelope is provided. No postage is required if mailed in the United States.

You may also submit a proxy by telephone or over the Internet. For instructions on submitting an electronic proxy please see page 2 of this Proxy Statement or the proxy card.

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PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is issued in connection with solicitation of the enclosed proxy by the Board of Directors (the “Board”) of Northrop Grumman Corporation (the “Company” or “Northrop Grumman”) for use at the Company’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”). The Company’s principal office is located at 1840 Century Park East, Los Angeles, California, 90067. This proxy material will be sent to stockholders beginning approximately April 21, 2008.

Outstanding Voting Securities

On March 25, 2008 there were 342,657,004 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), outstanding. Holders of record at the close of business on that date are entitled to vote at the Annual Meeting. Each share is entitled to one vote.

Voting at the Meeting or by Proxy

Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting in accordance with the stockholder’s instructions. If no instructions are given, the shares will be voted according to the Board of Directors’ recommendations. Therefore, if no instructions are given, the persons named on the card will vote FOR Proposal One to elect the eleven director nominees listed under “Election of Directors”, FOR Proposal Two to ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the year ending December 31, 2008, FOR Proposal Three to approve the performance criteria for the Northrop Grumman 2001 Long-Term Incentive Stock Plan, AGAINST Proposal Four, the stockholder proposal concerning foreign military sales, AGAINST Proposal Five, the stockholder proposal regarding a vote on executive compensation, and AGAINST Proposal Six, the stockholder proposal regarding tax gross-up payments. If shares are held on an individual’s behalf under any of the Company Savings Plans, the proxy serves to provide confidential instructions to the plan Trustee or Voting Manager who then votes the shares. In addition, the instructions given by plan participants who return their proxies will serve as instructions to the Trustee or Voting Manager with respect to shares held on behalf of those participants from whom no proxies are received. Under these instructions, the applicable Trustee or Voting Manager will vote the respective plan shares in the same proportion as shares held under the plan for which voting directions have been received, unless contrary to ERISA. Participants are treated as “named fiduciaries” under ERISA when directing the Trustee or Voting Manager on the voting of shares.

A stockholder who executes a proxy/voting instruction may revoke it at any time before its exercise by delivering a written notice of revocation to the Corporate Secretary or by signing and delivering another proxy that is dated later. A stockholder attending the meeting in person may revoke the proxy/voting instruction by giving notice of revocation to an inspector of election at the meeting or voting at the meeting. If any other matters are properly brought before the meeting, the enclosed proxy/voting instruction card gives discretionary authority to the persons named on the card to vote the shares in their best judgment.

With respect to the election of directors, stockholders may vote for, against, or abstain in regards to each nominee. With respect to each other proposal, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting.

For the election of directors, a nominee shall be elected if the votes cast “for” his or her election exceed the votes cast “against” his or her election. For each other proposal submitted for stockholder action at the meeting, a proposal will be adopted by the stockholders only if the votes cast “for” the proposal exceed the votes cast “against” the proposal. Abstentions will not have any effect on the outcome of a nominee’s election as director or on the outcome of any other proposal submitted for stockholder approval at the meeting.

Brokers who hold shares of Common Stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange (“NYSE”) are permitted to vote their clients’ proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are “non-discretionary” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes”. There are no broker non-votes on the election of directors (Proposal One). Broker non-votes will not have an effect on the ratification of auditors (Proposal Two), the approval of performance criteria for the 2001 Long-Term Incentive Stock Plan (Proposal Three) or any of the stockholder proposals (Proposals Four, Five and Six).

The presence in person or by proxy of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

Voting by Telephone or on the Internet

Registered stockholders and participants in the Company Savings Plans may grant a proxy for their shares over the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. The procedures available to registered stockholders to permit them to grant proxies for voting at the Annual Meeting are designed to authenticate each stockholder, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Registered stockholders and plan participants may go to www.edocumentview.com/noc to view the Proxy Statement and Annual Report on the Internet. Registered stockholders and plan participants may vote on the Internet, as well as view the documents, by logging on to www.envisionreports.com/noc and following the instructions given. Any registered stockholder or plan participant using a touch-tone telephone may also grant a proxy by calling 800-652-VOTE (800-652-8683) (toll-free) and following the recorded instructions.

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy/voting instruction card. Beneficial owners may also be able to grant a proxy by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent. Beneficial owners may view the Proxy Statement and Annual Report on the Internet by logging on to http://ww3.ics.adp.com/streetlink/noc.

The method used to grant a proxy will not limit a stockholder’s right to attend or vote at the Annual Meeting.

VOTING SECURITIES

Stock Ownership of Certain Beneficial Owners

On December 31, 2007, there were 337,846,174 shares of the Company’s Common Stock outstanding. The following entities beneficially owned, to the Company’s knowledge, more than five percent of the outstanding Common Stock as of December 31, 2007:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Street Bank and Trust Company One Lincoln Street, Boston, MA 02111	32,713,329 shares	(a)	9.68%
Capital World Investors 333 South Hope Street, Los Angeles, CA 90071	30,499,940 shares	(b)	9.03%
AXA Financial Inc. 1290 Avenue of the Americas, New York, NY 10104	29,103,972 shares	(c)	8.61%
Barclay’s Global Investors, NA 45 Fremont Street, San Francisco, CA 94105	17,514,279 shares	(d)	5.18%

(a)	This information was provided by State Street Bank and Trust Company (“State Street”) in a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 12, 2008. According to State Street, as of December 31, 2007, State Street had sole voting power over 10,764,525 shares, shared voting power over 21,948,804 shares and shared dispositive power over 32,713,329 shares. This total includes 21,948,804 shares held in the Defined Contributions Master Trust for the Northrop Grumman Savings Plan and the Northrop Grumman Financial Security and Savings Program for which State Street acts as a trustee.

(b)	This information was provided by Capital World Investors, a division of Capital Research and Management Company, in a Schedule 13G filed with the SEC on February 11, 2008. According to Capital World Investors, as of December 31, 2007, Capital World Investors had sole dispositive power over 30,499,940 shares and sole voting power over 1,216,700 shares.

(c)	This information was provided by AXA Financial Inc. (“AXA”) in a Schedule 13G filed with the SEC on February 14, 2008. According to AXA, as of December 31, 2007, AXA had sole voting power over 21,051,244 shares, shared voting power over 3,254,113 shares and sole dispositive power over 29,103,972 shares.

(d)	This information was provided by Barclays Global Investors, NA (“Barclays”) in a Schedule 13G filed with the SEC on February 6, 2008. According to Barclays, as of December 31, 2007, Barclays had sole voting power over 14,796,045 shares and sole dispositive power over 17,514,279 shares.

Stock Ownership of Officers and Directors

The following table shows beneficial ownership (as defined by applicable rules for proxy statement reporting purposes) of the Company’s Common Stock as of March 25, 2008 by each director and nominee, by the Chief Executive Officer, the Chief Financial Officer, and the other four most highly compensated executive officers as of December 31, 2007 (collectively, the “Named Executive Officers”) and all directors and executive officers as a group. Together these individuals own less than 1% of the outstanding Common Stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares owned by such person. No family relationship exists between any of the directors, nominees or executive officers of the Company.

	Shares of Common Stock Beneficially Owned		Share Equivalents(1)	Options Exercisable Within 60 Days
Non-Employee Directors and Director Nominee
Lewis W. Coleman	7,572		9,465	15,000
Thomas B. Fargo(2)	0		0	0
Victor H. Fazio	1,919		12,915	6,000
Donald E. Felsinger	0		1,402	0
Stephen E. Frank	1,000		3,535	0
Phillip Frost	53,352	(3)	7,240	24,000
Charles R. Larson	3,919	(4)	4,560	9,000
Richard B. Myers	0		2,765	0
Philip A. Odeen	31,926	(5)	4,177	9,000
Aulana L. Peters	12,929		5,932	18,000
Kevin W. Sharer	2,995		9,493	6,000
Named Executive Officers
Ronald D. Sugar(6)	353,996	(7)	0	873,500
Wesley G. Bush	99,523	(8)	4,381	199,964
James F. Palmer	0		0	10,000
Scott J. Seymour	64,209		1,169	157,599
James R. O’Neill	32,773		0	93,000
Jerry B. Agee	27,490		5,491	86,252
Directors and Executive Officers as a Group (31 persons)	980,775	(9)	91,676	2,301,602

(1)	Share equivalents for directors represent non-voting deferred stock units acquired under the 1993 Stock Plan for Non-Employee Directors (“1993 Directors Plan”) some of which are paid out in shares of Common Stock at the conclusion of a director-specified deferral period, and others are paid out upon termination of the director’s service on the Board of Directors. The Named Executive Officers hold share equivalents with pass-through voting rights in the Northrop Grumman Savings Plan.

(2)	Admiral Fargo is standing for election for the first time.

(3)	41,922 shares are held in the Frost Gamma Investments Trust of which Dr. Frost is trustee.

(4)	1,236 shares are held by Admiral Larson’s spouse in The Sarah E. Larson Revocable Trust of which Mrs. Larson is a trustee.

(5)	4,286 shares are held in the Odeen Charitable Retirement Unitary Trust of which Mr. Odeen is trustee.

(6)	Dr. Sugar is also Chairman of the Board.

(7)	190,288 shares are held in the The Sugar Family Trust of which Dr. Sugar is trustee.

(8)	The shares are held in the W.G. and N.F. Bush Family Trust of which Mr. Bush and his wife are trustees.

(9)	Includes 1,090 shares held by an executive officer in a living trust.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the 2008 Annual Meeting of Stockholders all directors will be elected for a term expiring at the next annual meeting held after their election to that term.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the eleven director nominees listed in the table below. Each of the eleven director nominees has consented to serve, and the Board does not know of any reason why any of them would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting (for example, due to serious illness), the Board can either reduce its size or designate a substitute nominee. If any nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

The following information, furnished with respect to each of the eleven nominees for election, is obtained from the Company’s records or from information furnished directly by the individual to the Company. All the nominees with the exception of Admiral Fargo are presently serving on the Board of Directors and all nominees will be elected for a one year term. Pursuant to the Company’s mandatory retirement policy for directors, Mr. Odeen will retire at the 2008 Annual Meeting.

The Nominating and Corporate Governance Committee engaged an independent search firm to assist the Committee in identifying and evaluating additional candidates for the Board. The search firm regularly evaluates a number of possible candidates and presents them to the Nominating and Corporate Governance Committee. Admiral Fargo, who is standing for election by the stockholders for the first time, was initially brought to the attention of the Committee by several non-management members of the Board. Based on the Nominating and Corporate Governance Committee’s evaluation of the candidate and its recommendation to the Board, the Board recommended that Admiral Fargo be nominated to stand for election at the 2008 Annual Meeting of Stockholders.

Nominees for Director

[PHOTO]
LEWIS W. COLEMAN, 66. President and Chief Financial Officer, DreamWorks Animation SKG, a film animation studio. Director since 2001

Mr. Lewis W. Coleman has been the President of DreamWorks Animation since December 2005 and Chief Financial Officer since March 2007. Previously he was the President of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004. Prior to that, Mr. Coleman was employed by Banc of America Securities, formerly known as Montgomery Securities where he was a Senior Managing Director from 1995 to 1998 and Chairman from 1998 to 2000. Before he joined Montgomery Securities, Mr. Coleman spent ten years at the Bank of America and Bank of America Corporation where he was successively the Senior Credit Officer in The World Banking Group, Head of Global Capital Markets, Head of the World Banking Group, and Vice Chairman of the Board and Chief Financial Officer. He spent the previous thirteen years at Wells Fargo Bank where his positions included Head of International Banking, Chief Personnel Officer and Chairman of the Credit Policy Committee. Mr. Coleman currently serves as a director of DreamWorks Animation. He also serves on several private company and civic boards.

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VICTOR H. FAZIO, 65. Senior Advisor, Akin Gump Strauss Hauer & Feld LLP, a law firm. Director since 2000

Mr. Victor H. Fazio was named Senior Advisor at Akin Gump Strauss Hauer & Feld LLP in May 2005 after serving as senior partner at Clark & Weinstock since 1999. Prior to that Mr. Fazio was a Member of Congress for 20 years representing California’s third congressional district. During that time he served as a member of the Armed Services, Budget and Ethics Committees and was a member of the House Appropriations Committee where he served as Subcommittee Chair or ranking member for 18 years. Mr. Fazio was a member of the elected Leadership in the House from 1989-1998 including four years as Chair of his Party’s Caucus, the third ranking position. From 1975 to 1978, Mr. Fazio served in the California Assembly and was a member of the staff of the California Assembly Speaker from 1971 to 1975. He is a member of the board of directors of various private companies and non-profit organizations including the American Political Science Association, the Energy Future Coalition, the Campaign Finance Institute, the Center for Responsible Federal Budget and California Institute, and the U.S. Capitol Historical Society. Mr. Fazio serves as a member of the Board of Governors of the American Stock Exchange.

THOMAS B. FARGO, 59. Admiral, United States Navy (Ret.). President, Trex Enterprises Corporation, a technology company. Nominee for director

Admiral Thomas B. Fargo, USN (Ret.), has served as President of Trex Enterprises Corporation since March 2005. He also serves as Chairman and Chief Executive Officer of Loea Corporation, a high-bandwidth wireless communications company, and as Chairman of Sago Systems, Inc, a defense and homeland security company, which are both subsidiaries of Trex Enterprises. Admiral Fargo served as Commander of the U.S. Pacific Command leading the largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force from May 2002 until his retirement from the United States Navy in March 2005. His 35 years of service included six tours in Washington, D.C. in addition to five commands in the Pacific, Indian Ocean, and Middle East, which included Commander-in-Chief of the U.S. Pacific Fifth Fleet and Naval Forces of the Central Command. Admiral Fargo serves on the Boards of Directors for Hawaiian Electric Industries, Hawaiian Airlines and USAA. He also serves on the Board of Directors of the Japan-America Society of Hawaii, the I’olani School Board of Governors, and the Hawaii Pacific University Board of Trustees, and he is the National Vice Chairman of the Pearl Harbor Memorial Fund.

DONALD E. FELSINGER, 60. Chairman and Chief Executive Officer, Sempra Energy, an energy services holding company. Director since 2007

Mr. Donald E. Felsinger is Chairman of the Board of Directors and Chief Executive Officer of Sempra Energy, a position he has held since February 1, 2006. Beginning in January 2005, Mr. Felsinger was President and Chief Operating Officer of Sempra Energy and a member of the board of directors, and from 1998 through 2004, he was Group President and Chief Executive Officer of Sempra Global. Prior to the merger that formed Sempra Energy he served as President and Chief Operating Officer of Enova Corporation, the parent company of

San Diego Gas & Electric (SDG&E). Prior positions included President and Chief Executive Officer of SDG&E, Executive Vice President of Enova Corporation, and Executive Vice President of SDG&E. Mr. Felsinger is a member of The Conference Board and the California Business Roundtable.

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STEPHEN E. FRANK, 66. Former Chairman, President and Chief Executive Officer, Southern California Edison, an electric utility company. Director since 2005

Mr. Stephen E. Frank served as Chairman, President and Chief Executive Officer of Southern California Edison from 1995 until his retirement in January 2002. During this time he served on the boards of directors of that company and its parent, Edison International. Prior to joining Southern California Edison in 1995, Mr. Frank was President and Chief Operating Officer of Florida Power and Light Company as well as a director of FPL Group, the parent company. He also has served as Executive Vice President and Chief Financial Officer of TRW Inc., as well as Vice President, Controller, and Treasurer of GTE Corporation. His earlier career included financial and sales management positions with U.S. Steel Corporation. He earned a bachelor’s degree from Dartmouth College and an MBA in finance from the University of Michigan. He also completed the Advanced Management Program at Harvard Business School. Mr. Frank serves on the board of directors of Washington Mutual, Inc., Puget Energy, Inc., and AEGIS Insurance Services Limited. He also serves as a board member of the Los Angeles Philharmonic Association and the Reno Philharmonic Association.

PHILLIP FROST, 71. Vice Chairman of the Board and Chief Executive Officer, Opko Health, Inc., a specialty pharmaceutical company. Director since 1996

Dr. Phillip Frost presently serves as Chairman of the Board and Chief Executive Officer of Opko Health, Inc., a specialty pharmaceutical company. He has served as Vice Chairman of the Board of Directors of Teva Pharmaceutical Industries, Ltd. (“Teva”) since January 2006 when Teva acquired IVAX Corporation. He had served as the Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation from 1987 to 2006. Dr. Frost is also Chairman of the Board of Ladenburg Thalmann & Co. and a director of Continucare Corporation and Modigene Inc. He also served as a director of Castle Brands and Cellular Technical Services and Protalix Bio Therapeutics, Inc. until 2007. Dr. Frost served as Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990 and was Chairman of the Board of Key Pharmaceuticals, Inc. from 1972 to 1986. He is a Trustee of the University of Miami, Trustee of the Scripps Research Institute, a Regent of the Smithsonian Institute, and is Vice Chairman of the Board of Governors of the American Stock Exchange.

CHARLES R. LARSON, 71. Admiral, United States Navy (Ret.). Director since 2002

Admiral Charles R. Larson has served as a consultant on defense, foreign policy and education issues to government and industry since retiring from the United States Navy in 1998. He served as commander in the Pacific from 1991 to 1994, where he was responsible for 350,000 personnel and the readiness of all U.S. forces in the theater. He was the first naval officer selected to be a White House Fellow and also served as Naval Aide to the President of the United States. He was Superintendent of the U.S. Naval Academy, first from 1983 to 1986, and again from 1994 to 1998. During his naval career as a qualified nuclear engineer, he had several years experience in naval and commercial shipyards, including submarine construction and reactor defueling. His decorations include the Defense Distinguished Service Medal and seven Navy Distinguished Service Medals. Admiral Larson is a director of Esterline Technologies Corporation and Edge Technologies, Inc. He is also Chairman of the Board of the U.S. Naval Academy Foundation, Chairman of Via Global LLC, and a trustee of the Anne Arundel Health Systems, Inc.

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RICHARD B. MYERS, 66. General, United States Air Force (Ret.). Former Chairman of the Joint Chiefs of Staff. Director since 2006

General Richard B. Myers retired from his position as the fifteenth Chairman of the Joint Chiefs of Staff on September 30, 2005 after serving in that position for four years. In this capacity, he served as the principal military advisor to the President, the Secretary of Defense, and the National Security Council. Prior to becoming Chairman, he served as Vice Chairman of the Joint Chiefs of Staff from March 2000 to September 2001. As the Vice Chairman, General Myers served as the Chairman of the Joint Requirements Oversight Council, Vice Chairman of the Defense Acquisition Board, and as a member of the National Security Council Deputies Committee and the Nuclear Weapons Council. During his military career, General Myers’ commands included Commander in Chief, North American Aerospace Defense Command and U.S. Space Command; Commander, Air Force Space Command; Commander Pacific Air Forces; and Commander of U.S. Forces Japan and 5th Air Force at Yokota Air Base, Japan. General Myers is a director of Deere & Company, United Technologies, and Aon Corp. He is Foundation Professor of Military History and Leadership at Kansas State University and occupies the Colin L. Powell Chair of Ethics, Leadership and Character at National Defense University.

AULANA L. PETERS, 66. Retired Partner, Gibson, Dunn & Crutcher, a law firm. Director since 1992

Ms. Aulana L. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1980 to 1984 and 1988 to December 2000. From 1984 to 1988, she served as a Commissioner of the Securities and Exchange Commission. From January 2001 to April 2002, Ms. Peters served as a member of the Public Oversight Board of the American Institute of Certified Public Accountants. Ms. Peters has also served as a member of the Financial Accounting Standards Board Steering Committee for its Financial Reporting Project and as a member of the Public Oversight Board’s Panel on Audit Effectiveness. Currently Ms. Peters serves on the U.S. Comptroller General’s Accountability Advisory Council, the International Public Interest Oversight Board, and the Board of Trustees, Mayo Clinic. Ms. Peters is a director of 3M Company, Merrill Lynch & Co., Inc. and Deere & Company.

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KEVIN W. SHARER, 60. Chairman, Chief Executive Officer and President, Amgen Inc., a biotechnology company. Director since 2003

Mr. Kevin W. Sharer has served as Chairman of the Board of Amgen since December 2000 and as Chief Executive Officer since May 2000. Mr. Sharer joined Amgen in 1992 as President, Chief Operating Officer and member of the board of directors. Before joining Amgen, Mr. Sharer was Executive Vice President and President of the Business Markets Division at MCI Communications. Prior to MCI, he served in a variety of executive capacities at General Electric and was a consultant for McKinsey & Company. He is chairman of the board of trustees of the Los Angeles County Museum of Natural History, and is a member of The Business Council. Mr. Sharer also serves on the board of directors of Chevron Corporation.

RONALD D. SUGAR, 59. Chairman of the Board and Chief Executive Officer, Northrop Grumman Corporation. Director since 2001

Dr. Ronald D. Sugar was elected Chairman of the Board of Northrop Grumman effective October 2003. He was named the Chief Executive Officer in April 2003, after having served as President and Chief Operating Officer since September 2001. He joined Northrop Grumman in 2001 having previously served as President, Chief Operating Officer and director of Litton Industries, Inc., and earlier as an executive of TRW Inc. He is a member of the National Academy of Engineering, a Governor of the Aerospace Industries Association, and is a trustee of the Los Angeles Philharmonic Association, the University of Southern California, and the Boys and Girls Clubs of America. He serves as a director of Chevron Corporation.

Vote Required

To be elected, a nominee must receive more votes cast “for” than votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is elected or until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective (i) if the nominee is not re-elected at this Annual Meeting and (ii) if the Board accepts his or her resignation following this Annual Meeting. If a nominee is not re-elected, the Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Board’s Principles of Corporate Governance, which procedures are contained in this proxy statement. If Admiral Fargo does not receive more votes cast “for” than votes cast “against”, he will not be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELEVEN NOMINEES FOR DIRECTOR LISTED ABOVE.

Term Expires May 21, 2008

PHILIP A. ODEEN, 72. Non-Executive Chairman of the Board, AES Corporation, an international power company. Director since 2003

Mr. Philip A. Odeen has served as Lead Independent Director and Chairman of AES Corporation since January 2008 and as Non-Executive Chairman of Convergys Corporation since December 2007. . He served as Chairman of AVAYA from October 2006 to October 2007. He was Chairman and Acting Chief Executive Officer of the Reynolds and Reynolds Company from July 2004 to February 2005 at which time be became non-executive Chairman serving in that role until October 2006. He was also named Chief Executive Officer of QinetiQ North America in October 2005 serving until June 2006. Previously, he had served as non-employee Chairman and a director of TRW Inc. from February 2002 until December 2002. From 1998 to 2002 he held various leadership positions at TRW. Mr. Odeen joined TRW in 1997 when it acquired BDM International, Inc. where he had served as President, Chief Executive Officer and director since 1992. Previously, Mr. Odeen was Vice Chairman, Management Consulting Services at Coopers & Lybrand after serving 13 years as managing partner of the firm’s public sector practice. He has served in senior positions with the Office of the Secretary of Defense and the National Security Council staff and was principal Deputy Assistant Secretary of Defense (Systems Analysis). Mr. Odeen has chaired the National Defense Panel and was a member and former vice chairman of the Defense Science Board. He is a member of the Chief of Naval Operations Executive Panel, chairs the Henry M. Jackson Foundation, and is a Fellow of the National Academy of Public Administration. He is a director of QinetiQ North America.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has Audit, Compensation and Management Development, Nominating and Corporate Governance, Finance and Compliance, Public Issues and Policy Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the Annual Meeting. Each of the Audit, Compensation and Management Development, Nominating and Corporate Governance and Compliance, Public Issues and Policy Committees is composed entirely of independent directors under Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules, as applicable. The membership of each committee is as follows, with the chairperson listed first:

Audit	Compensation and Management Development	Nominating and Corporate Governance	Finance	Compliance, Public Issues and Policy
Stephen E. Frank Lewis W. Coleman Victor H. Fazio Donald E. Felsinger Richard B. Myers Aulana L. Peters	Lewis W. Coleman* Donald E. Felsinger Stephen E. Frank Phillip Frost Richard B. Myers	Victor H. Fazio Phillip Frost Richard B. Myers Aulana L. Peters	Kevin W. Sharer Lewis W. Coleman Phillip Frost Charles R. Larson Philip A. Odeen	Aulana L. Peters Victor H. Fazio Phillip Frost Charles R. Larson Philip A. Odeen

*	Mr. Coleman also serves as the Lead Independent Director.

Audit Committee

The Audit Committee meets periodically with management and with both the Company’s independent auditors and the Company’s internal auditor to review audit results and the adequacy of and compliance with the Company’s system of internal controls. In addition, the Audit Committee appoints or discharges the Company’s independent auditors, and reviews and approves auditing services and non-prohibited non-audit services to be provided by the independent auditors to evaluate the impact of undertaking such added services on the independence of the auditors. The responsibilities of the Audit Committee are more fully described in the Audit Committee Report on page 23 and the Audit Committee Charter, which can be found on the Company’s website (www.northropgrumman.com) and is available in print to any stockholder who requests it. The Board of Directors has determined that all members of the Audit Committee are independent and financially literate. Further, the Board has determined that Mr. Coleman, Mr. Felsinger, Mr. Frank, and Ms. Peters possess accounting or related financial management expertise within the meaning of the NYSE listing standards and that each qualifies as an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee held ten meetings in 2007.

Compensation and Management Development Committee

The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) administers the Company’s executive compensation and benefit programs and oversees the management development and succession process. The Compensation Committee oversees all compensation and benefit programs and actions that affect the Named Executive Officers as well as all other elected officers of the Company. The Compensation Committee also provides strategic direction for the Company’s total rewards compensation and benefits structure and reviews CEO and senior executive succession plans.

The Compensation Committee recognizes the importance of a continuous review of the programs, policies and procedures to capitalize on industry “best practices”. Every year the Committee performs a self-evaluation to identify methodologies for improving future programs and processes.

Actions the Compensation Committee has taken over the past 12 months include:

•	Continued its practice of holding executive sessions (without Company management present) at every Committee meeting

•	Continued to utilize the services of its independent compensation consultant, Frederic W. Cook & Co., Inc., to advise the Committee directly on executive compensation and benefits issues

•	Utilized annual reviews of detailed compensation and benefit tally sheets for all Elected Officers

•

Continued with the CEO annual incentive structure to further enhance a direct link between shareholder value and the CEO’s annual incentive based on the Company’s financial performance compared to its peers

•	Utilized goal criteria in both the annual and long-term incentive programs that reinforce the link between incentives and shareholder value

•	Conducted annual review of stock ownership guidelines for elected officers

•	Continued oversight of the management development succession planning process

The Compensation Committee’s Charter reflects the responsibilities of the Committee and its oversight of the various executive compensation programs. This charter allows the Committee to delegate its authority to a subcommittee, and the Committee may also delegate authority to the CEO to grant equity awards to Company employees who are not elected officers. The Compensation Committee and the Board review this Charter on an annual basis and modify it as needed. The Charter can be found on the Company’s website

(www.northropgrumman.com) and is available in print to any stockholder who requests it. The Compensation Committee’s regularly scheduled meetings typically last several hours, and all members actively engage in the review of matters presented. The Compensation Committee held nine meetings in 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee employs a third party search firm to assist it in identifying and evaluating candidates for director. The search firm regularly evaluates and presents possible candidates to the Nominating and Corporate Governance Committee. The Committee also receives suggestions for director candidates from Board members. The Committee then reviews candidates to serve as directors, consistent with criteria approved by the Board, and recommends to the Board of Directors nominees for election. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest or other consideration that might prevent service on the Board of Directors. Each candidate must be willing to submit to the background check necessary for obtaining a top secret clearance, which is a requirement for continued Board membership. In evaluating candidates, the Committee also considers the integrity and reputation of the individual as well as the particular skills and experience most beneficial to the Board at that time. In making its selection, the Committee bears in mind that the foremost responsibility of a Northrop Grumman director is to represent the interests of the stockholders as a whole.

The Committee will consider nominees recommended by stockholders if such nominations have been submitted in writing, accompanied both by a description of the proposed nominee’s qualifications and an indication of the consent of the proposed nominee and relevant biographical information. The recommendation should be addressed to the Nominating and Corporate Governance Committee in care of the Secretary of the Company. The Company will evaluate candidates recommended by stockholders in the same manner as candidates identified by the Committee. The Company has not had any director candidates put forward by a stockholder or group of stockholders who beneficially owned more than five percent of the Company’s stock for at least one year.

The Committee reviews and recommends to the Board the compensation of directors. During 2007, Hewitt Associates, an outside compensation consultant, assisted the Company by providing market data on director pay at other companies.

The Committee also reviews and recommends action to the Board of Directors on matters concerning transactions with related persons and matters involving corporate governance in general, oversees the evaluation of the Board and makes recommendations to the Board of Directors for action. The responsibilities of the Nominating and Corporate Governance Committee are more fully described in the Committee Charter which can be found on the Company’s website (www.northropgrumman.com) and is available in print to any stockholder who requests it. The Nominating and Corporate Governance Committee held five meetings in 2007.

Finance Committee

The Finance Committee considers and makes recommendations for final action by the Board on capital structure and capital allocation, including acquisitions, mergers or divestitures of an unusual or material nature. As part of its capital structure responsibilities, the Finance Committee reviews and makes recommendations concerning proposed dividend actions and issuance or redemption of debt or equity securities. In addition, the Finance Committee reviews the investment performance of the employee benefit plans, capital asset requirements and the Company’s insurance risk management program. The Finance Committee held five meetings in 2007.

Compliance, Public Issues and Policy Committee

The Committee reviews and monitors the Company’s policies and programs for ethics and business conduct, equal opportunity and diversity plans and programs, and environmental, health and safety policies and procedures. The Compliance, Public Issues and Policy Committee reviews and monitors the Northrop Grumman Employees Political Action Committee and makes policy and budget recommendations to the Board on proposed charitable contributions and aid to higher education. This Committee also reviews and approves the Company’s policy for engaging the services of consultants and commission agents. The Compliance, Public Issues and Policy Committee held six meetings in 2007.

Board and Committee Meetings and Annual Meeting Attendance

During 2007, the Board held 15 meetings and the committees described above held 35 meetings. Each director attended at least 84% of the total number of board and committee meetings he or she was eligible to attend. Board members are expected to attend the Annual Meeting of Stockholders except where the failure to attend is due to unavoidable circumstances. All members of the Board of Directors attended the 2007 Annual Meeting.

DIRECTOR COMPENSATION

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John T. Chain*	105,000			105,000
Lewis W. Coleman	123,750	100,000	15,927	239,677
Victor H. Fazio	116,250	100,000	11,500	227,750
Donald E. Felsinger	110,000	100,000		210,000
Stephen E. Frank	120,000	100,000	12,312	232,312
Phillip Frost	100,000	100,000		200,000
Charles R. Larson	100,000	100,000		200,000
Richard B. Myers	110,000	100,000		210,000
Philip A. Odeen	100,000	100,000		200,000
Aulana L. Peters	115,625	100,000	15,214	230,839
Kevin W. Sharer	103,125	100,000		203,125

*	Retired effective May 16, 2007.

(1)	Non-Employee directors earn an annual retainer of $200,000, 50% of which must be deferred into a stock unit account pursuant to the 1993 Stock Plan for Non-Employee Directors, as amended (the “1993 Directors Plan”), as described more fully below. Certain directors elected to have the entire retainer deferred into a stock unit account. The other annual retainers are paid in cash as follows:

Type of Retainer	Amount
Audit Committee Retainer	$10,000
Audit Committee Chair Retainer	$20,000
Compensation Chair Retainer	$10,000
Nominating Chair Retainer	$10,000
Other Committee Chair Retainer	$7,500
Lead Director Retainer	$25,000

(2)	Represents the target value of stock units awarded to each non-employee director in 2007 under the 1993 Directors Plan. The amount reported in the Stock Awards column for each director reflects the estimated compensation cost for each director. Directors are granted stock award units equal to the target compensation amount divided by the average month end stock price for the Company’s common stock as reported on the NYSE over the preceding twelve months. In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment, actual compensation expense is recorded based on the number of stock award units granted times the Fair Market Value of the underlying Northrop Grumman Common Stock on the date of grant, and this amount may differ slightly from the target compensation amount. As of December 31, 2007, the non-employee directors had the following aggregate number of deferred stock units accumulated in their deferral accounts for all years of service as a director, from deferrals of stock units including additional stock units credited as a result of dividend equivalents earned on the stock units. General Chain received 4,345 shares (the total amount held for him in his stock unit account) on June 27, 2007 following his retirement from the Board of Directors.

Name	Mandatory Deferral	Additional Voluntary Deferral	Total
Lewis W. Coleman	4,177	6,976	11,153
Victor H. Fazio	4,177	7,548	11,725
Donald E. Felsinger	1,402		1,402
Stephen E. Frank	3,535		3,535
Phillip Frost	4,156	3,084	7,240
Charles R. Larson	4,177	383	4,560
Richard B. Myers	2,765		2,765
Philip A. Odeen	4,177		4,177
Aulana L. Peters	4,177	1,755	5,932
Kevin W. Sharer	4,177	5,316	9,493

(3)	The amounts reported in the “All Other Compensation” column represent amounts the directors were reimbursed for spouse travel in connection with accompanying the director on business-related travel. All the directors’ spouses were reimbursed in connection with accompanying the director on business-related travel but only those amounts listed reached the level required for disclosure.

Directors are reimbursed for all reasonable expenses in attending the Board and Committee meetings. Directors who are employees of the Company do not receive any compensation for their service as directors.

Pursuant to the 1993 Directors Plan, 50% of the retainer earned by each director is paid in shares of Common Stock. In addition, each director may defer payment of all or a portion of his or her remaining board retainer fee. The deferred compensation is placed in a stock unit account until the conclusion of the director’s board service and all deferral elections must be made prior to the beginning of the year for which the retainer and fees will be paid. Directors are credited with dividend equivalents in connection with the shares of Common Stock which are also paid out upon termination of board service.

The 1995 Stock Plan for Non-Employee Directors, as amended (the “1995 Directors Plan”), provided for the annual grant of options to each non-employee director to purchase shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date. Since June 2005, no new grants have been issued pursuant to this Plan. The options currently outstanding are all exercisable and have a term of ten years from the date of grant. If the individual ceases to serve as a director, the options continue to be exercisable for the lesser of five years or the expiration of the original term of the options. If termination is for cause, the options terminate when the director ceases to serve.

Under the Northrop Grumman Non-Employee Directors Equity Participation Plan (the “Equity Plan”), outside directors had an amount equal to 50% of their annual retainer credited to an equity participation account and converted into stock units based on the then fair market value of the Common Stock. Effective May 2005, no new annual accruals are credited to the Equity Plan and no new participants will be added.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Admiral Larson’s son-in-law, Laurence C. Datko, was hired by the Company at its Electronic Systems sector as a Program Manager in 2004 following a 20 year military career. Mr. Datko was paid $121,191 in 2007. Mr. Datko is an adult who does not live in the same household as Admiral Larson. He is compensated according to standard Company practices and is not an executive officer. The Board of Directors reviewed the circumstances surrounding the employment of Mr. Datko and determined that Admiral Larson does not have any direct or indirect material interest in the employment relationship of his son-in-law. The Board does not consider this transaction to be a “material relationship” with the Company that would preclude a finding of independence under NYSE rules.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors approved a written policy for the review, approval or ratification of related person transactions. Under the policy, related person transactions include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) proposed between the Company (including any subsidiary and any entity in which the Company or any subsidiary has a 50% or greater interest in voting power or profits) and any related person. The Nominating and Corporate Governance Committee is responsible for reviewing these transactions and may take into consideration, among other things, the materiality of the proposed transaction, the actual or perceived conflict of interest between the Company and the related person, the Company’s Principles of Corporate Governance and Code of Ethics and the best interests of the Company and its stockholders. After review, if the Nominating and Corporate Governance Committee concludes that the proposed transaction is in, or is not opposed to, the best interests of the Company and its stockholders, it may recommend the transaction to the Board for approval. If the Nominating and Corporate Governance Committee does not recommend the transaction to the Board, or the Board does not approve a transaction, the proposed transaction will not be pursued.

DIRECTOR INDEPENDENCE

The Board of Directors is currently composed of eleven directors and the Board has determined that ten (all but the CEO) meet the NYSE definition of independence. The Board annually determines the independence of directors based on a review by the directors and the Nominating and Corporate Governance Committee. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the NYSE listing guidelines. The standards relied upon by the Board in affirmatively determining whether a director is independent are comprised, in part, of those objective standards set forth in the NYSE rules, which generally provide that

•

A director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of the Company, would not be independent until three years after the end of such relationship.

•

A director who receives, or whose immediate family member receives as an executive officer of the Company, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) would not be independent until three years after ceasing to receive such amount.

•

A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company would not be independent until three years after the end of the affiliation or the employment or auditing relationship.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee would not be independent until three years after the end of such service or employment relationship.

•

A director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until three years after falling below such threshold.

In addition to these NYSE standards, the Board adopted the following categorical standards:

A director may be deemed not to have a material relationship with the Company if he or she:

•

Has not within the prior three years been a director, executive officer or trustee of a charitable organization that received annual contributions from the Company exceeding the greater of $1 million, or 2% of the charitable organization’s annual gross revenues, where the gifts were not normal matching charitable gifts, did not go through normal corporate charitable donation approval processes or were made “on behalf of” a Company director;

•	Has not within the prior three years been employed by, a partner in or otherwise affiliated with any law firm or investment bank retained by the Company;

•

Has not within the prior three years owned, and has no immediate family member who owned, either directly or indirectly as a partner, stockholder or officer of another company, more than 5% of the equity of an organization that has a business relationship with (including significant purchasers of goods or services), or more than 5% ownership interest in, the Company.

In February 2008, the directors and the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about the relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors. The Nominating and Corporate Governance Committee determined that the ten non-employee directors are independent, and that the members of the Audit, Compensation and Management Development, and the Nominating and Corporate Governance Committees also meet the independence tests of the NYSE. The Nominating and Corporate Governance Committee reported its conclusion to the Board, and the Board then considered each director individually and determined that none of the ten non-employee directors has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the Company that would compromise his or her independence.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Admiral Larson, the Board considered the relationship described under Transactions with Related Persons, Promoters and Certain Control Persons, which it determined was immaterial to Admiral Larson’s independence. It also considered that Mr. Felsinger, Mr. Frank, Dr. Frost, Admiral Larson, General Myers and Mr. Sharer serve as members of the boards of charitable and other non-profit organizations to which the Company has made contributions in the usual course of the Company’s charitable contributions program. In all cases the annual contribution by the Company was less than $225,000 and below 2% of the organization’s annual gross revenue. In addition, Mr. Sharer’s daughter is employed by the Company in a non-executive position, and her compensation is below the threshold required for disclosure by the SEC and was considered by the Board to be immaterial to Mr. Sharer’s independence.

The Board of Directors, in applying the standards described and considering the facts listed above concerning certain of the directors, has affirmatively determined that the following directors, which constitute more than a majority of the Company’s directors, meet the independence requirements of the NYSE as well as the additional categorical standards adopted by the Board and thus are independent:

Lewis W. Coleman

Victor H. Fazio

Donald E. Felsinger

Stephen E. Frank

Phillip Frost

Charles R. Larson

Richard B. Myers

Philip A. Odeen

Aulana L. Peters

Kevin W. Sharer

Prior to Admiral Fargo’s nomination to stand for election to the Board, the Board of Directors performed the same review as it performed on the current directors and determined that Admiral Fargo meets the independence requirements of the NYSE as well as the additional categorical standards adopted by the Board and thus is independent.

GOVERNANCE OF THE COMPANY

Principles Of Corporate Governance

The primary responsibility of the Board of Directors is to foster the long-term success of Northrop Grumman, consistent with representing the interests of the stockholders. In accordance with this philosophy, the Board of Directors has adopted Principles of Corporate Governance that reinforce the Company’s values by promoting responsible business practices and good corporate citizenship. The Board of Directors reviews these principles on an annual basis to determine whether they can be improved upon or if they should be modified in response to changed circumstances. The Company’s Principles of Corporate Governance can be found in their entirety on the Company’s website (www.northropgrumman.com) and are available in print to any stockholder who requests them. Over the years, the Board of Directors has modified these principles, and will continue to do so if the directors believe that changes to these principles will advance the best interests of the stockholders.

Board and Committee Composition of Independent Directors

It is the objective of the Board of Directors that at least seventy five percent (75%) of the members shall be “Independent Directors”, with each meeting the independence requirements of the NYSE and the Company’s categorical standards as discussed under “Director Independence” above.

The following Committees are always composed of only Independent Directors:

•	Audit

•	Nominating and Corporate Governance

•	Compliance, Public Issues and Policy

•	Compensation and Management Development

The Independent Directors have designated from among them a Lead Independent Director. The role of the Lead Independent Director is to:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the Independent Directors

•	Serve as liaison between the Chairman and the Independent Directors

•	Advise on the quality, quantity and timeliness of the information sent to the Board

•	Provide the Chairman with input as to the preparation of the agendas of the Board and Committee meetings

•	Advise the Chairman on the appropriate schedule of Board meetings to assure that there is sufficient time for discussion of all agenda items

•	Have the authority to call meetings of the Independent Directors

•	Interview, along with the Chairman and the Chair of the Nominating and Corporate Governance Committee, all Board candidates and make recommendations to the Committee and the Board

•	If requested by major stockholders, ensure that he or she is available for consultation and direct communication.

The designation of a Lead Independent Director is not intended to inhibit communication among the directors or between any of them and the Chairman. Accordingly, other directors are encouraged to continue to communicate freely among themselves and directly with the Chairman. Additionally, any director can ask for an item to be added to the agenda for any Board or Committee meeting. Mr. Coleman currently serves as the Lead Independent Director.

Board and Committee Membership

In accordance with the Company’s Bylaws, if none of the Company stockholders provides the Company notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if the stockholders have withdrawn all such nominations by the tenth day before the Company mails its Notice of Annual Meeting to the stockholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board shall nominate for election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected as director, resignations that will be effective upon (i) the failure to receive the required vote at any future meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Principle. A resignation tendered in accordance with this paragraph must provide that it may not be withdrawn unless the Board eliminates this Principle on majority voting in director elections.

If an incumbent director fails to receive the required vote for re-election, the Nominating and Corporate Governance Committee will consider whether the Board should accept the director’s resignation and will submit a recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Board will also request that all directors who are not considered “Independent Directors” pursuant to these Principles abstain from participating in the decision regarding the resignation unless the Board determines that the participation of one or more of such directors is necessary under the circumstances. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a resignation, including, without limitation, any harm to the Company that may result from accepting the resignation, the underlying reasons for the vote against the director, and whether action in lieu of accepting the resignation would address the underlying reasons for such votes against the director.

The Board will decide whether to accept or reject a resignation within 90 days following certification of the election results by the inspector of elections, unless the Board determines that compelling circumstances require that the Board take additional time to consider the resignation. The Company will disclose the Board’s decision (including, if applicable, the reasons for rejecting a resignation) in a periodic or current report that will be filed with the Securities and Exchange Commission within four business days of such decision.

The Board of Directors, with recommendations from the Nominating and Corporate Governance Committee, appoints the members and chair of the committees. These appointments are based on an analysis of the skills, experience and other qualities of each individual director in relation to the requirements of the particular committee. Committee membership is reviewed annually and members are rotated as appropriate.

All new directors receive an orientation, which is individually designed for each director taking into account his or her experience, background, education, and committee assignments. This orientation includes one-on-one meetings with senior management and extensive written materials on the Company and its various products and operations.

The Company has a retirement policy whereby directors will retire at the annual meeting following his or her 72nd birthday.

Directors should not serve on more than four other boards of publicly traded companies in addition to the Company’s Board without the approval of the Chairman of the Nominating and Corporate Governance Committee. A director who is a full time employee of the Company may not serve on the board of more than two other public companies unless approved by the Board. Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee prior to accepting an invitation to serve on another board.

When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

Board Meetings and Executive Sessions

On an annual basis, the Board of Directors holds an extended meeting to review the Company’s long-term strategy for each of its businesses, as well as for the Company as a whole.

The Board holds its meetings at other Company locations on a regular basis to provide the directors with in-depth review of the business at that location, a first-hand view of the operations and an opportunity for the Board members to interact with management at the facility.

The Board, with no members of management present, meets in executive session following each in-person Board meeting and on other occasions as needed. The Lead Independent Director presides over the executive sessions. The Audit Committee meets in executive session with the independent auditors and with the general auditor regularly. The Compensation Committee also meets in executive session on a regular basis. All other committees are given the opportunity to meet without management present as they deem necessary.

The Chairman, in consultation with the Lead Independent Director and committee chairpersons, will establish the agenda for each Board meeting. Any other member of the Board is free to suggest the addition of any other item(s). The chairpersons of the committees will coordinate committee meeting agendas with appropriate members of management. Other committee members are free to suggest additional agenda items.

Directors’ Common Stock Ownership and Compensation

To encourage directors to have a direct and material cash investment in shares of common stock of the Company, the Board adopted stock ownership guidelines, which requires directors who are not employees to defer at least 50 percent of their annual retainer into Company stock to be placed in a stock unit account. The deferred stock is distributed to the director upon termination of his or her service on the Board.

The Nominating and Corporate Governance Committee reviews and recommends to the Board non-employee director compensation. The Committee consults with outside advisors to ensure that the form and amount are appropriate for attracting quality individuals to serve on the Board.

Evaluation and Succession Planning

Every year the Board of Directors conducts an assessment of its performance and at the conclusion of the evaluation process discusses its results. The Board will also conduct performance evaluations of each individual director on a regular basis.

Senior members of management are invited to make presentations to the Board or committees to provide management insight into items being discussed by the Board or committees and to bring managers with high potential into contact with the Board. In addition, Board members have free access to all other members of management and employees of the Company.

The Board of Directors believes that ensuring continuity of leadership is critical to the success of the Company. Therefore, processes are in place to:

•	Annually evaluate the CEO based on a specific set of performance objectives;

•

Annually provide the Compensation and Management Development Committee with an assessment of persons considered potential successors to certain management positions. The results of these reviews are reported to and discussed with the Board; and

•	Ensure continuity of top leadership, including CEO succession.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation and Management Development Committee are listed previously in the section “Committees of the Board of Directors.” No members of the Compensation and Management Development Committee were officers or employees of Northrop Grumman or any of its subsidiaries during 2007, were formerly Northrop Grumman officers or had any relationship otherwise requiring disclosure.

CERTAIN INDEMNIFICATION AGREEMENTS

The Company has entered into Indemnification Agreements with each of the directors and executive officers. Under the Indemnification Agreements, the Company has agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by the Delaware General Corporation Law and against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee is or was a director or officer of the Company or any other entity at the Company’s request, provided however, that the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The indemnity does not cover liability if a court determines such indemnification is not lawful. In addition, the Company’s bylaws provide indemnification to the officers and directors to essentially the same extent as provided in the indemnification agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Northrop Grumman’s directors and certain officers, and persons who own more than ten percent of a registered class of Northrop Grumman’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the

NYSE. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish Northrop Grumman with copies of all Forms 3, 4 and 5 they file.

Northrop Grumman believes that all its officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements during the fiscal year ended December 31, 2007. This is based on Northrop Grumman’s review of copies of Forms 3, 4 and 5 it has received and of written representations from certain persons that they were not required to file a Form 5.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with any of the Company’s directors, the Independent Directors as a group or the full Board as a group by writing to them at:

Northrop Grumman Corporation

c/o Secretary of the Corporation

1840 Century Park East

Los Angeles, California 90067

The Secretary will forward the communication to the director to whom it is addressed or to the Lead Independent Director if addressed to the Board of Directors.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee of the Board of Directors to establish procedures to receive employees’ confidential or anonymous concerns regarding questionable accounting or auditing matters. Any employee with a concern about a financial accounting or auditing matter can write directly to:

Chair, Audit Committee

Northrop Grumman Board of Directors

c/o Corporate Ethics Office

1840 Century Park East

Los Angeles, CA 90067

Mail will be delivered unopened to the Chair of the Audit Committee.

CODE OF ETHICS

A copy of the Company’s Standards of Business Conduct, which applies to the Board of Directors, the Chief Executive Officer, Chief Financial Officer and all Company employees, can be found on the Company’s website (www.northropgrumman.com). A copy of the Company’s Code of Ethics is available to any stockholder who requests it by writing to:

Northrop Grumman Corporation

c/o Secretary of the Corporation

1840 Century Park East

Los Angeles, California 90067

The Company will disclose amendments to provisions of the Code of Ethics by posting such amendments on its website. In addition, any waivers of the Code for directors or executive officers of the Company will be disclosed in a report on Form 8-K.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors (Board), the Audit Committee of the Board assists the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by Northrop Grumman to the shareholders and the Securities and Exchange Commission (SEC), Northrop Grumman’s internal control structure, Northrop Grumman’s internal and external audit process, Northrop Grumman’s risk management process, and other matters relating to Northrop Grumman’s accounting and financial reporting process. The Audit Committee discussed with the company’s senior management and the independent auditors the process used for certifications by the company’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC and the Sarbanes-Oxley Act of 2002 for certain of the company’s filings with the SEC.

In connection with the financial statements for Northrop Grumman as of and for the year ended December 31, 2007, the Audit Committee discussed with Northrop Grumman’s Chief Executive Officer, Chief Financial Officer and Deloitte & Touche LLP (“Deloitte”), Northrop Grumman’s independent auditors, the financial information contained in each quarterly earnings and annual earnings announcement prior to its release. The Audit Committee also reviewed the SEC Form 10-Q for each quarter of 2007 prior to filing with the SEC as well as the SEC Form 10-K for the year ended December 31, 2007 prior to filing with the SEC.

The Audit Committee met in executive session at each in person meeting. During these sessions, the Audit Committee met privately with Deloitte, the internal auditors, and management, each of whom has unrestricted access to the Audit Committee.

In discharging its oversight responsibility for the audit process, the Audit Committee received a letter from Deloitte regarding the firm’s independence as required under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, the Audit Committee discussed Deloitte’s independence from Northrop Grumman and its management, and considered whether the providing of non-audit services was compatible with maintaining Deloitte’s independence. The Audit Committee reviewed the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee also reviewed with both the internal auditor and Deloitte their respective audit plans, audit scope and identification of audit areas of emphasis.

The Audit Committee discussed and reviewed with Deloitte communications required under applicable professional auditing standards and regulations and, with and without management present, discussed and reviewed the results of Deloitte’s examination of the financial statements, along with the results of internal auditors’ examinations.

The Audit Committee conducted an assessment of its performance and discussed the results. As a part of its performance assessment, the Audit Committee reviewed its charter and, after appropriate review and discussion, reaffirmed the Audit Committee Charter on December 19, 2007. The Audit Committee also confirmed it performed all the requirements of its charter. This charter can be found on the Company’s website (www.northropgrumman.com) and is available in print to any shareholder who requests it.

The Audit Committee reviewed and discussed the audits of the financial statements and internal control over financial reporting of Northrop Grumman as of and for the year ended December 31, 2007, with management and Deloitte. The Audit Committee discussed with management, the internal auditors and Deloitte the quality of Northrop Grumman’s internal control over financial reporting, and whether such controls were effective.

Management has responsibility for Northrop Grumman’s financial statements and the overall reporting process, including evaluating the effectiveness of disclosure controls and procedures, and evaluating the effectiveness of internal control over financial reporting.

Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether these financial statements fairly present the financial position, results of operations, and cash flows of Northrop Grumman in conformity with generally accepted accounting principles, and discuss with the Audit Committee any issues they believe should be raised.

Based upon the Audit Committee’s review and discussions with management and Deloitte described in this report, the Audit Committee recommended to the Board of Directors that Northrop Grumman’s Annual Report on Form 10-K for the year ended December 31, 2007 include the audited financial statements for 2007. The Audit Committee also reappointed Deloitte to serve as independent auditors for 2008, and requested such appointment be submitted to the Stockholders for ratification at their Annual Meeting.

Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission.

AUDIT COMMITTEE

STEPHEN E. FRANK, CHAIRMAN

LEWIS W. COLEMAN

VICTOR H. FAZIO

DONALD E. FELSINGER

RICHARD B. MYERS

AULANA L. PETERS

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. The Board has approved that recommendation.

THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

LEWIS W. COLEMAN, CHAIRMAN

DONALD E. FELSINGER

STEPHEN E. FRANK

PHILLIP FROST

RICHARD B. MYERS

Compensation Discussion and Analysis (CD&A)

This Compensation Discussion and Analysis is presented in two sections. Section I describes the Company’s compensation philosophy and how decisions are made regarding the compensation for the Named Executive Officers (“NEOs”) whose compensation appears in the tables following this analysis. Section II provides more details on the Company’s main compensation elements for NEOs—salary, annual incentive (or bonus), long-term incentive, and other benefits and perquisites.

Overview

The Compensation and Management Development Committee of the Board of Directors (“the Committee”) oversees Management’s administration of the Company’s executive compensation and benefit programs. The Committee is comprised of exclusively independent directors and oversees all compensation and benefit programs and actions that affect the NEOs as well as all other Elected Officers of the Company. The Committee also provides strategic direction for the Company’s total compensation and benefits structure and reviews CEO and senior executive succession plans. For 2007 the CD&A includes disclosure of compensation for six NEOs. During the first part of 2007, Wesley G. Bush was the Chief Financial Officer. James F. Palmer was hired on March 12th and replaced Mr. Bush as Chief Financial Officer for the remainder of the year. Therefore, six NEOs have been included per SEC requirements.

SECTION I

Compensation Philosophy

The Company’s executive compensation program is designed to promote recruitment and retention of key employees with exceptional ability and to motivate performance critical to the long-term success of the Company. The various programs provide a direct link between pay and performance. The Company and the Committee believe that compensation and benefit programs offered to executives should link strongly with the creation of shareholder value.

The basis of the Company’s philosophy is that successful accomplishment of business goals in both annual operating performance and improved stockholder value should produce significant individual rewards, and that failure to attain business goals should negatively affect executives’ pay.

To maintain a focus on long-term shareholder value creation, variable compensation programs comprise a substantial portion of the total compensation package for the NEOs. 90% of the CEO’s annual compensation (base salary and annual and long-term incentive plans) and 75% of the annual compensation for the other NEOs is at risk and dependent on Company and individual performance. The programs for the NEOs contain a greater degree of pay at risk than the pay programs of the other officers and employees of the Company.

To meet its recruitment and retention goals, the Company, with the approval of the Committee, targets salaries and incentive opportunities at competitive median levels of the Company’s peers, based on the best-available market data. Benefits and other perquisites offered to executives are also designed to be competitive with programs offered by the Company’s peers.

During the February 2008 Compensation Committee meeting, the following compensation principles were formalized and were considered in the development of the 2008 compensation programs.

•

Compensation programs will be directly aligned with and reinforce shareholder interests, and accordingly must be performance based, transparent, defensible, and designed to provide pay commensurate with Company results. Compensation will motivate and reward NEOs for delivering operational and strategic performance to maximize shareholder value and demonstrating the Company’s values, behaviors, and leadership competencies.

•

Compensation must be competitive within the market to attract and retain key talent that will drive the desired business results. The market peer group used to assess competitive pay levels will consist of similarly situated companies in terms of industry, size, and complexity. The peer group will be recommended by the Company and approved by the Committee.

•

A significant part of compensation will be pay at risk. The appropriate level of stock based vehicles linked to increasing stock price and shareholder value will be delivered through the long-term incentive plan.

•

Compensation will be disclosed and explained in a transparent understandable manner. Clear and concise goals will be established to enable clear assessment of performance by the Committee and by shareholders through the Compensation Discussion & Analysis (CD&A).

•

Compensation programs will be consistent with financial objectives relative to our business conditions. Alignment to peer companies will be considered when developing programs and goals; however, measures oriented to strongly improving the Company’s own business results will be the predominant factor.

•

To promote alignment of management and stockholder interests, all officers are expected to meet stock ownership guidelines in the following denominations of base salary: CEO, 7x; President, 5x; and all other officers reporting directly to the CEO, 3x. The Compensation Committee will monitor attainment of the ownership guidelines on an annual basis.

•

The NEO compensation strategy will be consistent in philosophy with the compensation approach for all incentive plan participants to ensure proper alignment, accountability, and line of sight regarding commitments and priorities.

Independent Consultant

The Committee relies on Frederick W. Cook & Co. in the process of determining the levels and structure of executive compensation. The Committee also utilizes competitive salary data provided by Hewitt Associates to Frederick W. Cook & Co.

George B. Paulin, CEO of Frederic W. Cook & Co., Inc., was hired as an independent consultant by the Committee in 2006 and reports directly to the Committee. His role is to provide an independent review of market data and to advise the Committee directly on all compensation matters for elected officers and the CEO, including executive compensation program design and amounts. As the independent consultant, Mr. Paulin provides information and recommendations directly to the Committee for the elected officers and CEO, but does not approve any compensation actions. The Committee and the independent directors of the Board retain the authority to make final approval on compensation actions for the CEO and the elected officers. Mr. Paulin’s role includes: advising the Committee on management proposals as requested; serving as a resource to the Committee Chair on setting agenda items for Committee meetings and undertaking special projects; reviewing the Company’s total compensation philosophy, peer groups and target competitive positioning for reasonableness and appropriateness; identifying market trends or practices; and providing pro-active counsel to the Committee on best practices for Board governance of executive compensation as well as areas of concern or risk in the Company’s executive compensation programs. Mr. Paulin’s firm does not receive any fees or income from the Company other than for the services provided to the Committee, and it does not perform work on behalf of Management. In addition, during its tenure as an independent consultant to the Committee, this firm shall not provide any services to the Company other than the services provided to the Committee.

Hewitt Associates is retained by the Company to provide competitive market data on positions at all levels. Hewitt also provides this data to Mr. Paulin on behalf of the Committee on an annual basis. The Committee utilizes this market information when compensation decisions are determined for NEOs. Hewitt does not determine compensation amounts or provide compensation recommendations to the Committee for NEOs, other elected officers or the CEO.

Role of Management

Throughout the year, the Company’s CEO and other members of management provide recommendations to the Committee for their review and approval. These recommendations include all compensation actions for the elected officers as well as participation in the Company’s various executive benefit and perquisite programs. The CEO reviews all compensation actions for the other elected officers and then makes a recommendation to the Committee for their review and approval. The CEO’s recommendation takes into account the leadership, performance, skills and industry knowledge of the other elected officers. Management provides the Committee historical and prospective breakdowns of the total compensation components for each executive officer. The Committee evaluates all compensation actions for the CEO and the executive officers with input from its independent compensation consultant Frederic W. Cook & Co. The Committee approves all compensation actions taken with respect to elected officers. The independent directors of the Board ratify the CEO’s salary and bonus. While the CEO provides the Committee a self-assessment of his performance for the year as input to the Committee’s decision making process, the CEO does not make a compensation recommendation to the Committee for himself.

Management also provides recommendations to the Committee regarding all executive plan designs and strategies. These recommendations include financial goals and criteria for the Company’s annual and long-term incentive plans. Management provides its recommendations based on information gathered from consultants and the market as well as from internal resources, allowing designs and strategies to be tied directly to the needs of the Company’s businesses.

Benchmarking

The Company determined that to attract and retain key executives, base salary, target annual incentive awards and target long-term incentive award values and benefits should in the aggregate at least approximate the 50th percentile in the market. To establish “market” during 2007, the Company utilized and the Committee approved the use of two distinct peer groups that consist of (1) aerospace, defense, electronics and information systems companies approved by the Committee, and (2) general industry peer group of Fortune 100 companies (excluding financial institutions) that are available from Hewitt’s executive compensation surveys. The Committee’s independent consultant has reviewed the Company’s peer groups and the Committee has approved the list of peer companies and determined that these groups provide a reasonable and relevant comparison of market data. The aerospace, defense, electronics and information systems peer list consists of the following companies:

Aerospace, Defense, Electronics, and Information Systems Industry Peer Group for 2007

Company Name	Company Name
• Computer Sciences Corporation • General Dynamics Corporation • General Electric • Goodrich Corporation • Honeywell International, Inc. • IBM Corporation • Johnson Controls, Inc. • L-3 Communication	• Lockheed Martin Corporation • Motorola, Inc. • Parker Hannifin Corporation • Raytheon Company • Rockwell Collins • The Boeing Company • United Technologies Corporation

To evaluate competitive pay levels in the marketplace, both the Company and the Committee review data reported in the Hewitt surveys, including the 25th, 50th, and 75th percentile information. Where appropriate, the Committee also uses statistical analysis of this peer group to predict market pay levels based on revenue size. Statistical analysis is also used to view market data on a size-adjusted basis. In addition, there is an examination of proxy data taken from a subset of these companies for specific individuals.

The general industry peer group fluctuates from year to year based on the companies participating in Hewitt’s annual executive compensation survey. The peer group typically consists of approximately 50 Fortune 100 participants in the survey (43 companies in 2007). Peer group data is compiled from organizations of similar revenue size and employee population and then analyzed. The analysis includes a review of data as reported in the surveys (including the 25th, 50th, and 75th percentile information) and employs statistical analysis to assess market pay on an adjusted basis, as determined by revenue size. The following companies are included in this group for 2007:

General Industry Peer Group for 2007

Company Name	Company Name
3M Company	Ingram Micro, Inc.
Alcoa, Inc.	International Paper Company
Altria Group, Inc.	Johnson & Johnson
AmerisourceBergen Corporation	Johnson Controls, Inc.
AMR Corporation (American Airlines)	Lockheed Martin Corporation
Archer Daniels Midland Corporation	Lowe’s Companies, Inc.
AT&T, Inc. (formerly SBC Communications Inc.)	Medco Health Solutions, Inc.
Best Buy Company, Inc.	Merck & Company, Inc.
The Boeing Company	PepsiCo, Inc.
Caterpillar, Inc.	Pfizer, Inc.
Chevron Corporation	The Procter & Gamble Company
The Coca-Cola Company	Raytheon Company
Deere & Company	Sears Holding Company
Dell, Inc.	Target Corporation
The Dow Chemical Company	Time Warner, Inc.
E. I. du Pont de Nemours & Company	United Parcel Service of America, Inc.
FedEx Corporation	United Technologies Corporation
Ford Motor Company	Valero Energy Corporation
General Dynamics Corporation	Verizon Communications, Inc.
General Motors Corporation	Walgreen Company
The Home Depot, Inc.	Walt Disney Company
IBM Corporation

Total Compensation—Tally Sheets

The Company utilizes a review process that provides the Committee a total compensation and benefits perspective for each NEO. In conjunction with the Committee’s review of pay to market, the Committee is provided a set of tally sheets that captures a total compensation and benefits picture of each NEO to ensure that compensation decisions are made within a holistic framework.

The tally sheet provides a broad perspective that covers the normal annual compensation actions as well as an annualized value of the benefits and perquisites the executives receive. Thus, the value of nonqualified deferred compensation, outstanding equity awards, health and welfare benefits, pension benefits and perquisites is also considered.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code (“Code”) generally limits the annual tax deduction to $1 million per person for compensation paid to the Company’s CEO and the next three highest-paid NEOs. Qualifying performance-based compensation is not subject to the deduction limit. Awards under the Company’s

2002 Incentive Compensation Plan and the 2001 Long-Term Incentive Stock Plan are generally designed to qualify as performance-based compensation under this definition and to be fully deductible.

As noted above, compensation decisions are made, among other things, to ensure market competitive rates are maintained and retention of critical executives is achieved. Sometimes these decisions result in compensation amounts being non-deductible under Code Section 162(m). For example, since the CEO’s salary is above the $1,000,000 threshold, a portion of his salary and his perquisites are not deductible by the Company. In addition, grants of Restricted Stock Rights (RSRs) are not considered performance-based under Code Section 162(m) and, as such, may not be fully deductible by the Company.

SECTION II

2007 Elements of Compensation

As indicated above, compensation elements for the NEOs are designed to focus directly on shareholders’ interests while also attracting and retaining top talent with exceptional ability for key roles in a very competitive marketplace. Certain elements of compensation serve other important Company interests. For example, annual incentive pay is designed to motivate the NEOs to attain vital short-term Company goals. Long-term incentive pay in the form of equity awards vesting over a number of years aligns the NEOs’ interests with that of shareholders in long-term stock price appreciation. The main compensation elements for the NEOs (salary, annual incentive, long-term incentive, and other benefits and perquisites) are described in more detail below.

As noted above, it is the Company’s pay philosophy to target an approximate median level of total direct compensation opportunity and a median mix of total direct pay elements (e.g., base salary, target annual incentive awards and annualized target long-term incentive award opportunities) for target performance. Each executive position that can be compared to relevant peer company data is benchmarked to the relevant data. Executive positions that are unique to the Company and cannot be benchmarked to the market are compared internally based on their relative duties and responsibilities. Actual salaries may differ from our stated market positioning based on experience, sustained performance, growth in the job, and leadership ability. Actual annual incentive awards and long-term incentive award opportunities reflect these factors as well as company and business performance. In 2007, the actual total direct compensation levels for the NEOs are within the 25th and 75th percentiles of both peer groups noted above. For all NEOs, the weighted average variance to market for total direct compensation is 97% of the size-adjusted median of the Aerospace peer group and 111% of the General Industry Peer Group based on the market study provided to the Committee during the December 2007 meeting. Total direct compensation includes 2007 base salary, 2007 bonus earned in 2006 and the 2007 stock grant as compared to the Hewitt total compensation study for 2007.

In determining each element of compensation, the Company begins with an extensive analysis of prevalent pay at other companies (utilizing data from the two peer groups described previously) for each element of compensation and the detailed study is provided to the Committee. This allows the Committee to gain an understanding of the competitiveness of the Company’s programs, as well as where each executive’s pay is positioned relative to market. Once the Committee has determined the level and opportunity provided by the programs to be competitive, the Committee then reviews and approves the compensation levels for each NEO.

Salaries

Base salaries of the NEOs are targeted at a competitive market median on a job-by-job basis with individual variations explained by differences in each incumbent’s experience, skills and sustained performance. The Committee reviews the NEOs’ salaries on an annual basis or at the time of promotion or a substantial change in responsibilities, following the procedure described above for the CEO and other NEOs. The Committee approves salary amounts for elected officers, and the independent directors of the full Board ratify the salary for the CEO.

The last annual increase cycle was effective as of March 3, 2007, and salaries for the NEOs were adjusted as appropriate based on the above described criteria. The NEO salaries remained at those levels for the remainder of the year.

Annual Incentives

NEOs are eligible for incentive compensation annually under the Company’s shareholder-approved 2002 Incentive Compensation Plan. Within this plan, the Company determines and the Committee approves annual incentive compensation targets for each executive position that vary with market prevalence, individual job level, scope and overall influence on the Company’s business results. The target incentive award is determined as a percentage of each executive’s base salary and, after the year has ended, provides a final award amount that the Committee determines based on its assessment of individual and Company performance against its formal business goals. The Company and the Committee utilizes the following formula to assist in determining the final award for each NEO:

Final Award = Salary x Target % x Company Performance x Individual Performance

Within the above formula, the Company Performance factor can range from 0% to 200% and the Individual Performance factor can range from 0% to 150%. Three financial goals comprise the elements of Company performance and are discussed further under the goals section below. Final evaluation of each goal is based on operating performance achieved during the year.

The Committee reviewed annual incentive targets before the start of the 2007 performance year through an analysis of competitive targets for comparable positions in the peer companies. The bonus targets were established slightly below the median targets found in both sets of external peer companies. The intent of the targets is to provide a competitive level of compensation when the individual and the Company achieve performance objectives approved by the Committee. For 2007, the annual incentive award targets for the NEOs ranged from 70% to 130% of salary depending on the officer’s position.

2007 Incentive Targets

Name	Title	2007 Target Payout %	Payout Range % of Salary
Ronald D. Sugar	Chairman & Chief Executive Officer	130%	0% - 390%
Wesley G. Bush	President & Chief Operating Officer	90%	0% - 270%
James F. Palmer	Corporate VP & Chief Financial Officer	70%	0% - 210%
Scott J. Seymour	Corporate VP & President, Integrated Systems	70%	0% - 210%
Jerry B. Agee	Corporate VP & President, Mission Systems	70%	0% - 210%
James R. O’Neill	Corporate VP & President, Information Technology	70%	0% - 210%

The Committee approved the Plan that appropriates an amount (“Tentative Appropriated Incentive Compensation”) equal to 2 1/2% of the Company’s Economic Earnings for the performance year. “Economic Earnings” is defined as “income from continuing operations before federal and foreign income taxes and the cumulative effect of accounting changes and extraordinary items, less pension income (or plus pension expense) plus amortization and impairment of goodwill and other purchased intangibles, plus restructuring or similar charges to the extent they are separately disclosed in the annual report”. The plan provides that the maximum potential individual incentive compensation award for a performance year for an executive officer shall be limited to no more than thirty percent (30%) of the Tentative Appropriated Incentive Compensation for the CEO and seventeen and one-half percent (17.5%) for each of the other covered NEOs. Actual 2007 payouts were far less than these limits.

At the conclusion of each calendar year, an annual performance evaluation for each executive is conducted by the CEO and reviewed with the Committee. The NEO’s individual performance is determined based upon consideration of the following factors:

•	Financial performance

•	Strategic leadership and vision

•	Program execution/performance

•	Collaboration and integration across businesses

•	Customer relationships

•	Operating (supplemental) objectives

The Committee reviews all performance information as well as the comparison to market data and approves bonus amounts. As noted above, the Committee approves bonus amounts for elected officers, and the independent directors of the full Board ratify the bonus for the CEO. The Committee has full authority to make adjustments to the annual payout if it determines such adjustment is warranted. For example, in instances where Company performance has been impacted by unforeseen events (natural disasters, significant acquisitions or divestitures, etc.), the Committee has used discretion in the past to modify the final awards. Also in the past, the Committee has adjusted payouts downward even though targets were met when it determined circumstances existed that had a negative impact on the Company but were not reflected in the performance calculation. For the 2007 performance year, the Company did not recommend nor did the Committee implement any financial adjustments. In addition, the Company recommended and the Committee approved the discontinuance of financial adjustments to future annual incentive scores, except in extreme circumstances.

2007 Annual Incentive Goals

For the 2007 performance year, the CEO and management recommended performance measurement factors and weights to the Committee to evaluate the Company’s performance for the year. After deliberation, the Committee determined that the Company performance goals should focus on increasing sales, expanding the Company’s current operating margin in its business units and improving on the delivery of cash from operations. Each metric/goal is described below and shown with its relative weighting. Goals for target performance are based on achieving year-over-year improvements and are consistent with projected financial results contained in our company annual operating plan. Final evaluation of each goal is based on operating performance achieved during the year. The Committee reviewed and approved the criteria and weights below for measuring Company performance

•

Sales (30% weighting)—Goals are based on achieving desired year-over-year growth in organic sales. Evaluation of final organic sales performance excludes any sales resulting from Mergers & Acquisitions (M&A) transactions during the year. For 2007, the sales target was $31.45 billion; the actual organic sales totaled 31.64 billion which exceeded target.

•

Pension-Adjusted Operating Margin (30% weighting)—The Goals are based on achieving specific organic operating margin dollar amounts (adjusted for net Financial Accounting Standards/Cost Accounting Standards (FAS/CAS) pension expense) defined by improving year-over-year operating margin. Evaluation of final organic operating margin performance excludes any operating margin resulting from M&A transactions during the year. In 2007, the target payout required achievement of $2.73 billion of organic pension-adjusted operating margin; the actual operating margin of $2.84 billion exceeded the target.

•

Cash from Operations (30% weighting)—Goals are designed to reward the improved efficiency of converting earnings into cash, which is a key indicator of the quality of the Company’s earnings and management’s ability to generate operating cash. For 2007, target payout required achievement of $2.6 billion cash from operations. The final value of $2.89 billion exceeded the target.

•

Operational Goals for Sector Operating Units (10% weighting)—The operational goals are designed to maximize performance throughout the Company’s operating sectors. The average of all sector operational goals performance is used to provide the company level score. The goals are categorized into two groups: corporate-directed which provides linkage to company-wide objectives and sector-sponsored which provides linkage to specific sector operating improvement objectives. The CEO recommended and the Committee concurred with reducing the final score for the operational goals to target.

Operational Goals for Sector Operating Units	Target
Corporate Directed—Company wide objectives	15%
• Competitive Excellence
• Human Resource Diversity
• Intellectual Asset Management
• Capital Asset Expenditures

Sector Sponsored—Sector specific operational improvements	85%
• Customer Satisfaction
• Business Positioning
• Growth
• Process Improvement
• Retention and Workforce Development

TOTAL	100%

        Note: Company level score is an average of all sector level scores

A brief description of each operational goal is as follows:

Competitive Excellence

Demonstrate support for leadership team initiatives and decisions, capturing savings for ongoing initiatives, and demonstrated collaboration among the leadership team.

Human Resource Diversity

Establish and achieve goals for women and people of color in placements, promotions, and developmental opportunities.

Intellectual Asset Management

Support corporate initiatives to develop invention evaluation workflow process and management tracking systems.

Capital Asset Expenditures

Meet capital expenditure targets while achieving all business related requirements.

Customer Satisfaction

Achieve targeted customer satisfaction ratings on key programs that have the highest impact on sector operating plan success.

Business Positioning

Enhance competitive posture, develop discriminating capabilities, and develop and utilize new intellectual properties and business development activities to position for future new business opportunities.

Growth

Enhance the ability to capture new business opportunities; expand the existing business base beyond the current baseline plan; support and enhance new business pursuits; leverage cross-sector initiatives to achieve business objectives.

Process Improvement

Improve internal processes and procedures, financial performance metrics, and operation production and quality improvements, including a specific goal to support the ongoing recovery efforts at the shipyards as a result of Hurricane Katrina.

Retention and Workforce Development

Increase the ability to attract and retain key leaders and enhance career opportunities through learning and development.

2007 Annual Incentive Plan Assessment

The Company considered actual 2007 performance and results against the specific 2007 Company and individual goals. The Committee reviewed the level of achievement for each objective and approved the overall assessment for each NEO, based on recommendations from the CEO for positions other than his own. The actual incentive awards for the NEOs paid for 2007 performance were based on a Company performance factor of 155%, which reflected actual above-target financial performance and target operational goals performance. The resulting score and bonuses were significantly below the Tentative Appropriated Incentive Compensation maximum permitted under the plan.

The NEOs met or exceeded their individual performance targets which resulted in a payout at or above target. Individual performance goals included objectives such as financial performance relating to business and operating goals, program delivery and execution, and customer relations.

2007 CEO Annual Incentive Plan Goals

During 2007 the CEO presented, and the Committee approved, a set of individual performance criteria for the CEO to assist in evaluating his personal performance. The criteria established were a combination of both financial and non-financial metrics which the CEO and the Committee believed were critical to the short-term and long-term success of the Company. The criteria were also weighted accordingly as more emphasis was placed on Company financial metrics relative to peers when determining the CEO’s individual performance and his compensation. The framework strengthened the connection between the Company’s performance versus peers and the CEO’s actual payment and also provided focus on certain operational and strategic priorities. The Committee utilized these metrics when determining base salary, annual bonus, and the long-term incentive grant for the CEO. Below is a summary of the criteria:

•

Relative Financial Performance (20% weighting)—Raise the bar on financial performance versus peers for the specific financial measures of sales growth, margin expansion, EPS growth, cash conversion, and cash flow return on investment (CFROI).

•	Growth (20% weighting)—Capture key competitive wins and position for major future business opportunities; increase acquisitions and backlog.

•

Operational Excellence (20% weighting)—Provide support to national security and Global War On Terror (GWOT) initiatives’ maintain/improve performance on Watch List and other programs, lead competitive excellence initiatives, and proactively manage litigation.

•

Strategic Direction (20% weighting)—Refine strategic direction including shipbuilding’ capital structure and Mergers Acquisitions & Divestitures (MA&D) actions, human capital strategy and management succession.

•	External Relations (10% weighting)—Maintain Company’s reputation and effectiveness with all stakeholders, including Congress, Administrations, senior customers, communities and investors.

•	Board Leadership (10% weighting)—Provide effective governance and tone at the top; director succession planning.

2007 CEO Annual Incentive Plan Assessment

In addition to the above criteria and the Company’s financial performance against 2007 goals, the Committee considered other factors including, that under the CEO’s leadership, the Company:

•	Achieved all-time record sales, earnings, cash flow from operations, and backlog.

•	Met or exceeded all annual financial targets.

•	Strengthened balance sheet and garnered the highest credit rating in the company’s history.

•	Returned $1.7B to shareholders through share repurchases and dividends.

•	Achieved 18.5% total shareholder return—three times the S&P 500 average.

Based on the above, the Committee determined the CEO’s individual performance factor to be 100% for his bonus for 2007. The calculation resulted in a rounded bonus amount of $3,090,000 given the company score of 155%. In effect, the CEO’s annual incentive payout was based solely on the Company’s strong financials with no qualitative adjustment up or down for individual performance.

During the February 2007 meetings, the Committee determined a 5.2% increase in base salary to $1,525,000 and the elimination of certain perquisites. The Committee approved a long-term incentive award of 83,600 restricted performance stock rights (RPSRs) and 254,000 stock options.

Details on the range of bonuses that could have been payable based on 2007 performance are provided in the Grants of Plan-Based Awards table. Actual bonus payouts for 2007 performance are provided in the Summary Compensation Table.

Long-Term Incentive Compensation

On an annual basis, the Committee approves a grant of long-term incentives for executives. The Committee believes the Company’s long-term incentive program provides an alignment with shareholder interest and is an excellent retention tool. The purpose of this compensation component is to establish long-term performance horizons for participants. By promoting ownership of the Company’s common stock, the plan creates shareholder-managers interested in Northrop Grumman’s sustained growth and prosperity. Actual payout associated with these grants is based on the financial performance of the Company. Thus payouts may fall short of, or exceed, targeted amounts.

The 2001 Long-Term Incentive Stock Plan provides flexibility to grant long-term incentive awards to key employees in a variety of forms. These include nonqualified stock options which vest in 25% installments on the anniversary date of the grant and become fully vested after four years. Restricted Stock Rights (RSRs) are time-vested and normally used only for special purposes. Restricted Performance Stock Rights (RPSRs) have a three-year performance period. An RPSR is a right to receive a share of Company stock on a specified future date conditioned upon continued employment and achievement of specified performance goals.

In determining the size of long-term incentive grants to executives, the Committee approved share guidelines that allow target opportunities consistent with median awards to individuals holding comparable positions at peer companies. Long-term award target levels to individual executives may vary from the target levels based on the same factors as reflected in salaries; Company and business performance and past award history also may be considered. The CEO then provides individual recommendations to the Committee (for executives other than himself) for annual grants based on individual performance compared to objectives. Recommendations include stock options and RPSR grants which range from 0% to 200% of the established guidelines based on performance.

In 2007, a combination of both stock options and RPSRs were granted to the NEOs with approximately 40% of value delivered in the form of stock options and approximately 60% of value delivered in the form of RPSRs. This 40%/60% split determination was based upon analysis of market prevalence. The Company believes it is important to utilize performance-based units such as RPSRs in combination with stock options, as this long-term incentive combination focuses on creating shareholder value, not rewarding the executive.

Details on 2007 equity grants to the NEOs are provided in the Grants of Plan-Based Awards table.

Grant Date for Equity Awards

Historically, the annual grant cycle for nonqualified stock options and other equity awards occurs at the same time as salary increases and annual incentive grants. This typically occurs in February each calendar year. This timing allows management and the Committee to make decisions on three compensation components at the same time, utilizing a total compensation perspective. The Committee reviews and approves long-term incentive grants during its scheduled meeting and establishes the grant price based on the closing price of the stock on that day.

The 2007 grant was approved after the release of the Company’s Form 10-K for 2006. This decision was made because the regularly scheduled Committee meeting occurred prior to the release of the Company’s 10-K, and the Committee believes it is important to have the grant occur following the release of detailed financial information about the Company. This approach allows the stock price to be fully adjusted by the market based on any material information disclosed in the Company’s 10-K. The Committee held a special meeting on February 28, 2007 to review and approve the long-term incentives for the NEOs and other employees of the Company, and the exercise price for options was equal to the closing price of the Company’s stock on that day.

Stock Options

The Committee granted stock options to the NEOs on February 28, 2007. The officers were awarded non-qualified stock options with an exercise price equal to the closing price of the Company’s common stock on the date of grant. Accordingly, those stock options will have value only if the market price of the common stock increases after that date. Stock options vest in 25% installments on the anniversary date of the grant and become fully vested after four years. Stock options expire ten years from the date of the grant.

Separately and pursuant to his employment offer, the Committee approved a grant of 40,000 stock options to Mr. Palmer with a strike price equal to the closing price on the date of his employment which was March 12, 2007.

Restricted Performance Stock Right (RPSRs) Awards

The Committee also granted RPSRs to the NEOs on February 28, 2007. An RPSR is a right to receive a share of Company stock on a specified future date conditioned upon continued employment and achievement of specified performance goals. RPSRs have a service restriction—that the recipient is an employee in active service at time of vesting—and a performance requirement linked directly to shareholder interests which must also be met.

Separately and pursuant to his employment offer, Mr. Palmer received an initial grant for calendar year 2007 of 20,000 RPSRs effective upon his hire date of March 12, 2007.

The objectives of the long-term incentive plan are to motivate and reward long-term value growth and align management decision making and actions with shareholder interests. In prior years, the RPSR awards were based on improvement in Economic Value Added (EVA®). In 2007, the Committee decided to use two metrics to encourage long-term value growth. The RPSR awards will be based on the growth and financial return performance of the company. Specifically, the return performance will be measured by the average cash flow return on investment (CFROI) and growth will be measured by cumulative pension-adjusted operating margin over the three-year period. The performance period for the RPSRs granted in February 2007 is January 1, 2007 through December 31, 2009.

CFROI is the average of the three annual CFROI performance levels, measured as the spread between the actual CFROI and the cost of capital (CoC). Operating margin is the cumulative amount delivered over the three-year period. The Committee and Management wanted to place equal emphasis on growth and returns; therefore, the final performance determination is an equally weighted sum of these two metrics. Target performance is based upon achieving median CFROI less CoC performance for peer Aerospace and Defense companies and achieving an 8% annual year-over-year growth in pension-adjusted operating margin, or equivalently a 26% total increase over the three-year period. The Committee evaluates RPSR performance requirements each year to ensure they are aligned with the Company’s objectives.

The number of shares earned at the end of the performance period versus the number of RPSRs granted will be determined by Northrop Grumman’s CFROI and operating margin performance. If Northrop Grumman’s average CFROI and cumulative operating margin exceeds the target, more shares will be earned than granted and, conversely, if average CFROI and cumulative operating margin is lower than the target, fewer shares will be earned than granted. Shares that ultimately are vested and paid out to the executive can vary from 0% to 200% of the original number of shares granted. In addition to the shares, RPSRs earn a dividend equivalent if vested which equals the dividends that would have been earned during the performance period if the executive had actually owned the shares of Northrop Grumman stock. RPSRs may be paid in shares, cash or a combination of shares and cash. More details on the 2007 RPSRs grants to the NEOs are provided in the Grants of Plan-Based Awards Table.

Recently Completed RPSR Performance Period (2005 – 2007)

During the first quarter of each year, the Committee reviews the Company’s financial performance achievement against established goals to determine payout multiples for RPSRs with a performance period that ended in the prior year. In general, the payout multiples are mathematically calculated and presented to the Committee for their review and approval. The Committee has full authority to make adjustments to the payout multiple if it determines such adjustment is warranted. For example, in instances where Company performance has been impacted by unforeseen events (natural disasters, significant acquisitions or divestitures, etc.), the Committee has used discretion in the past to modify the final awards. Individual performance is not considered as part of the final payout for the Long-Term Incentive Plan.

During the February 2008 meeting, the Committee reviewed the Company’s EVA performance for the January 1, 2005 to December 31, 2007 performance period. EVA is a value-based metric that measures management’s ability to generate value above the company’s cost of capital. It is measured as the annual net operating profit after tax less a charge at the company’s cost of capital rate for invested capital. The EVA goals were based on an expected improvement target and a performance interval that allows for EVA variability above or below market expectations. For 2007, a three-year EVA improvement of $194 million was required for target payout. The final EVA improvement of $415 million for the period 2005 through 2007 exceeded the target resulting in a final value above the EVA improvement goal. RPSRs were paid in shares, and dividend equivalents were paid in cash at the same time the shares were paid. The EVA performance approved by the Committee for this time period resulted in a RPSR award payout percentage of 149% out of 150%.

Restricted Stock Right (RSRs) Awards

During a special Committee meeting in February 2007, Mr. Palmer’s employment offer and election as Corporate Vice President and Chief Financial Officer were presented to the Committee for approval. The offer included a grant of 40,000 RSRs to compensate for equity awards and other benefits Mr. Palmer forfeited upon his departure from his former employer. One quarter of these Special 2007 RSRs will vest upon each of the first, second, third and fourth anniversaries of his hire date which was March 12, 2007. These special RSRs are subject to all of the terms and conditions of the LTISP and of the Company’s current standard grant certificate for RSR grants, except that in the event of Mr. Palmer’s death, disability or qualifying termination (as the latter two are defined in the VP Severance Plan) prior to the vesting or other termination of the 2007 Special RSRs, any unvested portion shall fully vest as of the date of such death, disability or qualifying termination.

In September 2007, Mr. Seymour announced his retirement effective March 1, 2008. As an incentive to retain him for this period and ensure a smooth transition to his successor, the Committee approved prorated vesting of his May 2006 RSR grant effective on his date of retirement. On February 29, 2008, 10,000 RSRs (67%) were fully vested and paid out.

2008 Annual and Long-Term Incentive Strategy

New annual incentive targets were approved for certain elected officers at the Committee’s September 2007 and February 2008 meetings, to be effective January 1, 2008. Some new targets were approved to be more consistent with median incentive targets found in the peer companies. The table below provides the 2008 incentive targets. In addition to the changes to the incentive targets, the Company recommended and Committee approved a reduction in the incentive plan opportunity from three times incentive target to two times incentive target which better aligns to market prevalence.

2008 Incentive Targets

Name	Title	2008 Target Payout %	Payout Range % of Salary
Ronald D. Sugar	Chairman & Chief Executive Officer	140%	0% - 280%
Wesley G. Bush	President & Chief Operating Officer	90%	0% - 180%
James F. Palmer	Corporate VP & Chief Financial Officer	75%	0% - 150%
Scott J. Seymour	Corporate VP & President, Integrated Systems	75%	0% - 150%
Jerry B. Agee	Corporate VP & President, Mission Systems	75%	0% - 150%
James R. O’Neill	Corporate VP & President, Information Technology	75%	0% - 150%

The Company implemented a new strategy to deliver long-term incentives effective with the 2008 grant. Value-based guidelines were applied to deliver long-term incentives that are consistent and competitive with the market, focusing on value delivered versus number of shares. Additionally, the delivery mix was changed to more closely match market data for the delivery of long-term incentives to NEOs. The new delivery mix is 50% of the value delivered in stock options and 50% of the value delivered in RPSRs. For 2008, the RPSR performance metrics include 50% weighting on Return on Net Assets (RONA) improvement and cumulative pension-adjusted operating margin. In addition, dividend equivalents were eliminated.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for its NEOs and other executives to further promote alignment of management and stockholder interests. These guidelines require that the CEO and other officers own Company stock denominated as a multiple of their annual salaries which can be accumulated over a five-year period from the date of hire or promotion into an officer position.

The Stock Ownership guidelines are as follows:

• CEO	7 x base salary

• President	5 x base salary

• Other Elected Officers	3 x base salary

Shares that satisfy the stock ownership guidelines include:

•	Company stock owned outright by an officer

•	Restricted Stock Rights (RSRs), whether or not vested

•	Value of equivalent shares held in the Northrop Grumman Savings Plan or Northrop Grumman Financial Security and Savings Program

Stock options and unvested Restricted Performance Stock Rights (RPSRs) are not included in calculating ownership until they are converted to actual shares owned.

During its September 2007 meeting, the Committee performed its annual review of the ownership of all elected officers. All officers who have five or more years in their current position are compliant. Although Dr. Sugar and Mr. Bush have been in their roles for less than five years, they also exceed the current ownership guidelines.

Trading Windows

It is the policy of the Company that Officers and Directors may neither purchase or sell options of Northrop Grumman stock nor engage in short sales or margin trading with respect to Northrop Grumman common stock. Additionally they must trade within certain periods that are approved by the Company. Specifically, Elected Officers and certain other designated employees must comply with the following requirements:

•

Refrain entirely from trading in “puts’ and “calls” (publicly traded options to sell or buy stock) straddles, equity swaps or other derivative securities that are directly linked to Northrop Grumman stock.

•

Do not engage in trading Northrop Grumman securities outside of “window periods” (such period generally begins on the third day following the date of release of the quarterly or annual statements of sales and earnings and ends on the thirtieth calendar day following such date.) The window period does not go into effect until the notice is issued.

•

Do not trade in Northrop Grumman securities unless prior written notice of at least three business days is provided to the Corporate Vice President and General Counsel or the Office of the Secretary. From time to time such officers, directors, and employees may also be advised that no trading will be permitted until further notice.

Other Benefits

The NEOs are provided supplemental executive benefits in addition to those provided to all other employees. These supplemental benefits include supplemental pension plans, enhanced health and welfare benefits and the Special Officers Retiree Medical Plan (SORMP) offered at retirement.

With the exception of the Supplemental Retirement Plan (SRI), Dr. Sugar participates in the same benefit and compensation programs as the other NEOs. The SRI is provided to Dr. Sugar as the CEO as an enhanced benefit replacement during retirement in recognition of the unique roles and responsibilities of the CEO. Dr. Sugar’s compensation and incentive targets are higher than other NEOs due to his level of higher accountability and responsibility as the CEO. This treatment is consistent with prevailing practices at other companies in the market.

Defined Benefit Retirement Plans

The Company maintains a tax-qualified defined benefit plan that covers the NEOs and the majority of the Company’s workforce. Compensation, age and service factor into the amount of the benefits provided under the plan. Thus, the plan is structured to reward and retain employees of long service and recognize higher achievement levels as evidenced by increases in annual pay.

The Company maintains several supplemental defined benefit plans that cover the NEOs. These plans (1) provide benefits that would be provided under the tax-qualified plan but for limitations imposed by the Internal Revenue Code, (2) provide larger accruals for time served on the Corporate Policy Council in recognition of the higher levels of responsibility for such service, and (3) provide a minimum level of pension benefits to senior executives with a short period of service. Such benefits are common in the aerospace and defense industry.

Additional information on these defined benefit retirement plans is provided in the Pension Benefits Table.

Defined Contribution Savings Plans

The Company maintains a tax-qualified retirement savings plan that covers the NEOs and the majority of the Company’s workforce. Participating employees may contribute amounts from their pay to the plan and the Company provides a matching contribution.

The Company maintains two supplemental savings plans that cover all eligible employees including the NEOs. The Savings Excess Plan allows the NEOs and all other eligible employees to defer compensation beyond the limits of the tax-qualified plan and receive a Company matching contribution. The NEOs and all other eligible employees may also defer compensation under the Deferred Compensation Plan. No Company match is provided under the Deferred Compensation Plan.

Additional information about the Savings Excess and Deferred Compensation plans is provided in the Nonqualified Deferred Compensation Table.

Perquisites

NEOs are eligible for certain executive perquisites linked to their position level that are consistent with market practices. In February 2007, the Committee and the Board eliminated reimbursement for vehicle expense and club memberships for the CEO and the other NEOs and provided a one-time $10,000 increase in salary to replace these reimbursements for the other NEOs. The Committee did not provide this additional $10,000 perquisite allowance for the CEO. All NEOs retained eligibility for remaining perquisites which include financial planning and income tax preparation. In addition, NEOs receive benefits which include executive physicals, personal liability insurance, and executive life and health insurance.

Use of Company Aircraft

In 2004 the Board of Directors determined that Dr. Sugar should avoid traveling by commercial aircraft for executive security and rapid availability; therefore, the Board of Directors directed that he utilize Company aircraft for all travel. If the CEO uses a Company plane for personal travel, income is imputed, grossed up and subject to the appropriate tax reporting according to IRS regulations. The Company’s internal audit department periodically reviews the accounting for the CEO’s personal use of the Company plane and the expense reports for other perquisites provided by the Company.

The Summary Compensation Table details the various perquisites provided to the NEOs in 2007.

Severance and Change in Control Benefits

The Company has an established severance plan for elected officers as well as a change-in-control severance plan. These plans fit into the Company’s overall compensation objectives by providing market competitive provisions which are intended to ensure the interests of shareholders are achieved. However, these provisions address unusual, one-time events outside the scope of normal duties; they generally have not been taken into account in determining other elements of compensation for the NEOs.

The Company’s Severance Plan for Elected and Appointed Officers was approved by the Committee effective August 1, 2003 and offers severance to officers who qualify and are approved to receive such treatment. This plan was designed to provide severance protection to executives for a period of time following termination. Generally executives are unemployed for a time period following a termination, and the purpose of the severance plan was to help bridge an executive’s income and health coverage during this period.

When the plan was implemented, plan provisions were determined based on market prevalence along with the intent of providing reasonable income and benefits following a termination. In general, benefits are consistent with median severance multiples and benefit continuation periods in the market. The benefit periods correspond to an anticipated period of time for the executive to obtain other employment.

The Committee reviewed and approved the Company’s change in control (“CIC”) severance program which was effective March 1, 2004. Prior to this date, all officers were covered by the Company’s change-in-control plans; however, it was determined the Company should limit the number of participants to those executives who have substantial influence to maximize shareholder value during a potential takeover and are in positions at risk of termination following the transaction.

When the plan was implemented, plan provisions were determined based on prevalent market data. A competitive level of CIC benefits was established by performing a study of similarly sized general industry and aerospace companies, focusing on the following elements of CIC severance programs: participation, window period, triggering event for severance, definition of pay used for calculating severance, pro-rata bonus definition, health and welfare benefit continuation period, provisions for acceleration of equity vesting, additional age and service pension credits, provisions on reimbursement of excise tax, and the definition of a CIC for the triggering event. Based on the assessment of the above data, a market competitive level of CIC benefits was established.

The program provides compensation and benefits for a reasonable period if these executives are terminated as a result of a change in control. The plan also serves to retain key executives during uncertain times surrounding an acquisition. It allows executives to remain focused on managing the Company in the best interests of its shareholders and helps mitigate the executive’s concern of post-acquisition termination. The goal of this program is to properly align executive and shareholder interests and motivate appropriate behavior during a potential change in control.

The Committee has taken an active role in the review of the change-in-control severance plans and will now conduct an annual review of the plan to determine appropriateness to market conditions and prevalence.

Additional information on the benefits provided under the severance and change-in-control plans is provided in the Severance/Change-in-Control section of the tables.

Summary Compensation Table

2007 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Ronald D. Sugar	2007	1,510,577	0	8,624,672	3,621,268	3,090,000	3,035,303	700,984	20,582,804
Chairman and Chief Executive Officer (6)	2006	1,433,654	0	8,479,925	3,731,789	3,132,000	4,461,509	416,857	21,655,734
Wesley G. Bush	2007	877,501	0	3,398,306	774,523	1,500,000	888,848	195,326	7,634,504
President and Chief Operating Officer	2006	726,443	300,000	2,617,262	770,650	1,300,000	881,164	152,546	6,748,065
James F. Palmer	2007	579,519	747,834	1,179,673	132,960	365,500	2,041,700	421,244	5,468,430
Corporate Vice President and Chief Financial Officer (6)(7)
Scott J. Seymour	2007	612,308	0	2,805,593	814,608	800,000	1,279,066	167,222	6,478,797
Corporate Vice President and President, Integrated Systems	2006	570,384	0	2,404,937	1,057,033	770,000	1,092,145	175,443	6,069,942
Jerry B. Agee (7)	2007	548,462	0	1,564,413	640,594	730,000	995,869	150,702	4,630,040
Corporate Vice President and President, Mission Systems
James R. O’Neill	2007	552,308	0	1,816,893	516,546	600,000	274,297	140,278	3,900,322
Corporate Vice President and President, Information Technology	2006	516,154	0	1,521,533	567,881	680,000	241,310	218,521	3,745,399

Footnotes:

(1)	Pursuant to his March 12, 2007 offer letter, in 2007 Mr. Palmer received the first of three installments ($233,334) of a signing bonus and a guaranteed minimum bonus of $514,500. In 2006, Mr. Bush received the final retention bonus payment described in his Employment Continuation Agreement with TRW, Inc. This agreement expired on December 31, 2006.

(2)	For assumptions used in calculating these numbers, see the discussion in Footnote 19 of the Company’s Form 10-K for the fiscal years ended December 31, 2006 and December 31, 2007, adjusted to exclude estimated forfeitures.

(3)	The amounts in this column were paid under the Company’s annual bonus plan during 2008 and 2007 based on performance achieved during the prior year, as described in the Compensation Discussion and Analysis. Mr. Palmer’s amount is reduced to recognize the guaranteed minimum amount payable for 2007, reported in Item 1 above.

(4)	There were no above-market earnings in the nonqualified deferred compensation plans (see the description of these plans under the Nonqualified Deferred Compensation table). The amounts in this column relate solely to the increased present value of the executive’s pension plan benefits (see the description of these plans under the Pension Benefits table).

(5)	The 2007 amount listed in this column for Dr. Sugar includes medical, dental, life and disability premiums ($40,923), company contributions to Northrop Grumman defined contribution plans ($136,706), vehicle allowance and operating costs, personal liability insurance, security costs at his residence, personal and dependent travel including company aircraft pursuant to the Board of Directors’ requirement for executive security reasons and rapid availability ($386,351), tax gross on personal use of company aircraft and other expenses ($19,729), and cash out adjustment for prior years relating to accrued but unused vacation ($110,000).

The 2007 amount listed in this column for Mr. Bush includes medical, dental, life and disability premiums ($41,052), company contributions to Northrop Grumman defined contribution plans ($77,334), vehicle allowance and operating costs, financial planning/income tax preparation, personal liability insurance, security costs at his personal residence, personal and dependent travel including company aircraft ($43,782), and tax gross up on personal use of company aircraft and other expenses ($8,615).

The 2007 amount listed in this column for Mr. Palmer includes medical, dental, life and disability premiums ($31,214), company contributions to Northrop Grumman defined contribution plans ($7,982), financial planning/income tax preparation, personal liability insurance, relocation and housing expenses ($188,750), personal and dependent travel including company aircraft ($22,423), tax gross up on relocation, housing, personal use of company aircraft and other expenses ($130,650), and legal fees related to his offer letter ($25,180).

The 2007 amount listed in this column for Mr. Seymour includes medical, dental, life and disability premiums ($41,686), company contributions to Northrop Grumman defined contribution plans ($54,927), vehicle allowance and operating costs, financial planning/income tax preparation, club membership dues, personal liability insurance, personal and dependent travel including company aircraft ($23,980), and tax gross up on relocation, housing, personal use of company aircraft and other expenses ($15,288).

The 2007 amount listed in this column for Mr. Agee includes medical, dental, life and disability premiums ($36,494), company contributions to Northrop Grumman defined contribution plans ($50,258), vehicle allowance and operating costs, financial planning/income tax preparation, club membership dues, personal liability insurance, security costs at his personal residence, rent/expenses for apartment ($25,200), personal and dependent travel including company aircraft ($5,713), and tax gross up on personal use of company aircraft, rent/expenses for apartment and other expenses ($20,117).

The 2007 amounts listed in this column for Mr. O’Neill include medical, dental, life and disability premiums ($40,535), company contributions to Northrop Grumman defined contribution plans ($9,000), vehicle allowance and operating costs, financial planning/income tax preparation, club membership dues, personal liability insurance, security costs at his personal residence, rent/expenses for apartment ($52,881), and tax gross up for use of company aircraft, rent/expenses for apartment and other expenses ($29,582).

Method for Calculating Perquisite Value

The following method was used to calculate the value of personal use of Company aircraft described in the paragraphs above. The Company calculates the incremental cost of each element, which includes trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. The amount related to the loss of tax deduction to the Company on account of personal use of corporate aircraft under new tax rules is not included.

(6)	Under the terms of his employment agreement, Dr. Sugar is entitled to a minimum annual salary of $1.1 million. He is also entitled to perquisites no less favorable than those provided to any other elected officer, and benefits upon termination as described in the Severance/Change in Control section. Under the terms of his offer letter, Mr. Palmer is entitled to a minimum annual salary of $735,000 which includes certain perquisites. He is also entitled to equity grants and other perquisites no less favorable than those provided to any other elected officer.

(7)	Mr. Palmer’s employment began on March 12, 2007; therefore, data for 2006 is not applicable. Mr. Agee was not a named executive officer for the 2007 proxy; therefore, data for 2006 is not applicable.

2007 Grants of Plan-Based Awards

	2007 Grants of Plan-Based Awards
Name & Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald D. Sugar Chairman and Chief Executive Officer	2/21/07	0	1,982,500	5,947,500
	2/28/07				0	83,600	167,200				7,808,658
	2/28/07								254,000	71.85	4,123,182

Wesley G. Bush President and Chief Operating Officer	2/21/07	0	801,000	2,403,000
	2/28/07				0	32,000	64,000				2,988,960
	2/28/07								64,000	71.85	1,038,912

James F. Palmer Corporate Vice President and Chief Financial Officer	3/12/07	0	514,500	1,543,500
	3/12/07				0	20,000	40,000				1,919,320
	3/12/07							40,000			2,952,800
	3/12/07								40,000	73.82	671,800

Scott J. Seymour Corporate Vice President and President, Integrated Systems	2/21/07	0	434,000	1,302,000
	2/28/07				0	20,000	40,000				1,868,100
	2/28/07								40,000	71.85	649,320

Jerry B. Agee	2/21/07	0	392,000	1,176,000
Corporate Vice President and	2/28/07				0	20,000	40,000				1,868,100
President, Mission Systems	2/28/07								40,000	71.85	649,320

James R. O’Neill	2/21/07	0	392,000	1,176,000
Corporate Vice President and	2/28/07				0	18,000	36,000				1,681,290
President, Information Technology	2/28/07								36,000	71.85	584,388

Footnotes:

(1)	Amounts in these columns show the range of payouts that was possible under the Company’s annual bonus plan based on performance during 2007, as described in the Compensation Discussion and Analysis. The actual bonus amounts that were paid in 2008 based on 2007 performance are shown in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation.” The target incentive award for Mr. Palmer is the guaranteed minimum award he would receive according to the terms of his offer letter.

(2)	These amounts relate to Restricted Performance Stock Rights (RPSRs) granted in 2007 under the 2001 Long-Term Incentive Stock Plan. Each RPSR represents the right to receive a share of the Company’s common stock upon vesting of the RPSR. The RPSRs may be earned based on the Company’s Operating Margin (OM) and Cash Flow Return on Investment (CFROI) performance over a three-year performance period commencing January 1, 2007 and ending December 31, 2009. The payout may range from 0% to 200% of the rights awarded. Dividend equivalents for earned RPSRs are accumulated and distributed at the end of the performance period. Earned RPSRs and dividend equivalents may be paid in shares, cash or a combination of shares and cash. An executive must remain employed through the performance period to earn an award, although pro-rata vesting results if employment terminates earlier due to retirement, death or disability. See the Severance/Change in Control section for treatment of RPSRs in these situations and upon a change in control.

(3)	These amounts relate to Restricted Stock Rights (RSRs) granted in 2007 under the 2001 Long-Term Incentive Stock Plan. Each RSR represents the right to receive a share of the Company’s common stock upon vesting of the RSR. An executive must remain employed through the vesting period (25% installments on the first four anniversaries of the grant date and become fully vested after four years for Mr. Palmer’s RSRs) to earn an award, although full vesting results from death or disability or qualifying termination. See the Severance/Change in Control section for treatment of RSRs in these situations and upon a change in control. Earned RSRs may be paid in either shares or cash.

(4)	These amounts relate to non-qualified stock options granted in 2007 under the 2001 Long-Term Incentive Stock Plan. The exercise price for the options equals the closing price of the Company’s common stock on the date of grant. The options vest in 25% installments on the first four anniversaries of the grant date and become fully vested after four years. The options may also vest upon a change in control under certain circumstances, and a portion of the options may vest upon termination due to retirement, death or disability (see more on these issues in the Severance/Change in Control section). The options expire ten years from the date of the grant. No dividends or dividend equivalents are payable with respect to the options.

(5)	For assumptions used in calculating these numbers, see the discussion in Footnote 19 of the Company’s Form 10-K for the fiscal year ended December 31, 2007, adjusted to exclude forfeitures. Restricted Performance Stock Rights (RPSRs) are valued based on number of shares at performance target (see Footnote No. 2).

Outstanding Equity Awards at 2007 Fiscal Year-End

Name & Principal Position	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (#)	Number of Shares or Units of Stock that Have Not Vested (3) ($)	Market Value of Shares or Units of Stock that Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (6) ($)
Ronald D. Sugar	0		254,000	0	71.85	2/28/17	0	0	83,600	6,698,032
Chairman and Chief Executive Officer	56,250 187,500 200,000 100,000 110,000 60,000 40,000		168,750 62,500 0 0 0 0 0	0 0 0 0 0 0 0	65.10 52.49 47.11 46.65 57.40 48.50 39.28	2/15/16 6/14/14 8/20/13 2/19/13 8/20/12 9/19/11 8/15/11	0 0 0 0 0 0 0	0 0 0 0 0 0 0	112,500 100,000 0 0 0 0 0	9,144,000 8,229,000 0 0 0 0 0
Wesley G. Bush	0		64,000	0	71.85	2/28/17	40,000	3,145,600	32,000	2,563,840
President and Chief Operating Officer	13,500 33,750 40,000 50,000 25,714 7,500 4,286	(2) (2) (2)	40,500 11,250 0 0 0 0 0	0 0 0 0 0 0 0	65.10 52.49 47.11 47.18 54.11 46.67 49.85	2/15/16 6/14/14 8/20/13 12/18/12 4/26/10 2/10/09 2/11/08	30,000 0 0 0 0 0 0	2,359,200 0 0 0 0 0 0	27,000 24,000 0 0 0 0 0	2,194,560 1,974,960 0 0 0 0 0
James F. Palmer	0		40,000	0	73.82	3/12/17	40,000	3,145,600	20,000	1,602,400
Corporate Vice President and Chief Financial Officer

Scott J. Seymour	0		40,000	0	71.85	2/28/17	30,000	2,359,200	20,000	1,602,400
Corporate Vice President and President, Integrated Systems	12,500 30,000 20,000 40,000		37,500 10,000 0 0	0 0 0 0	65.10 52.49 47.11 57.40	2/15/16 6/14/14 8/20/13 8/20/12	15,000 0 0 0	1,179,600 0 0 0	25,000 24,000 0 0	2,032,000 1,974,960 0 0

Jerry B. Agee	0		40,000	0	71.85	2/28/17	0	0	20,000	1,602,400
Corporate Vice	10,000		30,000	0	65.10	2/15/16	0	0	20,000	1,625,600
President and President, Mission Systems	9,000 9,000 12,000 8,572 16,072 1,608	(2) (2) (2)	9,000 3,000 0 0 0 0	0 0 0 0 0 0	55.86 52.49 47.11 34.54 54.11 46.67	9/19/15 6/14/14 8/20/13 2/19/12 4/25/10 2/9/09	0 0 0 0 0 0	0 0 0 0 0 0	8,100 6,000 0 0 0 0	666,549 493,740 0 0 0 0
James R. O’Neill	0		36,000	0	71.85	2/28/17	0	0	18,000	1,442,160
Corporate Vice	10,000		30,000	0	65.10	2/15/16	0	0	20,000	1,625,600
President and President, Information Technology	18,000 9,000 4,500 4,500		9,000 0 0 0	0 0 0 0	52.49 47.11 57.40 54.38	6/14/14 8/20/13 8/20/12 3/18/12	0 0 0 0	0 0 0 0	24,000 0 0 0	1,974,960 0 0 0

Footnotes:

(1)	Except as described in note (2), options vest at a rate of 25% per year on the grant’s anniversary date over the first four years of the ten-year option term.

(2)	These options were originally awarded by TRW and converted to Northrop Grumman options as part of the acquisition. They initially vested at a rate of 33% per year over the first three years of the ten-year option term. However vesting was accelerated due to the acquisition and they fully vested on December 11, 2002. All converted options retain their original expiration date.

(3)

Outstanding Restricted Stock Rights (RSRs) vest as follows: 40,000 outstanding for Mr. Bush vest on May 16, 2010; 30,000 outstanding for Mr. Bush vest on February 17, 2008; 15,000 outstanding for Mr. Seymour vest on May 16, 2009 (the Committee approved special retirement treatment; therefore, 10,000 vest on February 29, 2008); 30,000 outstanding for Mr. Seymour vest on February 17, 2008; 40,000 outstanding for Mr. Palmer vest 25% on each anniversary of his hire date (March 12) over four years.

(4)	Based on closing price of Company’s stock on December 31, 2007 of $78.64.

(5)	These are target numbers for Restricted Performance Stock Rights (RPSRs). The first RPSR for each NEO vests based on performance for the three-year cycle ending on December 31, 2009, the second based on performance for the three-year cycle ending on December 31, 2008, and the third based on performance for three-year cycle ending on December 31, 2007. The third and fourth grants for Mr. Agee represent an appointed officer grant and a true-up grant awarded when he became an elected officer, both based on performance for the three-year cycle ending on December 31, 2007.

(6)	Based on closing price of Company’s stock on December 31, 2007 of $78.64 for target RPSRs plus unvested dividend equivalents on target RPSRs at such time. The Company pays dividend equivalents on RPSRs that ultimately vest based on actual dividends declared while the award is outstanding. The following per-share dividend equivalent amounts are based on dividends declared from the grant of an RPSR until the end of 2007:

•	For RPSRs with performance cycle ending December 31, 2009, $1.48.

•	For RPSRs with performance cycle ending December 31, 2008, $2.64.

•	For RPSRs with performance cycle ending December 31, 2007, $3.65.

2007 Option Exercises and Stock Vested

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald D. Sugar Chairman and Chief Executive Officer	0	0	150,000	11,293,500

Wesley G. Bush President and Chief Operating Officer	0	0	30,000	2,258,700

James F. Palmer Corporate Vice President and Chief Financial Officer	0	0	0	0

Scott J. Seymour Corporate Vice President and President, Integrated Systems	0	0	30,000	2,258,700

Jerry B. Agee Corporate Vice President and President, Mission Systems	2,144	69,937	16,050	1,208,405

James R. O’Neill Corporate Vice President and President, Information Technology	0	0	20,250	1,524,623

2007 Pension Benefits

2007 Pension Benefits

Name & Principal Position	Plan Name	Number of Years Credited Service(#)		Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Ronald D. Sugar (2) Chairman and Chief Executive Officer	SRI CPC SERP ERISA 2 Northrop Grumman Pension Plan Litton SERP Litton Restoration Plan Northrop Grumman Retirement Plan “B” Northrop Grumman SRIP Northrop Grumman S&MS Salaried Pension Plan	N/A 6.00 6.00 6.00 0.75 0.75 1.58 19.42 19.42	(3) (4)	2,828,229 5,492,374 5,235,933 256,441 1,489,657 499,868 31,326 12,821,405 642,604	0 0 0 0 0 0 0 0 0

Wesley G. Bush President and Chief Operating Officer	CPC SERP ERISA 2 Northrop Grumman Pension Plan Northrop Grumman SRIP Northrop Grumman S&MS Salaried Pension Plan	20.67 5.00 5.00 15.67 15.67		1,174,900 1,297,103 153,990 1,584,943 233,010	0 0 0 0 0

James F. Palmer Corporate Vice President and Chief Financial Officer	CPC SERP ERISA 2 Supplemental Retirement Replacement Plan Northrop Grumman Pension Plan	0.83 0.83 N/A 0.83		46,973 42,069 1,930,358 22,300	0 0 77,688 0

Scott J. Seymour Corporate Vice President and President, Integrated Systems	CPC SERP ERISA 2 Northrop Grumman Pension Plan	6.08 24.58 24.58		1,405,051 4,559,291 1,205,608	0 0 0

Jerry B. Agee Corporate Vice President and President, Mission Systems	CPC SERP Northrop Grumman SRIP Northrop Grumman S&MS Salaried Pension Plan	20.92 20.92 20.92		1,196,080 1,769,922 649,880	0 0 0

James R. O’Neill Corporate Vice President and President, Information Technology	CPC SERP ERISA 2 Northrop Grumman Pension Plan	3.67 5.83 5.83		308,368 449,874 110,976	0 0 0

Footnotes:

(1)	The pension values included in this table are the current, or present, value of the benefits expected to be paid in the future. They do not represent actual lump sum values that may be paid from a plan. The amount of future payments is based on the current accrued pension benefit as of December 31, 2007. Pursuant to the SEC disclosure rules, the actuarial assumptions used to calculate amounts for this table are the same as those used for Northrop Grumman’s financial statements. All pension values are determined assuming the NEO works until the specified retirement age, which is the earliest unreduced retirement age (as defined in each plan.).

(2)	After the 2007 proxy was filed, the coordination of the offsets for the various pension plans listed above was clarified. The clarification did not affect the total benefit to be paid; it merely shifted payment from one plan to another. Dr. Sugar was one of the participants who were affected. His benefits payable from the Northrop Grumman Space & Mission Systems Salaried Pension Plan (“NG S&MS SPP”) and Northrop Grumman SRIP (“SRIP”) were increased, while a corresponding decrease occurred in his benefits payable from the Corporate Policy Council Supplemental Executive Retirement Program (“CPC SERP”) and Northrop Supplemental Retirement Income Program for Senior Executives (“SRI”). These shifts are reflected in the Pension Benefits Table. In addition, pursuant to the SEC disclosure rules, each plan uses its own retirement assumptions for purposes of calculating the present value disclosed in the proxy tables. Due to differences in these plan assumptions, there is a $152,636 reduction in the value of accumulated benefits reported for Dr. Sugar in the 2006 Pension Benefits Table. This adjustment is reflected in the 2007 Summary Compensation Table

(3)	This is an age-based plan; therefore, years of service are not applicable.

(4)	When the CPC SERP benefit provides a lesser benefit than the Officers Supplemental Executive Retirement Plan (“OSERP”) formula, all years of service covered by the OSERP are counted; therefore, the prior year’s proxy reported 25.92 years of service for Dr. Sugar. In 2007, the CPC SERP provides the better benefit so only years of service in the CPC SERP are reflected.

GENERAL EXPLANATION OF THE TABLE

The Company is part of an industry that has a long tradition of offering pension benefits to employees. Through acquisitions, the Company has acquired numerous pension plans applying to different groups of employees. And through changes in employment, individual employees may be covered by several different pension plans. Legally, the accrued pension benefit cannot be changed or taken away, so all of these historical pension plans must be maintained. This background is helpful to keep in mind when reviewing the following footnotes.

Pension plans provide income for periods of retirement as well as benefits in special circumstances including death and disability. In general, the plans are structured to reward and retain employees of long service and recognize higher achievement levels as evidenced by increases in annual pay. The term “qualified plan” generally means a plan that qualifies for favorable tax treatment under Internal Revenue Code section 401. 401(k) and traditional pension plans are examples of qualified plans. Qualified plans apply to a broad base of employees. The term “nonqualified plan” generally means a plan that is limited to a specified group of management personnel. The non-qualified plans supplement the qualified plans and (1) provide benefits that would be provided under the Company’s qualified plans but for limitations imposed by the Internal Revenue Code, (2) provide larger accruals for time served on the Corporate Policy Council in recognition of the higher levels of responsibility for such service, and (3) provide a minimum level of pension benefits to senior executives with a short period of service.

The amounts in the table are based on the specific provisions of each plan. There are two basic types of pension benefits reflected in the table: non-cash balance type benefits and cash balance type benefits. The various benefits are described in more detail below. For purposes of the amounts in the table: non-cash balance type benefits are determined based on the annual pension earned as of December 31, 2007, and include any supplemental payments. Cash balance type benefits are based on the account balance as of December 31, 2007, plus a future investment credit, converted to an annuity using the applicable conversion factors.

Mr. Bush, Mr. Palmer, Mr. Seymour and Mr. O’Neill participate in the Northrop Grumman Pension Plan (“NGPP”), the Northrop Grumman ERISA Supplemental Plan (“ERISA 1”), and the Northrop Grumman Supplemental Plan 2 (“ERISA 2”). Dr. Sugar participates in the NGPP and the ERISA 2. Mr. Agee participates in the NG S&MS SPP and the SRIP. Each NEO also participates in the CPC SERP. In addition to these plans,

Dr. Sugar participates in the SRI. Dr. Sugar and Mr. Bush also have certain benefits from historical qualified and nonqualified plans in which they previously participated. Mr. Palmer has certain benefits that make him whole for benefits forfeited as a result of his employment with the Company.

The change in pension values shown in the Summary Compensation Table includes the effect of:

•	an additional year of service from December 31, 2006 to December 31, 2007;

•	changes in eligible pension pay;

•	changes in applicable pay cap limits; and

•	changes in actuarial assumptions.

DESCRIPTION OF QUALIFIED PLANS USED FOR TABLE CALCULATIONS

Northrop Grumman Pension Plan (NGPP) and Northrop Grumman Space & Mission Systems Salaried Pension Plan (NG S&MS SPP)

These two plans are part of the Northrop Grumman Pension Program (“Program”). The general benefit structure of plans within the Program is similar except for the historical benefit formulas, the transition benefit formulas and the timing of the transition period, all of which are described below.

The Program is a group of a defined benefit pension plans qualified under Internal Revenue Code section 401. The Program provides up to three component pieces of benefits depending on when a participant is hired and terminates. The following chart illustrates the component pieces of the Program benefit (described in more detail after the chart):

Part B (5-Year Transition Benefit) Benefit based on a formula similar to the one under the historical planformula during the transition period

Part A Benefit under the historical plan formula before the transition period	+ or (if greater) +	Part D Benefit under the cash balance formula after the transition period	=	Pension Benefit

Part C (5-Year Transition Benefit) Benefit under the cash balance formula during the transition period

The components are the historical benefit (the Part A benefit), the transition benefit (the greater of the Part B benefit or the Part C benefit) and the cash balance benefit (the Part D benefit). Certain groups such as the Northrop Grumman Retirement Value Plan (“RVP”) participants are not eligible for the transition benefit and only receive up to two benefit pieces: the historical benefit (Part A benefit) and the cash balance benefit (Part C benefit). Eligible employees who joined the Program after the transition date associated with their pension plan accrue only the cash balance benefit (Part D) from their date of participation.

The qualified benefit for each NEO except Mr. Palmer and Mr. O’Neill is the sum of these three benefits (Part A + Part B or C + Part D). Mr. O’Neill is an RVP participant, so he receives the sum of two benefits (Part A benefit + Part D benefit) Mr. Palmer joined the Program after the transition period ended, so he receives only a Part D benefit.

The transition period for the NGPP is July 1, 2003 through June 30, 2008. The NG S&MS SPP transition period is January 1, 2005 through December 31, 2009. During the transition period, each eligible participant earns the greater of (i) the benefit calculated under a formula similar to his or her historical plan (Part B) or (ii) the cash balance formula benefit (Part C).

The Program’s cash balance formula (Part D benefit) uses a participant’s points (age plus years of service) to determine a pay-based credit amount (a percentage of eligible pay) on a monthly basis. Interest is credited monthly on the amount in the participant’s hypothetical individual account. At normal retirement age, a participant’s balance in the hypothetical account is converted into an annuity payable for life, using factors specified in the Program. There are various forms of annuities from which the participant can choose, including a single life annuity or a joint-and-survivor annuity.

Specific Elements of the Program

The following paragraphs describe specific elements of the Program in more detail.

•	Formulas Under Historical Plans:

•

Northrop Grumman Retirement Plan (NGRP). The NGRP is a sub-plan of the NGPP. It provides a benefit equal to years of benefit service multiplied by final average pay (as limited by Code section 401(a)(17)) multiplied by 1.6667%. Final average pay is the average of the highest-paid three completed plan years during the greater of (i) the last ten consecutive years of participation, or (ii) all consecutive years of participation since January 1, 1997.

•

Northrop Grumman Space & Mission Systems Salaried Pension Plan (NG S&MS SPP). The NG S&MS SPP provides a benefit equal to years of benefit service (maximum of 35) multiplied by final average pay (as limited by Code section 401(a)(17)) multiplied by 1.5% reduced by years of benefit service (maximum of 35) multiplied by the lesser of final average pay and Covered Compensation multiplied by 0.4%. Participants with more than 35 years of benefit service receive an additional benefit of 1.33% multiplied by years of benefit service in excess of 35 multiplied by final average pay. Participants hired prior to January 1, 2000 are eligible for a pre-age 62 supplemental benefit equal to the reduction stated above. This supplemental benefit is paid to those who retire prior to age 62, with payments ceasing at age 62. Final average pay is the highest average of the 5 consecutive plan years of eligible earnings. Covered Compensation is the 35-year average of Social Security Wage Bases (SSWB) through Social Security Normal Retirement Age assuming no change in SSWB from the year of termination.

•

Northrop Grumman Retirement Value Plan (RVP). The RVP is a sub-plan of the NGPP. It provides a benefit equal to the participant’s accrual under a cash balance formula using a hypothetical account value that grows with credits based on age, total service, compensation, and interest.

•

Cash Balance Formula. Table 1 shows the current percentage of pay credit specified at each point level for Dr. Sugar, Mr. Bush and Mr. Seymour. Interest is credited monthly based on the 30-year Treasury bond rate. Because they are covered by a different cash balance formula, the percentage of pay credit for Mr. Palmer, Mr. Agee and Mr. O’Neill is 1.5% less than the Table 1 amount at all point levels for both all eligible pay and for eligible pay in excess of the SSWB.

Table 1

	Credit Amount
Points (attained age and total service)	All Eligible Pay	Eligible Pay in Excess of Social Security Wage Base
Under 25	6.0%	6.0%
25 to 34	6.5%	6.0%
35 to 44	7.0%	6.0%
45 to 54	7.5%	6.0%
55 to 64	8.0%	6.0%
65 to 74	8.5%	6.0%
75 to 84	9.0%	6.0%
Over 84	9.5%	6.0%

•

Vesting. As of December 31, 2007, each NEO except Mr. Palmer has a nonforfeitable right to receive retirement benefits, which is payable upon early (if eligible) or normal retirement, as elected by the NEO.

•

Form of Benefit. The standard form of benefit is an annuity payable for the life of the participant. At normal retirement the annuity for the cash balance formula is equal to the accumulated account balance divided by 9. The annuity for the historical RVP cash balance formula is equal to the accumulated account balance divided by a lump sum conversion factor designated under IRS section 417(e). Other annuity options may be elected; however, each of them is actuarially equivalent in value to the standard form. A few historical benefits (Part A) also allow a lumps sum form of distribution to be elected.

•	Pay. Pay for purposes of the final average pay and the cash balance formulas is basically salary plus the annual cash bonus.

•

Normal Retirement. Normal retirement means the benefit is not reduced for early commencement. It is generally specified in each formula: age 65 for the NGRP formula, the later of age 65 and five years of participation for the NG S&MS SPP formula, the earlier of age 65 and five years of vesting service for the historical RVP formula and the later of age 65 and five years of vesting service for the cash balance formula.

•

Early Retirement. Early retirement eligibility occurs when the participant attains both age 55 and completes 10 years of service (5 years for the NG S&MS SPP formula). Early retirement benefits under both the historical and cash balance formulas may be reduced for commencement prior to normal retirement. This is to reflect the longer period of time over which the benefit will be paid. Each of the NEOs except Mr. Palmer and Mr. O’Neill is eligible for early retirement under the NGPP and for an unreduced early retirement benefit under the cash balance formula.

DESCRIPTION OF NONQUALIFIED PLANS USED FOR TABLE CALCULATIONS

ERISA 1 and ERISA 2 (Collectively the “ERISA Plans”) and SRIP Components Included in Present Values

ERISA 1 is a nonqualified plan. It provides benefits that would have been paid under the NGPP but for the Code section 415 limit on the annual benefit that may be paid under a qualified plan. ERISA 2 is a nonqualified plan which provides benefits that would have been paid under the NGPP but for the Code section 401(a)(17) limit on the amount of compensation that may be taken into account under a qualified plan. ERISA 2 also provides benefits based on compensation deferred under a Company deferred compensation plan, because such deferrals are not included as compensation under the qualified plans. Benefits under the ERISA Plans are subject to a general limitation of 60% of final average pay (if applicable, reduced for early retirement according to the rules of the NGPP) for all Company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option. Reductions for early retirement apply in the same manner as under the NGPP.

The SRIP provides benefits that would have been paid under the NG S&MS SPP but for the Code section 415 limit on annual benefits and the Code section 401(a)(17) limit on the amount of qualified plan compensation. The SRIP also provides benefits based on compensation deferred under the Northrop Grumman deferred compensation plan because such deferrals are not included as compensation under the qualified plans. Benefits under the SRIP are subject to a general limitation of 60% of final average pay (if applicable, reduced for early retirement according to the rules of the SRIP) for all Company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus annual installment options from 2 to 10 years. Reductions for early retirement apply in the same manner as under the NG S&MS SPP.

CPC SERP

Each NEO is eligible to participate in the CPC SERP which provides a pension equal to the greater of an amount accrued under the CPC SERP formula or the benefit calculated using the Officers Supplemental Executive Retirement Program (“OSERP”) provisions. The CPC SERP formula is 3.3334% of final average pay (as defined under the NGRP) for each year or portion thereof that the participant has served on the Corporate Policy Council, less any other Company pension benefits accrued for the same service.

CPC SERP participants will also have their benefits calculated under the OSERP formula and if it results in a greater amount, the benefit under the OSERP formula will be provided. The OSERP provides a total pension benefit equal to a percentage of final average pay (as defined under the NGRP) where the percentage is determined by the following formula: 2% for each year of service up to 10 years, 1.5% for each subsequent year up to 20 years, and 1% for each additional year over 20 and less than 45, less any other Company pension benefits. In the OSERP formula, all years of service with the Company are used to determine the final percentage.

The pension benefits for Mr. Bush and Mr. Agee under the CPC SERP are based on the OSERP formula because it provides the larger of the two benefits.

The total accrual percentage under the CPC SERP cannot exceed the percentage necessary for the participant to receive an annuity of 60% of final average pay as defined under the NGRP (if applicable, reduced for early retirement according to the rules of the NGPP) when all pension benefits are taken in total. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option.

Normal Retirement: Age 65.

Early Retirement: The later of the first day of the month following termination or the commencement of the participant’s qualified plan benefit. Benefits are reduced by the smaller of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement.

SRI Benefits Included in Present Values

Dr. Sugar currently participates in the SRI. The gross amount of the supplemental benefit under the SRI is calculated as the greater of (1) the participant’s benefits under the NGPP and the ERISA 2 Plan or (2) a fixed percentage of the participant’s final average pay (as defined under the NGRP) equal to 30% at age 55, increasing 4% for each year up to and including age 60, and increasing 2% for each year beyond age 60 to 65. However, in no event will the gross SRI benefit exceed 60% of the participant’s final average pay as defined under the NGRP. In all cases, the gross SRI benefit is reduced by the amount of other Company pension benefits. Thus, the net SRI benefit is less than the gross amount. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option.

Frozen Historical Plan Benefits

As noted above, certain NEOs also have benefits under one or more additional plans. Except where expressly provided otherwise, all values below are expressed in the form of an annual single life annuity and the NEO’s service and compensation used in calculating the benefits were frozen as of the specified date.

Due to prior employment, Dr. Sugar has frozen benefits in three former Litton plans: the Northrop Grumman Retirement Plan B (“Plan B”) (formerly Litton Retirement Plan B), the Litton Restoration Plan and the Litton SERP. Dr. Sugar accrued an annual benefit of $2,732, taking into account service and compensation with Litton through December 31, 2001. He does not accrue benefits under this plan after December 31, 2001. As required by law, he will continue to earn vesting service for future service with the Company. Should Dr. Sugar retire on or after age 60, he will meet the plan’s eligibility requirements for an unreduced benefit (age 60 with 80 points) and thus his Plan B benefit will be paid on an unreduced basis; otherwise the benefit will be reduced by 6% per year for each year benefits commence before age 62.

Under the Litton Restoration Plan and the Litton SERP, Dr. Sugar accrued benefits taking into account his service and compensation earned from June 21, 2000 through December 31, 2001. Dr. Sugar earns no additional benefits under these plans. A portion of these benefits were paid in 2001 as a result of the Litton change in control. Upon Dr. Sugar’s future retirement, he will receive an unreduced annual annuity of $42,560 from the Restoration Plan and $126,833 from the SERP.

Due to prior employment, Dr. Sugar and Mr. Bush each have frozen benefits in two former TRW plans: the NG S&MS SPP and the SRIP. Each of them is entitled to receive annual benefits at age 65 from these plans. Dr. Sugar’s benefit is equal to $56,489 under the NG S&MS SPP and $1,144,048 under the SRIP. Mr. Bush’s accrued benefit is $44,205 under the NG S&MS SPP and $306,873 under the SRIP. Should Dr. Sugar or Mr. Bush retire on or after 60, their benefits under these plans will be paid on an unreduced basis; otherwise the benefits are reduced 4% per year for each year benefits commence before age 60. Should Dr. Sugar or Mr. Bush retire before age 62, they will also receive a temporary annual supplemental benefit under the NG S&MS SPP. Dr. Sugar’s temporary benefit would equal $5,256 and Mr. Bush’s temporary benefit would equal $5,615. These benefits are subject to an early retirement reduction for retirement prior to age 60. Dr. Sugar’s and Mr. Bush’s benefit amounts under these plans will be updated each year to reflect their current final average earnings as defined by the NG S&MS SPP and the SRIP.

Pursuant to his offer letter, Mr. Palmer is entitled to two different benefits under the Northrop Grumman Corporation Supplemental Retirement Replacement Plan. First, he is entitled to a monthly payment (currently $8,632) for life equal to the amount that would have been paid to him under his former employer’s supplemental retirement plan but for his employment with the Company. Payments will be forfeited if Mr. Palmer’s former employer resumes payments under its supplemental retirement plan. Second, Mr. Palmer is entitled to a payment upon termination of employment equal to the amount (if any) by which (1) below exceeds (2) below:

(1)	the lesser of $588,500 and the present value of the benefits Mr. Palmer forfeited under another former employer’s retirement plans

(2)	the present value of Mr. Palmer’s vested benefits under the Company’s qualified and nonqualified pension plans on his termination (excluding the $8,632 monthly benefit described above), subject to 409A regulations.

SPECIFIC ASSUMPTIONS USED TO ESTIMATE PRESENT VALUES

Assumed Retirement Age: For all plans, pension benefits are assumed to begin at the earliest retirement age that the participant can receive an unreduced benefit payable from the plan. For the NGPP, the associated ERISA Plans and CPC SERP, benefits are first unreduced once the NEO accumulates 85 points or reaches age 65. For the NG S&MS SPP and SRIP, benefits are first unreduced for the NEO at age 60. Plan B benefits are unreduced upon the earlier of age 62 or age 60 with 80 points, while Litton SERP and Restoration benefits are unreduced at any age. For the SRI, the assumed retirement age is the plan’s normal retirement date (age 65, the date at which the full 60% benefit is payable).

Discount Rate: The applicable discount rates are 6.00% as of December 31, 2006 (for all plans except for Plan B where a discount rate of 5.75% was used) and 6.25% as of December 31, 2007 (for all plans except for Plan B where a discount rate of 6.00% was used).

Mortality Table: As was used for financial reporting purposes, RP 2000 projected seven years without collar adjustment as of December 31, 2006 and RP2000 projected eight years without collar adjustment as of December 31, 2007.

Present Values: Present values are calculated using the Assumed Retirement Age, Discount Rate, and Mortality Table described above; they assume the NEO remains employed until his earliest unreduced retirement age.

Future Investment Crediting Rate Assumption: Cash balance amounts are projected to the Assumed Retirement Age based on the future investment crediting rate assumptions of 5.00% as of December 31, 2006 and 4.93% as of December 31, 2007. These rates are used in conjunction with the discount rate to estimate the present value amounts for cash balance benefits.

INFORMATION ON EXECUTIVES ELIGIBLE TO RETIRE AND ADDITIONAL NOTES

Dr. Sugar is eligible to retire early and begin pension benefits immediately under all plans in which he participates. If Dr. Sugar were to retire immediately, his total annual benefit amount as of December 31, 2007, combined for all plans in which he participates, is estimated to be $2,285,076 payable to age 62 and $2,279,940 payable from age 62.

Mr. Seymour is eligible to retire early and begin pension benefits immediately under all plans in which he participates. If Mr. Seymour were to retire immediately, his total annual benefit amount as of December 31, 2007, combined for all plans in which he participates, is estimated to be $612,840.

Mr. Agee is eligible to retire early and begin pension benefits immediately under all plans in which he participates. If Mr. Agee were to retire immediately, his total annual benefit amount as of December 31, 2007, combined for all plans in which he participates, is estimated to be $343,906.

2007 Nonqualified Deferred Compensation Plan

2007 Nonqualified Deferred Compensation

Name & Principal Position	Plan Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions (4) ($)	Aggregate Balance at Last FYE (5) ($)
Ronald D. Sugar Chairman and Chief Executive Officer	Deferred Compensation Savings Excess	1,252,800 253,182	0 127,706	308,025 86,013	0 136,615	6,948,605 2,029,760

Wesley G. Bush President and Chief Operating Officer	Deferred Compensation Savings Excess	260,000 169,250	0 68,334	125,409 102,829	0 0	1,483,817 1,244,211

James F. Palmer Corporate Vice President and Chief Financial Officer	Deferred Compensation Savings Excess	113,077 0	0 0	2,110 0	0 0	115,187 0

Scott J. Seymour Corporate Vice President and President, Integrated Systems	Deferred Compensation Savings Excess	0 289,327	0 46,738	45,117 50,953	229,946 0	565,208 1,241,768

Jerry B. Agee Corporate Vice President and President, Mission Systems	Deferred Compensation Savings Excess	474,500 52,107	0 23,543	68,739 82,995	0 0	1,009,566 973,323

James R. O’Neill Corporate Vice President and President, Information Technology	Deferred Compensation Savings Excess	123,231 0	0 0	19,626 0	0 0	382,481 0

Footnotes:

(1)	Executive contributions in this column also are included in the salary and non-equity incentive plan columns of the 2007 Summary Compensation Table.

(2)	Company contributions in this column are included under All Other Compensation column in the 2007 Summary Compensation Table.

(3)	Aggregate earnings in the last fiscal year are not included in the 2007 Summary Compensation Table since they are not above market or preferential.

(4)	Dr. Sugar received an annual distribution from the Benefits Equalization Plan, a plan in which he participated prior to termination of employment at TRW. The plan was merged into the Northrop Grumman Savings Excess Plan in 2004, but distributions continued as scheduled based on installments over a ten-year period.

(5)	The only amounts reflected in this column that previously were reported as compensation to the NEO in the Summary Compensation Table were executive contributions for the respective fiscal year-end and only if the NEO was reported as an NEO for each respective year. Aggregate earnings in this column were not reported previously in the Summary Compensation Table.

Outlined below are the material terms of the two nonqualified deferred compensation plans in which the executives may participate. No above market earnings are provided under these plans.

Feature	Savings Excess Plan	Deferred Compensation Plan
Compensation Eligible for Deferral	1% to 25% of salary and bonus above IRS limits	Up to 90% of salary and/or bonuses

Company Allocation	Up to 4%, based on a contribution rate of 8% • First 2% is matched at 100% • Next 2% is matched at 50% • Next 4% is matched at 25%	None

Method of Crediting Earnings	Participants may make elections on a daily basis as to how their account balances will be deemed invested for purposes of crediting earnings to the account. Deemed investments are chosen from a limited list of investment options selected by the Committee administering the Plan.	Participants may make elections on a daily basis as to how their account balances will be deemed invested for purposes of crediting earnings to the account. Deemed investments are chosen from a limited list of investment options selected by the Committee administering the Plan.

Vesting	100% at all times	100% at all times

Distributions

At Termination of Employment	Based on advance election, payment made in lump sum or installments over period of up to 15 years.	Based on advance election, payment made in lump sum or installments over a 5, 10, or 15-year period.

Scheduled In-Service Distribution	Not available	Available with advance election. Payment made in lump sum or installments over 2-5 years.

Non-Scheduled In-Service Distribution	Not available	Up to 90% of the pre-2005 account balance may be distributed. A 10% forfeiture penalty will apply.

Hardship Withdrawals	Not available	Available

All deferred compensation that was not earned and vested before January 1, 2005 is subject to the requirements under Internal Revenue Code section 409A. Those requirements largely restrict an executive’s ability to control the form and timing of distributions from nonqualified plans such as those listed in this chart.

2007 Change-in-Control and Severance

The tables below provide estimated payments and benefits that the Company would provide each NEO if his employment terminated on December 31, 2007 for specified reasons. These payments and benefits are payable based on:

•	The Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation

•	The 2001 Long-Term Incentive Stock Plan and terms and conditions of equity awards

•	The Special Officer Retiree Medical Plan

•	Dr. Sugar’s employment agreement

•	Mr. Palmer’s offer letter

•	The March 2004 Special Agreements (change in control agreements)

We summarize these arrangements before providing the estimated payment and benefit amounts in the tables. (See the Pension Benefits & Nonqualified Deferred Compensation Tables for information on retirement benefits the NEOs would be entitled to upon termination.)

Severance Plan Benefits

Upon a “qualifying termination” (defined below) the Company has discretion to provide severance benefits to the NEOs under the Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation (“Severance Plan”). Provided the NEO signs a release, he will receive: (i) a lump sum severance benefit equal to two times base salary, and the greater of target or average bonus for the last three years, (ii) continued medical and dental coverage for two years, (iii) income tax preparation/financial planning fee for one year and (iv) outplacement expenses up to 15% of salary (estimated below at $50,000). The cost of providing continued medical and dental coverage is based upon current premium costs. The cost of providing income tax preparation and financial planning for one year was estimated at $30,000 for Dr. Sugar, $20,000 for Mr. Bush and $15,000 for each of the other NEOs.

A “qualifying termination” means one of the following:

•	involuntary termination, other than for cause or mandatory retirement,

•	election to terminate in lieu of accepting a downgrade to a non-officer position,

•	following a divestiture of the NEO’s business unit, election to terminate in lieu of accepting a relocation, or

•	if the NEO’s position is affected by a divestiture, the NEO is not offered salary or bonus at a certain level.

Terms of Equity Awards

The terms of equity awards to the NEOs under the 2001 Long-Term Incentive Plan provide for accelerated vesting if an NEO terminates for certain reasons. For stock options and restricted performance stock rights (“RPSRs”), accelerated vesting of a portion of each award results from a termination due to death, disability, or retirement (after age 55 with 10 years of service or mandatory retirement at age 65). An extended exercise period is also provided for options under these circumstances. For restricted stock rights (“RSRs”), accelerated vesting results from a termination due to death or disability.

For purposes of estimating the payments due under RPSRs below, Company performance is assumed to be at target levels through the close of each three-year performance period.

The terms of equity awards to the NEOs under the 2001 Long-Term Incentive Plan also provide for accelerated vesting of stock options and RSRs (and for prorated payment in the case of RPSRs) in the event that the NEO is terminated in a qualifying termination related to a change in control (see “Change in Control Benefits” below). Prorated payment for RPSRs (and related dividend equivalents) made upon a qualifying termination will be based on the portion of the three-year performance period prior to the qualifying termination. For example, if the qualifying termination occurred on June 30 in the second year of a three-year performance period, the target number of RPSRs subject to an award would be multiplied by one-half and then multiplied by the earnout percentage that is based on the Company’s performance for the first half of the performance period.

Retiree Medical Arrangement

Vested NEOs are entitled to retiree medical benefits under the Special Officer Retiree Medical Plan (“SORMP”). The coverage is essentially a continuation of the NEO’s executive medical benefits plus retiree life insurance. A participant becomes vested if he or she has either five years of vesting service as an elected officer or 30 years of total service with the Company and its affiliates. A vested participant can commence SORMP benefits at retirement before age 65 if he has attained age 55 and 10 years of service. Dr. Sugar, Mr. Agee and Mr. Seymour are eligible for pre-65 SORMP commencement upon retirement, The estimated cost of the SORMP benefit reflected in the tables below is the present value of the estimated cost to provide future benefits using actuarial calculations and assumptions.

Dr. Sugar’s Employment Agreement

Under the terms of his employment agreement, if Dr. Sugar’s employment is terminated by the Company without cause, by Dr. Sugar for good reason, or due to death or disability, and Dr. Sugar signs a release, the Company will provide the following:

•	Salary and Bonus Payment – A lump sum payment equal to two times the sum of:

•	highest annual base salary in effect at any time in the six months preceding termination, and

•	higher of: (i) target annual bonus percentage multiplied by highest annual base salary in effect in the six months preceding termination; or (ii) last annual bonus paid prior to termination.

•	Pro-rata portion of target annual bonus for year in which termination occurs

•	One year of additional vesting for all stock options, RSRs, and other stock incentive grants (excluding RPSRs)

•	Pro-rata vesting of RPSRs

•	Two-year extension of time available to exercise options, up to expiration of option

•	Three years of continued medical, dental, vision, and life insurance coverage and programs applicable to Executive at the time of his termination, such as disability benefits

•	Continuation of financial planning benefits through end of his third financial planning year

•	Income tax preparation reimbursement for year of termination and following two full calendar years

•	Outplacement benefits not to exceed $50,000

These benefits will be offset by any benefits due under the Severance Plan described above. Dr. Sugar’s employment agreement contains provisions relating to confidentiality, nondisclosure, assignment of inventions to the Company, and non-solicitation of employees and non-disparagement upon termination.

Dr. Sugar’s employment agreement also provides that he will be entitled to benefits under the SORMP even if he does not otherwise qualify. However, he is required to reimburse the Company for the full cost of such coverage.

Mr. Palmer’s Offer Letter

Under the terms of his offer letter, if Mr. Palmer’s employment is terminated in a qualifying termination under the Severance Plan or due to death or disability, the Company will provide the following:

•	Full vesting of 40,000 restricted stock rights (RSRs) on date of qualifying termination

•	Remaining balance of signing bonus

Change in Control Benefits

The Company has entered into change-in-control severance agreements (the “March 2004 Special Agreements”) with each of the NEOs. Each NEO is entitled to severance benefits under his agreement only upon a qualifying termination that occurs during a protected period (of up to six months) prior to a change in control or in the 24-month period following a change in control. For this purpose, a “qualifying termination” generally occurs in any one of the following circumstances: (i) the NEO’s employment is terminated by the Company for any reason other than cause, (ii) the NEO terminates employment for specified “good reason” (Company breaches the agreement or a successor breaches or fails to assume the agreement), (iii) a change in control occurs, (iv) a new CEO is named (for reasons other than due to death, disability or reaching age 65), or (v) the NEO remains continuously employed for 12 months following the change in control then terminates employment during the 13th month.

Upon a qualifying termination, the Company will provide the NEO with the following:

•	a lump sum payment equal to three times the NEO’s highest annualized base salary earned

•

a lump sum payment equal to three times the greater of (a) the highest bonus earned during the three full fiscal years prior to the date of the change in control or (b) the NEO’s target bonus for the year during which the change in control occurs

•	a lump sum payment equal to the pro rata portion of the NEO’s target bonus for the year during which termination occurs

•	a lump sum payment equal to the increase in the present value of all the NEO’s qualified and nonqualified pension benefits based on an addition in age and service of three years

•	a lump sum payment equal to three times the annual value of the NEO’s perquisites

•	three years of continued welfare benefits

•	reimbursement for the costs of outplacement services for 12 months following the effective date of termination, up to an amount equal to 15% of the NEO’s base salary

The agreements also provide that if excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, apply to payments made under the agreement, the NEO will be entitled to receive an additional payment to compensate for the excise taxes imposed.

Termination Payment Tables

Termination Payments

Ronald D. Sugar

Chairman and CEO

Executive Benefits	Voluntary Termination		Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability
Salary	$0		$3,050,000	$4,575,000	$3,050,000
Short-term Incentives	$0		$7,000,000	$10,500,000	$7,000,000
Long-term Incentives	$0	(*1)	$11,156,156	$13,972,901	$11,156,156
Benefits and Perquisites
Incremental Pension	$0		$0	$5,588,095	$0
Retiree Medical and Life Insurance	$341,056		$341,056	$341,056	$341,056
Medical/Dental Continuation	$0		$8,265	$8,265	$8,265
Life Insurance Coverage	$0		$0	$0	$0
Disability Benefits	$0		$22,341	$22,341	$22,341
Financial Planning/Income Tax	$0		$90,000	$90,000	$90,000
Personal Liability Insurance	$0		$0	$3,482	$0
Outplacement Services	$0		$50,000	$50,000	$50,000
280G Tax Gross-up	$0		$0	$14,262,123	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights and Stock Options. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

Termination Payments

Wesley G. Bush

President and COO

Executive Benefits	Voluntary Termination		Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability
Salary	$0		$1,780,000	$2,670,000	$0
Short-term Incentives	$0		$2,600,000	$3,900,000	$0
Long-term Incentives	$0	(*1)	$0	$9,099,628	$8,408,128
Benefits and Perquisites
Incremental Pension	$0		$0	$1,740,631	$0
Retiree Medical and Life Insurance	$187,649		$187,649	$201,266	$187,649
Medical/Dental Continuation	$0		$61,156	$91,735	$0
Life Insurance Coverage	$0		$0	$21,960	$0
Disability Benefits	$0		$0	$18,179	$0
Financial Planning/Income Tax	$0		$20,000	$60,000	$0
Personal Liability Insurance	$0		$0	$1,754	$0
Outplacement Services	$0		$50,000	$50,000	$0
280G Tax Gross-up	$0		$0	$5,702,466	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights, Stock Options and Restricted Stock Rights. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

Termination Payments

James F. Palmer

Corporate VP and CFO

Executive Benefits	Voluntary Termination		Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability
Salary	$0		$1,470,000	$2,205,000	$0
Short-term Incentives	$0		$1,029,000	$1,543,500	$0
Accelerated Payout of Signing Bonus	$0		$466,667	$466,667	$466,667
Long-term Incentives	$0	(*1)	$3,145,600	$3,872,534	$3,727,934
Benefits and Perquisites
Incremental Pension	$0		$0	$481,441	$0
Retiree Medical and Life Insurance	$0		$0	$236,321	$0
Medical/Dental Continuation	$0		$38,394	$57,591	$0
Life Insurance Coverage	$0		$0	$18,300	$0
Disability Benefits	$0		$0	$23,225	$0
Financial Planning/Income Tax	$0		$15,000	$45,000	$0
Personal Liability Insurance	$0		$0	$1,754	$0
Outplacement Services	$0		$50,000	$50,000	$0
280G Tax Gross-up	$0		$0	$2,773,891	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights, Stock Options and Restricted Stock Rights. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

Termination Payments

Scott J. Seymour

Corporate VP & President, Integrated Systems

Executive Benefits	Voluntary Termination		Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability
Salary	$0		$1,240,000	$1,860,000	$0
Short-term Incentives	$0		$1,540,000	$2,310,000	$0
Long-term Incentives	$2,387,501	(*1)	$2,387,501	$6,468,501	$5,926,301
Benefits and Perquisites
Incremental Pension	$0		$0	$1,992,239	$0
Retiree Medical and Life Insurance	$429,132		$429,132	$429,132	$429,132
Medical/Dental Continuation	$0		$5,417	$8,126	$0
Life Insurance Coverage	$0		$0	$0	$0
Disability Benefits	$0		$0	$21,618	$0
Financial Planning/Income Tax	$0		$15,000	$45,000	$0
Personal Liability Insurance	$0		$0	$1,754	$0
Outplacement Services	$0		$50,000	$50,000	$0
280G Tax Gross-up	$0		$0	$3,921,994	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights, Stock Options and Restricted Stock Rights. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

Termination Payments

Jerry Agee

Corporate VP & President, Mission Systems

Executive Benefits	Voluntary Termination		Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability
Salary	$0		$1,120,000	$1,680,000	$0
Short-term Incentives	$0		$1,460,000	$2,190,000	$0
Long-term Incentives	$2,002,142	(*1)	$2,002,142	$2,579,152	$2,002,142
Benefits and Perquisites
Incremental Pension	$0		$0	$1,864,578	$0
Retiree Medical and Life Insurance	$282,478		$282,478	$282,478	$282,478
Medical/Dental Continuation	$0		$5,775	$8,663	$0
Life Insurance Coverage	$0		$0	$0	$0
Disability Benefits	$0		$0	$27,675	$0
Financial Planning/Income Tax	$0		$15,000	$45,000	$0
Personal Liability Insurance	$0		$0	$1,754	$0
Outplacement Services	$0		$50,000	$50,000	$0
280G Tax Gross-up	$0		$0	$3,656,331	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights, Stock Options and Restricted Stock Rights. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

Termination Payments

James R. O’Neill

Corporate VP & President, Information Technology

Executive Benefits	Voluntary Termination		Involuntary Termination Not For Cause (*2)	Post-CIC Involuntary or Good Reason Termination	Death or Disability
Salary	$0		$1,120,000	$1,680,000	$0
Short-term Incentives	$0		$1,360,000	$2,040,000	$0
Long-term Incentives	$0	(*1)	$0	$2,450,488	$1,996,358
Benefits and Perquisites
Incremental Pension	$0		$0	$861,120	$0
Retiree Medical and Life Insurance	$0		$0	$210,556	$0
Medical/Dental Continuation	$0		$61,156	$91,735	$0
Life Insurance Coverage	$0		$0	$18,446	$0
Disability Benefits	$0		$0	$20,142	$0
Financial Planning/Income Tax	$0		$15,000	$45,000	$0
Personal Liability Insurance	$0		$0	$1,754	$0
Outplacement Services	$0		$50,000	$50,000	$0
280G Tax Gross-up	$0		$0	$2,741,943	$0

Notes:

(*1)	Long-term Incentives include grants of Restricted Performance Stock Rights and Stock Options. Results in a benefit under Voluntary Termination only if eligible for retirement treatment under the terms and conditions of the grants (age 55 with 10 years of service).

(*2)	Similar treatment provided for certain “good reason” terminations, as described above. However, there would be no termination payment in the event of an involuntary termination for cause.

Accelerated Equity Vesting Due to Change in Control

The terms of equity awards to the NEOs under the 2001 Long-Term Incentive Plan provide for accelerated vesting of stock options and RSRs (and for prorated payments in the case of RPSRs) when the Company is involved in certain types of “change in control” events that are more fully described in the Plan (e.g., certain business combinations after which the Company is not the surviving entity and the surviving entity does not assume the awards). Vested stock options that are not exercised prior to one of these changes in control may be settled in cash and terminated. Prorated payments for RPSRs made upon one of these changes in control will be based on the portion of the three-year performance period prior to the change in control. For example, if a change in control occurred on June 30 in the second year of a three-year performance period, the target number of RPSRs subject to an award would be multiplied by one-half and then multiplied by the earnout percentage that is based on the Company’s performance for the first half of the performance period. Under the terms of his offer letter, Mr. Palmer would also receive a lump-sum payment of approximately $1,453,200 for the present value of his $8,632 monthly benefit under the Supplemental Retirement Replacement Plan.

The table below provides the estimated value of accelerated equity vesting and/or payments if such a change in control had occurred on December 31, 2007.

	Stock Options	RSRs	RPSRs
Name and Principal Position	Acceleration of Vesting ($)	Acceleration of Vesting ($)	Prorated Payment ($)	Total ($)
Ronald D. Sugar Chairman and Chief Executive Officer	$5,644,223	$0	$8,328,678	$13,972,901

Wesley G. Bush President and Chief Operating Officer	$1,277,174	$5,504,800	$2,317,654	$9,099,628

James F. Palmer Corporate Vice President and Chief Financial Officer	$192,800	$3,145,600	$534,134	$3,872,534

Scott J. Seymour Corporate Vice President and President, Integrated Systems	$1,040,900	$3,538,800	$1,888,801	$6,468,501

Jerry B. Agee Corporate Vice President and President, Mission Systems	$961,285	$0	$1,617,867	$2,579,152

James R. O’Neill Corporate Vice President and President, Information Technology	$886,035	$0	$1,564,453	$2,450,488

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee proposes and recommends that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2008. Deloitte & Touche LLP served the Company as its independent auditors for 2007. Although ratification is not required by the Company’s Bylaws or otherwise, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the Company’s stockholders as a matter of good corporate governance. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider this in its selection of auditors for the following year. A representative from Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Fees Billed By the Independent Auditors

The following table summarizes aggregate fees billed to the Company for the years ended December 31, 2007 and 2006 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	Fiscal Year Ended December 31,
	2007	2006
Audit Fees(a)	$15,770,000	$16,281,000
Audit-Related Fees(b)	635,000	4,571,000
Tax-Related Fees(c)	2,022,000	2,528,500
All Other Fees	0	0

Total Fees	$18,427,000	$23,380,500

(a)	Audit Fees for 2007 and 2006 reflect fees of $14,420,000 and $14,831,000, respectively, for the consolidated financial statement audits and include the audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit Fees for 2007 and 2006 also include $1,350,000 and $1,450,000, respectively, for the foreign statutory audits. Fees for foreign statutory audits are reported in the year in which the audits are performed. For example, foreign statutory audit fees reported in 2007 relate to audits of the Company’s foreign entities for the fiscal year ended 2006.

(b)	Audit-related Fees reflect fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements including the support of business acquisition and divestiture activities, independent assessment of controls related to outsourcing services, and audits of employee benefit plans. Fees for business acquisition and divestiture activities totaled $2,995,000 for 2006. Fees related to independent assessment of controls concerning outsourcing activities totaled $565,000 for 2007 and $832,000 for 2006. Fees for benefit plan audits totaled $70,000 for 2007 and $744,000 for 2006, and exclude fees related to benefit plan audits which are paid for by the plans.

(c)	Tax-related Fees during 2007 and 2006 reflect fees of $1,458,000 and $1,708,900, respectively, for services concerning foreign income tax compliance, foreign Value Added Tax (VAT) compliance, expatriate tax services, transfer pricing analysis, and software licensing. The remaining tax fees primarily relate to other tax compliance matters.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

It is the Audit Committee’s policy to pre-approve all audit and permitted non-audit services provided by the independent auditors in order to assure that the provision of these services does not impair the independent auditor’s independence. These services may include audit services, audit-related services, tax-related services and other services. Pre-approval may be given at any time up to a year before commencement of the specified service. Any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority for any individual project up to a pre-determined amount to the Chairman of the Audit Committee.

The decisions of the Chairman to pre-approve a permitted service are reported to the Audit Committee at its next meeting. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy, as well as the fees for the services performed to date.

The Audit Committee approved all audit and non-audit services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during 2007 and 2006, in each case before being engaged to provide those services.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE PROPOSAL.

PROPOSAL THREE: APPROVAL OF PERFORMANCE CRITERIA FOR 2001 LONG-TERM INCENTIVE STOCK PLAN

Stockholders are being asked to approve a proposal with respect to the Northrop Grumman 2001 Long-Term Incentive Stock Plan, as amended (the “2001 Stock Plan”), which has been maintained by the Company since 2001.

Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) generally provides that a public company may not take a Federal income tax deduction for certain compensation in excess of $1,000,000 paid to certain of its executive officers in a year, except that certain qualifying “performance-based” compensation within the meaning of Section 162(m) is not subject to the deductibility limitation. Under the 2001 Stock Plan, stock options, stock appreciation rights, and certain other awards granted under Section 8(c)(ii) of the 2001 Stock Plan (“Performance-Based Awards”) may be designed to satisfy the requirements for qualified performance-based compensation under Section 162(m) and thus will not be subject to the deductibility limitations of Section 162(m). (Also see the discussion “Summary Description of the 2001 Stock Plan—Performance-Based Awards” below.)

Section 162(m) generally requires that stockholders re-approve the Performance-Based Award provisions of the 2001 Stock Plan every five years or Performance-Based Awards (other than stock options and stock appreciation rights) may not continue to be granted under the plan. Stockholders last approved the 2001 Stock Plan at the Company’s 2003 annual meeting of stockholders and in order for the Company to continue to grant Performance-Based Awards under the 2001 Stock Plan after the date of the Annual Meeting, stockholders are being asked to re-approve the Performance-Based Award feature of the 2001 Stock Plan and the related performance criteria (described under “Summary Description of the 2001 Stock Plan—Performance-Based Awards” below) that may be referenced in granting Performance-Based Awards so that Performance-Based Awards may continue to be fully tax deductible for federal income tax purposes.

Stockholders are not being asked to increase the number of shares of the Company’s common stock available for award grants under the 2001 Stock Plan, or otherwise modify the terms of the 2001 Stock Plan. If stockholders do not approve the 2001 Stock Plan proposal, no additional Performance-Based Awards will be granted under the Plan but the Company may continue to grant stock options and stock appreciation rights designed to qualify as performance-based compensation under Section 162(m) and stock bonuses, restricted stock, performance shares and other types of awards otherwise authorized under the 2001 Stock Plan that do not qualify as performance-based compensation under Section 162(m).

Summary Description of the 2001 Stock Plan

The principal terms of the 2001 Stock Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2001 Stock Plan, which appears as Exhibit A to this Proxy Statement.

Purpose. The purpose of the 2001 Stock Plan is to promote the long-term success of the Company and to increase stockholder value by providing officers and selected employees with incentives to create excellent performance and to continue service with the Company, its subsidiaries and affiliates. Both by encouraging officers and employees to become owners of Common Stock and by providing actual ownership through 2001 Stock Plan awards, it is intended that 2001 Stock Plan participants will view the Company from an ownership perspective.

Administration. The Compensation and Management Development Committee currently administers the 2001 Stock Plan. The Compensation and Management Development Committee may delegate its authority to make grants under the 2001 Stock Plan to one or more committees of directors. (The appropriate acting body, be it the Compensation and Management Development Committee or another authorized committee of directors, is referred to in this proposal as the “Committee”). The Committee determines the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award. Subject to the other provisions of the 2001 Stock Plan, the Committee has the authority to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award pursuant to Section 6 of the 2001 Stock Plan.

The Committee may allow the purchase price of an award or shares of Common Stock under the 2001 Stock Plan to be paid in the form of cash, by the delivery of already-owned shares of Common Stock, by the surrender of an award of equivalent value, through a third-party purchase where the third party agrees to sell a number of shares on behalf of a participant and the participant assigns the right to receive the proceeds from such sale to the Company in payment of the purchase price, or any other form permitted by law.

No Repricing. The Committee may not cancel or amend an outstanding option or stock appreciation right for the purpose of replacing or re-granting the award with an exercise price or base price, as applicable, that is less than the exercise or base price of the original award. (Adjustments to reflect stock splits and similar events will not be considered amendments for this purpose.)

Eligibility. Persons eligible to receive awards under the 2001 Stock Plan include key employees of the Company and key employees of any other entity that is directly or indirectly controlled by the Company or in which the Company has a significant equity interest. Approximately 70,000 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), are considered eligible under the 2001 Stock Plan at the present time. The Committee determines from time to time the eligible employees to whom awards will be granted.

Authorized Shares; Limits on Awards. The maximum number of shares of Common Stock that currently may be issued or transferred pursuant to awards under the 2001 Stock Plan equals the sum of:

•	50,000,000 shares; plus

•

2,210,060, shares of Common Stock that would otherwise have been or become available under the Northrop Grumman 1993 Long-Term Incentive Stock Plan (the “1993 Stock Plan”) had the 2001 Stock Plan not been adopted; plus

•	any shares of Common Stock that the Company repurchases with proceeds received from option exercises.

In addition, any shares that are forfeited back to the Company under the 2001 Stock Plan or the 1993 Stock Plan, and any shares that have been exchanged by a participant as full or partial payment to the Company in connection with any award under the 2001 Stock Plan or the 1993 Stock Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to an award under the 2001 Stock Plan or the 1993 Stock Plan, are available for issuance under the 2001 Stock Plan.

In instances where a stock appreciation right or other award granted under the 2001 Stock Plan or the 1993 Stock Plan is settled in cash or a form other than shares, the shares that would have been issued had there been no cash or other settlement will not be counted against the share limits of that plan for purposes of determining the number of shares that remain available for issuance under the 2001 Stock Plan. The payment of cash dividends and dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2001 Stock Plan. In addition, the 2001 Stock Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2001 Stock Plan.

The following other limits are also contained in the 2001 Stock Plan:

•

No more than 20,000,000 shares available for issuance under the 2001 Stock Plan may be issued pursuant to stock awards granted under Section 8(c) of the 2001 Stock Plan. Generally, Section 8(c) contemplates awards other than stock options and stock appreciation rights—including stock bonuses, restricted stock, performance shares and other types of awards.

•	No more than 8,000,000 shares may be delivered under the 2001 Stock Plan pursuant to stock options qualified as incentive stock options under Section 422 of the U.S. Internal Revenue Code.

•	No more than 1,800,000 shares may be awarded to any participant during any three-year period pursuant to stock option grants and stock appreciation right grants under the 2001 Stock Plan.

•

“Performance-Based Awards” under Section 8(c)(ii) of the 2001 Stock Plan (other than stock options or stock appreciation rights, and without giving effect to any related dividend equivalents) that are granted to any participant during any three consecutive years may not relate to or provide for payment of more than 600,000 shares.

•	Performance-Based Awards payable only in cash, not related to shares, and granted to any participant in any calendar year may not provide for payment of more than $3,000,000.

As is customary in incentive plans of this nature, the number and kind of shares available under the 2001 Stock Plan and the then outstanding awards, as well as exercise and purchase prices, performance targets under certain performance-based awards, and share limits, are subject to adjustment in the event of certain stock dividends, stock splits, combinations or exchanges of shares, mergers, consolidations, spin-offs, recapitalizations and similar events.

The 2001 Stock Plan does not limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

Types of Awards. The 2001 Stock Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in Common Stock or units of Common Stock. The 2001 Stock Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of Common Stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option may not be less than the fair market value of a share of Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “U.S. Federal Income Tax Treatment of Awards Under the 2001 Stock Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2001 Stock Plan. Incentive stock options may only be granted to key employees of the Company or a subsidiary. The Committee may grant stock options that provide for the award of a new option (a “reload option”) when the exercise price of the option and/or tax withholding obligations related to the exercise of the option are paid in the form of shares or by a reduction in the number of shares otherwise deliverable. The reload options have an exercise price of the then current fair market value of the Common Stock, and expire no later than the expiration date of the original option grant.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Committee at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2001 Stock Plan include, without limitation, stock bonuses, restricted stock, and performance shares.

Performance-Based Awards. The Committee may grant Performance-Based Awards that are intended to qualify as performance-based compensation under, and be exempt from the deductibility limitations of, Section 162(m). Performance-Based Awards are in addition to options and stock appreciation rights which may also qualify as performance-based compensation for Section 162(m) purposes. Performance-Based Awards may be in the form of performance-based restricted stock, performance stock, phantom stock or other rights.

The vesting or payment of Performance-Based Awards will depend on the absolute or relative performance of the Company on a consolidated, segment, subsidiary, division, or plant basis. The Committee will establish the criterion or criteria and target(s) on which performance will be measured. The Committee must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Committee may use for this purpose will include one or more of the following: revenue, net earnings (either before or after interest, taxes, depreciation, amortization and/or Net Pension Income (as defined below)), cash flow, free cash flow, return on equity or on assets or on investment (in each case which may, but need not be, on a net basis), cost containment or reduction, stock price appreciation, total stockholder return, EVA (as defined below), and Pension Adjusted Operating Margin (as defined below). “Net Pension Income” means any positive difference between income from employee pension plan investments less the cost of employee pension benefits for the relevant period of time. “EVA” means operating profit after tax (which means net earnings after tax but before tax adjusted interest income and expense and goodwill amortization), less a charge for the use of capital (which is based on average total capital and the weighted average cost of capital). “Pension Adjusted Operating Margin” means operating margin adjusted for the difference in pension cost between FAS (Financial Accounting Standards) and allowable and reimbursable pension costs under CAS (Cost Accounting Standards).

Performance-Based Awards may be granted only to key employees of the Company or a subsidiary. Performance goals will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events not foreseen at the time the goals were set.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award is paid, the Committee must certify that the performance target or targets have been satisfied. The Committee has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

If stockholders do not approve this proposal, no additional Performance-Based Awards will be granted after the date of the Annual Meeting.

Dividend Equivalents; Deferrals. The Committee may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Committee may provide that awards under the 2001 Stock Plan, and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock.

Acceleration of Awards; Possible Early Termination of Awards. Generally, if the Company is liquidated, all or substantially all of the Company’s assets are sold, or the Company is merged, consolidated or reorganized and stockholders prior to the event do not continue to own more than 60% of the combined voting power of the Company or a successor after the event, then, if outstanding 2001 Stock Plan awards are not assumed or continued after the event, all options granted under the 2001 Stock Plan will vest, stock appreciation rights will be paid, and any other types of awards will vest or be paid. The Committee also has the discretion to establish other change in control provisions with respect to awards granted under the 2001 Stock Plan. For example, the Committee could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above.

Transfer Restrictions. Subject to certain exceptions contained in Section 11 of the 2001 Stock Plan, awards under the 2001 Stock Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award will be paid only to the recipient or the recipient’s beneficiary or representative.

Termination of or Changes to the 2001 Stock Plan. The Board may amend or terminate the 2001 Stock Plan at any time and in any manner. Stockholder approval for an amendment is required only if the amendment increases the number of shares available under the 2001 Stock Plan or if stockholder approval is otherwise required as a matter of law. (Adjustments as a result of stock splits or similar events will not be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board, the 2001 Stock Plan will terminate on February 21, 2011. Outstanding awards generally may be amended, subject to the consent of the holder if the amendment materially and adversely affects the holder.

U.S. Federal Income Tax Treatment of Awards Under the 2001 Stock Plan

The U.S. federal income tax consequences of the 2001 Stock Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2001 Stock Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the optionee may be subject to U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2001 Stock Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, cash and stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2001 Stock Plan in connection with a change in control (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code and certain related excise taxes may be triggered. As previously noted, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits, Historical Grants under the 2001 Stock Plan

The Company has not approved any awards under the 2001 Stock Plan that are contingent on stockholder approval of this 2001 Stock Plan proposal.

For information regarding stock options, restricted stock, and restricted performance stock right awards granted to the Company’s named executive officers during fiscal 2007, see the material under the heading “Executive Compensation.” For additional information regarding past option grants under the 2001 Stock Plan, see the “Aggregate Past Grants Under the 2001 Long-Term Incentive Stock Plan” table below.

The Company currently expects to continue granting awards under the 2001 Stock Plan on, in general, an annual basis. Awards for 2009 are expected to occur in February 2009. However, the Company has not determined any specific awards or award grant levels with respect to any future awards. Thus, the number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2001 Stock Plan cannot be determined at this time.

The closing market price for a share of the Company’s Common Stock on March 25, 2008 was $78.88 per share.

Aggregate Past Grants Under the 2001 Long-Term Incentive Stock Plan

As of March 6, 2008, options covering 21,630,311 shares of Common Stock had been granted under the 2001 Stock Plan. The following table shows information as regarding the distribution of those options among the persons and groups identified below, and option exercises prior to and option holdings as of that date.

Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of 3/6/08
			Exercisable	Unexercisable
Executive Group:
Ronald D. Sugar	1,611,106	0	873,500	737,606
Chairman and Chief Executive Officer

Wesley G. Bush	420,450	0	166,750	253,700
President and Chief Operating Officer

James F. Palmer	121,850	0	0	121,850
Corporate Vice President and
Chief Financial Officer

Scott J. Seymour(1)	250,000	60,000	125,000	65,000
Corporate Vice President and
President, Integrated Systems

Jerry B. Agee	159,200	0	60,000	99,200
Corporate Vice President and
President, Mission Systems

James R. O’Neill(2)	166,000	45,000	65,000	56,000
Corporate Vice President and President Information Technology

Total for Executive Group	2,728,606	105,000	1,290,250	1,333,356
Non-Executive Director Group	0	0	0	0
Each other person who has received 5% or more of the options, warrants or rights under the 2001 Stock Plan	0	0	0	0
All employees, including all current officers who are not executive officers or directors, as a group	18,901,705	9,789,289	6,565,715	1,077,943
Total

(1)	Mr. Seymour retired from the Company effective March 1, 2008.

(2)	Mr. O’Neill held the position of Corporate Vice President and President, Information Technology through January 31, 2008.

Equity Compensation Plan Information

The Company currently maintains four equity compensation plans: the 2001 Stock Plan, the 1995 Stock Option Plan for Non-Employee Directors, as amended (the “1995 Directors Plan”), the Northrop Grumman Corporation 1993 Stock Plan for Non-Employee Directors, as amended (the “1993 Directors Plan”), and the 1993 Long-Term Incentive Stock Plan (the “1993 Stock Plan”). Each of these plans has been approved by the Company’s stockholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2007.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options		Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	22,083,136	(1)	$51.00	(2)	17,464,540	(3)
Additional Performance shares	4,039,605
Equity compensation plans not approved by stockholders	N/A		N/A		N/A
Total	26,122,741		$51.00		17,464,540

(1)	Of these shares, 152,094 were subject to options then outstanding under the 1995 Directors Plan, 9,567,770 were subject to options then outstanding under the 2001 Stock Plan, 1,243,963 were subject to options then outstanding under the 1993 Stock Plan, and 3,919,418 options as a result of conversions from Litton Industries Inc. and TRW Inc. stock plans. In addition, this number includes 11,177,511 shares that were subject to outstanding stock awards granted under the 2001 Stock Plan, and 61,985 shares were subject to outstanding stock units credited under the 1993 Directors Plan. Additional performance shares of 4,039,605 reflect the number of shares deliverable under payment of outstanding restricted performance stock rights, assuming maximum performance criteria have been achieved.

(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted performance stock right and restricted stock right awards, and exclusive of stock units credited under the 1993 Directors Plan.

(3)	Of the aggregate number of shares that remained available for future issuance, 318,000 were available under the 1995 Directors Plan, 25,442 were available under the 1993 Directors Plan, and 17,121,098 were available under the 2001 LTISP. No new awards may be granted under the 1993 Stock Plan. Subject to certain limits set forth in the 2001 LTISP, the shares available under the 2001 LTISP generally may be used for any type of award authorized under that plan including, but not limited to, stock options, stock appreciation rights, time- or performance-based restricted stock or stock units, and stock bonuses.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal, is required for approval of this proposal. Members of the Board who are employed by the Company are eligible for awards under the 2001 Stock Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE PROPOSAL.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL

The Congregation of the Passion, Holy Cross Province, 5700 N. Harlem Avenue, Chicago, Illinois 60631, a beneficial owner of 106 shares of Common Stock of the Company; The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, Pennsylvania 19014, a beneficial owner of at least $2,000 worth of Common Stock of the Company; The Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, a beneficial owner of 72 shares of Common Stock of the Company; Sinsinawa Dominicans, 585 County Road Z, Sinsinawa, Wisconsin 53824, a beneficial owner of 80 shares of Common Stock of the Company; School Sisters of Notre Dame—Milwaukee Province, 13105 Watertown Plank Road, Elm Grove, Wisconsin 53122, a beneficial owner of 200 shares of Common Stock of the Company, the proponents of a stockholder proposal, have stated that the proponents intend to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

WHEREAS the United States exports weapons and related military services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense materiel and emergency drawdowns of weaponry.

The U.S. ranked first in arms transfer deliveries with developing nations, including those in the Near East and Asia, with $8.1 billion for 2005. The weapons sold range from ammunition to tanks, combat aircraft, armored cars, missiles and submarines. Conventional Arms Transfers to Developing Nations, 1998-2005, 10-23-06, CRS Report for Congress, http://www.fas.org/sgp/crs/natsec/RL33696.pdf]. In a number of recent U.S. combat engagements (e.g., the first Gulf War, Somalia, Afghanistan and Iraq), our troops faced adversaries who had previously received U.S. weapons or military technology.

In Fiscal Year 2006, Northrop Grumman was ranked as 3rd largest Department of Defense contractor with $16.2 billion in contracts. (DoD Top 100 Companies—FY 2006) and number 2 at $27.6 billion in SIPRI’s list of 100 largest arms-producing companies in the world for 2005.

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of Northrop Grumman’s foreign sales of weapons-related products and services.

Supporting Statement

We believe it is reasonable that the report include:

1.	Processes used to determine and promote foreign sales e.g. Israel, Saudi Arabia, Egypt and other Middle East countries;

2.	Criteria for choosing countries with which to do business, including selling weapons components and technology and subcontracting arms manufacturing and assembly overseas;

3.	Procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;

4.	Disclosure of sales and other arrangements with local security forces;

5.	Practices ensuring designated customer so as to prevent smuggling and unintended third party sales;

6.	Categories of military equipment or components, including dual use items exported for the past three years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

We believe with the American Red Cross that “the greater the availability of arms, the greater the violations of human rights and international humanitarian law.” Global security is the security of all people. Several times in our recent history, we’ve seen weapons sold to one country result in a threat to our own security. We know, too, that war zones, as well as countries to which illegal weapons have spread, are suffering an increase in human rights abuses inflicted on women and children, people of minority ethnicities, NGOs offering medical services and, now, injuries, torture and death of employees of private military corporations contracted to the DOD (e.g. Iraq).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Northrop Grumman applies its core values in bidding and performing all contracts, including adherence to the highest standards of ethics and integrity. The Northrop Grumman Standards of Business Conduct require adherence to all applicable U.S. and foreign laws. This includes the requirement to secure required U.S. Government approvals for foreign bids, contracts, exports and re-exports, to ensure they are consistent with the national interest, including as applicable the U.S. Departments of Defense, State, Commerce and Treasury, as well as the U.S. Congress for certain transactions involving military sales. The U.S. Government views the sale, export, and re-transfer of defense articles and defense services as an integral part of safeguarding U.S. national security and furthering U.S. foreign policy objectives. Authorizations to transfer defense articles and provide defense services, if applied judiciously, can help meet the legitimate needs of friendly countries, deter aggression, foster regional stability, and promote the peaceful resolution of disputes. The U.S., however, is cognizant of the potentially adverse consequences of indiscriminate arms transfers and, therefore, strictly regulates exports and re-exports of defense items and technologies to protect its national interests and those interests in peace and security of the broader international community. Northrop Grumman Corporation is registered with the Department of State and has a robust infrastructure to comply with applicable export requirements in furtherance of these U.S. Government interests.

Northrop Grumman’s vision is to be the most trusted provider of systems and technologies that ensure the security and freedom of our nation and its allies. Consistent with this vision and the rigorous controls described above, Northrop Grumman bids on and performs contracts for many customers, including U.S., state, local and foreign governments, and U.S. and foreign commercial entities. Northrop Grumman decides whether to bid on any specific U.S. or foreign opportunity by evaluating the projected return to our stockholders and the Company’s capability to successfully perform, after consideration of all relevant factors.

The proposal requests a comprehensive report of Northrop Grumman’s foreign sales of weapons-related products and services, while omitting proprietary and classified information. We believe the requested report would not be possible to produce without risking disclosure of proprietary information, which would potentially have a significant detrimental competitive effect on the Company’s interests in bidding and performing foreign contracts.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal).

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER FOUR.

PROPOSAL FIVE: STOCKHOLDER PROPOSAL

The Service Employees International Union Master Trust, 11 Dupont Circle, Suite 900, Washington, DC 20036, a beneficial owner of 13,000 shares of Common Stock of the Company, the proponent of a stockholder proposal, has stated that the proponent intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

RESOLVED, that shareholders of Northrop Grumman Corporation (“Northrop Grumman”) urge the board of directors to adopt a policy that shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Northrop Grumman’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation, which sometimes appears to be insufficiently aligned with the creation of shareholder value. Media and government focus on the backdating of stock options has increased such investor concern. This proposed reform can help improve investor confidence in compensation practices at our company.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. In establishing the rule, the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages (Pay Without Performance, 49, 2004).

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection are also a blunt and insufficient instrument for registering dissatisfaction with the way the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation at Northrop Grumman by establishing an annual referendum process. The results of such a vote would provide the board and management with useful information about how shareholders view the company’s senior executive compensation reported each year, and whether compensation plans are in shareholders’ best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board believes that annual stockholder reviews of executive compensation are not the most cost-effective and efficient manner to review management’s performance. The Company has state-of-the-art procedures in place to accomplish such reviews. The Compensation Committee recognizes the importance of a continuous and effective review of the programs, policies and procedures to capitalize on industry best practices and annually performs a self evaluation to determine what changes, if any, would improve the Company’s executive compensation program.

The Board of Directors believes that stockholders currently have ample means and opportunity to inform Board members of their views regarding any aspect of the compensation of named executive officers. Among other things, stockholders’ views on this topic may be communicated in writing to individual Board members, the Independent Lead Director, the Independent Directors as a group, or the full Board as a group. In addition, the Company has instituted a number of changes to its corporate governance practices to enable stockholders to express their views on the performance of any of the directors. The classified board has been eliminated, giving stockholders the opportunity to vote for or against each director on an annual basis. The Company has also instituted majority voting, requiring a director to receive more votes “for” than “against” to be re-elected to the Board. The Board of Directors believes that these provide effective methods for stockholders to express dissatisfaction with actions by the members of the Compensation Committee.

The annual referendum process as proposed does not lend itself to any specific action because it provides for a shareholder vote on executive compensation in general without providing any feedback on particular elements of the executive compensation process. Therefore, current avenues that shareholders have available to them to express their views about executive compensation are much more actionable than the proposed annual referendum process.

Determining appropriate balance in executive compensation is extremely important, and the Compensation Committee members take this responsibility seriously. They realize the importance of hiring the best talent in a very competitive market and motivating performance critical to the long term success of the Company and to the interests of the stockholders. The Compensation Committee is composed of individuals who devote significant time to reviewing the proposed compensation for the Company’s senior management. In addition, the Committee hired an experienced independent compensation consultant who reports to the Committee, not management, and performs no other work for the Company.

Because the non-binding vote procedures set forth in the proposal would not add any significant information to that which can now be provided to the Board, and because an annual shareholder review could be detrimental to the Company’s future efforts to recruit and retain top management talent, the Board of Directors recommends against adoption of the proposal.

Vote required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal).

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER FIVE.

PROPOSAL SIX: STOCKHOLDER PROPOSAL

The AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, a beneficial owner of 2,328 shares of Common Stock of the Company, the proponent of a stockholder proposal, has stated that the proponent intends to present a proposal at the Annual Meeting. The proposal and supporting statement for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

RESOLVED, that stockholders of Northrop Grumman Corporation (“Northrop Grumman” or the “Company”) urge the compensation committee of the board of directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment (“Gross-up”), except for Gross-ups provided pursuant to a plan, policy or arrangement applicable to management employees of the Company generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a Gross-up is defined as any payment to or on behalf of the senior executive whose amount is calculated by reference to an actual or estimated tax liability of the senior executive. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

As long-term Northrop Grumman stockholders, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, tax gross-ups for senior executives—reimbursing a senior executive for tax liability or making payment to a taxing authority on a senior executive’s behalf—are not consistent with these principles. Here at our company, Chairman and CEO Ronald Sugar is entitled to receive $11,491,977 in gross-ups on excise taxes in the event of a qualifying termination in conjunction with a change in control.

Because the amount of gross-up payments depends on a variety of external factors such as the tax rate—and not on company performance—tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. That fact led Paula Todd of compensation consultant Towers Perrin to call gross-ups “an incredibly inefficient use of shareholders’ money.” (“When Shareholders Pay the CEO’s Tax Bill,” Business Week (Mar. 5, 2007))

The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to excess parachute payment excise taxes, which apply in a change-of-control context. Michael Kesner of Deloitte Consulting has estimated that gross-up payments on executives’ exec golden parachute excise taxes can account for 8% of a merger’s total cost. (Gretchen Morgenson, “The CEO’s Parachute Cost What?” The New York Times (Feb. 4, 2007))

This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to the Company’s management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or to equalize taxation on employees serving in expatriate assignments, for example, which are extended to a large number of employees under similar circumstances, are much smaller and do not raise concerns about fairness and misplaced incentives.

We urge stockholders to vote FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board and the Compensation Committee support compensation policies that link pay to performance. While the Committee recognizes the concerns about excessive executive compensation, there is a need for flexible compensation policies and procedures to provide competitive programs that are often essential to recruiting and retaining key executive talent. In the marketplace, it is vital the Company offer compensation and benefits that approximate those offered by our peer companies. The use of gross ups is intended to maintain the Company’s competitive position relative to market where this form of benefit is prevalent.

The Company uses gross ups as part of its executive compensation program to address inequities created during a change in control. The application of Internal Revenue Code Sections 280G and 4999 (“Code”) with respect to affected executives can have the unintended effect of favoring certain individuals and not others despite conditions suggesting they be treated equally. The tax liability under the Code is dependent on W-2 compensation over the 5 years preceding the change in control. As the level of W-2 earnings rises, the threshold before certain taxes are incurred also rises. Length of service and stock option exercises for example, can have a significant impact on the determination of potential taxes under the Code. In addition, executives who defer portions of their compensation, thus lowering their W-2 earnings, can be adversely affected under the Code. In a change in control, there is potential for these individuals to owe more taxes than their similarly compensated peers.

The Company also uses gross ups to compensate the Chief Executive Officer (“CEO”) for complying with the Company’s travel policy. This policy requires that all air travel by the CEO, whether business or personal, be conducted using Company aircraft. The purpose of this requirement is to provide appropriate security deemed necessary by the Board of Directors in the best interests of the Company. To prevent the CEO from being unnecessarily penalized for this requirement, the Company provides a gross up benefit to compensate him for the corresponding tax liability related to the use of corporate aircraft.

The demands of the modern economy also drive the use of gross ups to support the Company’s need for a mobile workforce. To that end, the Company employs gross ups in cases of ongoing executive travel where the employee’s presence is required in one or more locations on a regular basis. Living arrangements provided by the Company can create a potential tax liability for the employee. To prevent the executive from being unnecessarily penalized for this requirement, the Company provides a gross up benefit.

The Compensation Committee oversees Management’s administration of the executive compensation program of the Company, is comprised of independent directors, and is advised directly by an executive compensation consulting firm working exclusively for the Company’s Board of Directors. The Committee is cognizant of the potential for abuse of the gross up benefit and is vigilant in monitoring its use as it exercises its fiduciary responsibility to shareholders. Based on current market practice and the need to retain talented individuals in key positions, the Committee believes the gross up benefit is an important and necessary component of the Company’s executive compensation program.

Vote required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal).

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER SIX.

MISCELLANEOUS

Voting on Other Matters

Management is not aware of any other business to be transacted at the Annual Meeting. Northrop Grumman’s Bylaws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted before the Annual Meeting. A copy of the pertinent Bylaw provisions is available on request to the Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

Proposal of Stockholders for the 2009 Annual Meeting

Any stockholder who intends to present a proposal at the annual meeting in the year 2009 must deliver the proposal to the Corporate Secretary at 1840 Century Park East, Los Angeles, California 90067:

•	Not later than December 23, 2008, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•

Not earlier than November 23, 2008 and not later than December 23, 2008, if the proposal is submitted pursuant to the Company’s Bylaws, in which case the Company is not required to include the proposal in its proxy materials.

Any stockholder who wishes to introduce a proposal should consult the Company’s Bylaws and applicable proxy rules of the SEC. A copy of the Company’s Bylaws is available on request to Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067.

Stockholder Nominees for Director Election at the 2009 Annual Meeting

Any stockholder who intends to nominate a person for election as a director at the annual meeting in the year 2009 must deliver a notice of such nomination (along with certain other information required by the Company’s Bylaws) to the Corporate Secretary at 1840 Century Park East, Los Angeles, California 90067, not earlier than November 23, 2008 and not later than December 23, 2008.

Householding Information

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in a household. The Company will promptly deliver a separate copy to a stockholder upon written or oral request to the following address: Corporate Secretary, 1840 Century Park East, Los Angeles, California 90067 or calling (310) 201-3286. To receive separate copies of the proxy statement in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy for the household, the stockholder should contact his or her bank, broker or other nominee record holder, or may contact the Company at the above address.

Cost of Soliciting Proxies

The cost of soliciting proxies in the accompanying form will be paid by the Company. In addition to solicitation by mail, arrangements will, where appropriate, be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The Company will, upon request, reimburse them for reasonable expenses incurred. The Company has retained D.F. King & Co, Inc. of New York at an estimated fee of $13,500 plus reasonable disbursements. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for stockholders and employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors.

No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay.

Stephen D. Yslas

Corporate Vice President, Secretary and Deputy

General Counsel

April 21, 2008

NOTICE: THE COMPANY FILED AN ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 ON FEBRUARY 20, 2008. STOCKHOLDERS OF RECORD ON MARCH 25, 2008 MAY OBTAIN A COPY OF THIS REPORT WITHOUT CHARGE FROM THE CORPORATE SECRETARY, NORTHROP GRUMMAN CORPORATION, 1840 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067.

EXHIBIT A

NORTHROP GRUMMAN 2001 LONG-TERM INCENTIVE STOCK PLAN (As Amended Through December 19, 2007)

1. Purpose

The purpose of the Northrop Grumman 2001 Long-Term Incentive Stock Plan (the “Plan”) is to promote the long-term success of Northrop Grumman Corporation (the “Company”) and to increase stockholder value by providing its officers and selected employees with incentives to create excellent performance and to continue service with the Company, its subsidiaries and affiliates. Both by encouraging such officers and employees to become owners of the common stock of the Company and by providing actual ownership through Plan awards, it is intended that Plan participants will view the Company from an ownership perspective.

2. Term

The Plan shall become effective upon the approval by the stockholders of the Company (the “Effective Time”). Unless previously terminated by the Company’s Board of Directors (the “Board”), the Plan shall terminate at the close of business on the day before the tenth anniversary of the Board’s approval of the Plan. After termination of the Plan, no future awards may be granted but previously granted awards (and the Committee’s (as such term is defined in Section 3) authority with respect thereto) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

3. Plan Administration

(a) The Plan shall be administered by the Compensation and Management Development Committee (or its successor) of the Board. Subject to the following provisions of this Section 3(a), the Compensation and Management Development Committee (or its successor) may delegate different levels of authority to make grants under the Plan to different committees, provided that each such committee consists of one or more members of the Board. With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan shall be administered by a committee consisting of two or more outside directors (as this requirement is applied under Section 162(m) of the Code). Transactions in or involving awards intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), must be duly and timely authorized by the Board or a committee of non-employee directors (as this term is used in or under Rule 16b-3). (The appropriate acting body, be it the Compensation and Management Development Committee or another duly authorized committee of directors, is referred to as “Committee”.)

(b) The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments and procedures, including subplans and the like as may be necessary to comply with provisions of the laws and applicable regulatory rulings of countries in which the Company (or its subsidiaries or affiliates, as applicable) operates in order to assure the viability of awards granted under the Plan and to enable participants employed in such countries to receive advantages and benefits under the Plan and such laws and rulings. In no event other than as contemplated by Section 6, however, shall the Committee or its designee have the right to cancel or amend outstanding stock options for the purpose of repricing, replacing or regranting such options with a purchase price that is less than the purchase price of the original option.

(c) In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely on the advice of experts, including employees of and professional advisors to the Company. Any action taken by, or inaction of, the Committee relating to or pursuant to the Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding on all persons.

4. Eligibility

Any key employee of the Company shall be eligible to receive one or more awards under the Plan. “Key Employee” shall also include any former key employee of the Company eligible to receive an assumed or replacement award as contemplated in Sections 5 and 8. For purposes of this Section 4, “Company” includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.

5. Shares of Common Stock Subject to the Plan and Grant Limits

(a) Subject to Section 6 of the Plan, the aggregate number of additional shares of common stock of the Company (“Common Stock”) which may be issued or transferred pursuant to awards under the Plan shall not exceed the sum of: (i) 50,000,000 shares; plus (ii) any shares of Common Stock which as of the Effective Time are available or become available for issuance under the Company’s 1993 Long-Term Incentive Plan (the “Prior Plan”) and which are not thereafter issued; plus (iii) any shares of Common Stock which the Company repurchases with proceeds received from option exercises. For purposes of the Plan, (x) any shares of Common Stock which are forfeited back to the Company under the Plan or the Prior Plan (including, without limitation, any shares reserved but not actually issued with respect to restricted performance stock rights granted under the Prior Plan), and (y) any shares which have been exchanged by a participant as full or partial payment to the Company in connection with any award under the Plan or the Prior Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to an award under the Plan or the Prior Plan, shall be available for issuance under the Plan in subsequent periods.

(b) In no event, however, shall more than 20,000,000 shares of Common Stock available for issuance pursuant to the Plan be issued pursuant to stock awards granted under Section 8(c) of the Plan. The maximum number of shares of Common Stock that may be delivered pursuant to stock options qualified as incentive stock options under Section 422 of the Code (“ISOs”) is 8,000,000 shares.

(c) In instances where a stock appreciation right (“SAR”) or other award is settled in cash or a form other than shares, the shares that would have been issued had there been no cash or other settlement shall not be counted against the shares available for issuance under the Plan. If an SAR or other award that was granted under the Prior Plan and outstanding at the Effective Time is settled in cash or a form other than shares, the shares that would have been issued had there been no cash or other settlement shall, notwithstanding anything to the contrary in the Prior Plan, not be counted against the shares available for issuance under the Prior Plan for purposes of determining the shares available for issuance under the Plan. The payment of cash dividends and dividend equivalents in conjunction with outstanding awards shall not be counted against the shares available for issuance under the Plan. Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company (or a subsidiary or affiliate) in connection with a business or asset acquisition or similar transaction) shall not be counted against the shares available for issuance under the Plan.

(d) Any shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares, and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in settlements of awards under the Plan.

(e) In no event shall the total number of shares of Common Stock that may be awarded to any eligible participant during any three year period pursuant to stock option grants and SAR grants hereunder exceed 1,800,000 shares. In no event shall “Performance-Based Awards” under Section 8(c)(ii) (other than stock options or SARs, and without giving effect to any related dividend equivalents) that are granted to any eligible participant during any three consecutive years relate to or provide for payment of more than 600,000 shares of Common Stock.

(f) Adjustments to the Plan’s aggregate share limit pursuant to clause (ii), (iii), (x) and/or (y) of Section 5(a), as well as the provisions of Section 5(c), are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder. The limits set forth in Sections 5(b) and 5(e) shall apply with respect to all Plan awards regardless of whether the underlying shares are attributable to the fixed number of shares made available for Plan award purposes or shares available but not issued under the Prior Plan.

6. Adjustments and Reorganizations

(a) Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of shares of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Committee shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

(b) Notwithstanding anything to the contrary in Section 6(a), the provisions of this Section 6(b) shall apply to an outstanding Plan award if a Change in Control (as defined in Section 6(e)) occurs. If the Company undergoes a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control, or if for any other reason the award would not continue after the Change in Control, then upon the Change in Control: (i) if the award is a stock option, it shall vest fully and completely, any and all restrictions on exercisability or otherwise shall lapse, and it shall be fully exercisable; (ii) if the award is an SAR, it shall vest fully and completely, any and all restrictions on such SAR shall lapse, and such SAR shall be converted completely into cash at a price per share-unit equal to the higher of (x) the highest price paid for a share of Common Stock, as reported in the New York Stock Exchange Composite Transactions, during the 120 days prior to and including the date of the Change in Control, and (y) the highest price paid (on a national stock exchange or as quoted in the NASDAQ National Market Issues) for a share of stock of the corporation or other entity with which or into which the Company is merged, or if such corporation or other entity is not publicly traded, then the highest price paid on an exchange or as quoted in the NASDAQ National Market Issues for a share of stock of a publicly traded corporation or other entity that owns 50% or more (directly or indirectly) of such corporation or other entity on the date of the Change in Control (subject to adjustment pursuant to Section 6(a)); and (iii) if such award is an award or grant under Section 8(c) of the Plan, it shall immediately vest fully and completely, and all restrictions shall lapse, provided, however, that if the award is performance-based, the earnout or payout of the award, as applicable, shall be computed based on the performance terms of the award and based on actual performance achieved to the date of the Change in Control. No acceleration of vesting, exercisability and/or payment of an outstanding Plan award shall occur in connection with a Change in Control if either (i) the Company is the surviving entity, or (ii) the successor to the Company (if any) (or a parent thereof) agrees in writing prior to the Change in Control to assume the award; provided, however, that individual awards may provide for acceleration under these circumstances as contemplated by Section 6(c) below. Notwithstanding the foregoing provisions of this Section 6(b), no acceleration of vesting, exercisability and/or payment of an outstanding Plan award shall occur in connection with a Change in Control event that would, but for such acceleration, be accounted for under generally accepted accounting principles in effect on the date of such Change in Control as a pooling of interests transaction to the extent that such acceleration would render pooling accounting unavailable with respect to the transaction. If a stock option or other award is fully vested or becomes fully vested as provided in this paragraph (or would have become fully vested but for the pooling provision set forth in the preceding sentence) but is not exercised or paid prior to a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control, or if for any other reason the award would not continue after the Change in Control, then the Committee may provide for the settlement in cash of the award (such settlement to be calculated as though the award was paid or exercised simultaneously with the Change in Control and based upon the then Fair Market Value of a share of Common Stock and subject, in the case of an SAR or performance-based award, to the Change in Control payment provisions set forth above). An option or other award so settled by the Committee shall automatically terminate. If, in such circumstances, the Committee does not provide for the cash settlement of an option or other award, then upon the Change in Control such option or award shall terminate, subject to any provision that has been made by the Committee through a plan of reorganization or otherwise for the survival, substitution or exchange of such option or right; provided that the option or award holder shall be given reasonable notice of such intended termination and, subject to the pooling provision set forth above, an opportunity to exercise the option or award (to the extent an award other than an option must be exercised in order for the participant to realize the intended benefits) prior to or upon the Change in Control.

(c) Notwithstanding the provisions of Section 6(b), awards issued under the Plan may contain specific provisions regarding the consequences of a Change in Control and, if contained in an award, those provisions shall be controlling in the event of any inconsistency. (For example, and without limitation, an award may provide that (i) acceleration of vesting will occur automatically upon a Change in Control, or (ii) acceleration will occur in connection with a Change in Control if the participant is terminated by the Company without cause or the participant terminates employment for good reason.) The occurrence of a particular Change in Control under the Plan shall have no affect on any award granted under the Plan after the date of that Change in Control.

(d) The Committee may make adjustments pursuant to Section 6(a) and/or deem an acceleration of vesting of awards pursuant to Section 6(b) to occur sufficiently prior to an event if necessary or deemed appropriate to permit the participant to realize the benefits intended to be conveyed with respect to the shares underlying the award; provided, however, that, the Committee may reinstate the original terms of an award if the related event does not actually occur.

(e) A “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i) Any Person (other than those Persons in control of the Company as of the Effective Time, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company or a successor) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i): (A) “Person” or “group” shall not include underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution, (B) creditors of the Company who become stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not, by virtue of such bankruptcy, be deemed a “group” or a single Person for the purposes of this clause (i) (provided that any one of such creditors may trigger a Change in Control pursuant to this clause (i) if such creditor’s ownership of Company securities equals or exceeds the foregoing threshold), and (C) an acquisition shall not constitute a Change in Control if made by an entity pursuant to a transaction that is covered by and does not otherwise constitute a Change in Control under clause (iii) below;

(ii) On any day after the Effective Time (the “Measurement Date”) Continuing Directors cease for any reason to constitute either: (1) if the Company does not have a Parent, a majority of the Board; or (2) if the Company has a Parent, a majority of the Board of Directors of the Controlling Parent. A director is a “Continuing Director” if he or she either:

(1)	was a member of the Board on the applicable Initial Date (an “Initial Director”); or

(2)	was elected to the Board (or the Board of Directors of the Controlling Parent, as applicable), or was nominated for election by the Company’s or the Controlling Parent’s stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

A member of the Board (or Board of Directors of the Controlling Parent, as applicable) who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company’s or the Controlling Parent’s stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. “Initial Date” means the later of (1) the Effective Time or (2) the date that is two (2) years before the Measurement Date.

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, is a Parent of the Company or the successor of the Company) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent of the Company or any successor of the Company or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or a Parent of the Company or the successor entity) Beneficially Owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of twenty-five percent (25%) existed prior to the Business Combination, and (3) a Change in Control is not triggered pursuant to clause (ii) above with respect to the Company (including any successor entity) or any Parent of the Company (or the successor entity).

(iv) A complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control of the Company under clause (iii) above.

Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Time constitute a Change in Control. Notwithstanding anything in clause (iii) above to the contrary, a change in ownership of the Company resulting from creditors of the Company becoming stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not trigger a Change in Control pursuant to clause (iii) above.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act. “Controlling Parent” means the Company’s Parent so long as a majority of the voting stock or voting power of that Parent is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person. In the event that the Company has more than one “Parent,” then “Controlling Parent” means the Parent of the Company the majority of the voting stock or voting power of which is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person. “Parent” means an entity that Beneficially Owns a majority of the voting stock or voting power of the Company, or all or substantially all of the Company’s assets, directly or indirectly through one or more subsidiaries. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

7. Fair Market Value

“Fair Market Value” for all purposes under the Plan shall mean the closing price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange (the “Exchange”) for the date in question. If no sales of Common Stock were made on the Exchange on that date, the closing price of a share of Common Stock as reported on said composite tape for the preceding day on which sales of Common Stock were made on the Exchange shall be substituted.

8. Awards

The Committee shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company, including the plan of any acquired entity. The types of awards that may be granted under the Plan are:

(a) Stock Options—A grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Committee. The purchase price per share for each option shall be not less than 100% of Fair Market Value on the date of grant, except that, in the case of a stock option granted retroactively in tandem with or as a substitution for another award, the exercise or designated price may be no lower than the Fair Marked Value of a share on the date such other award was granted. A stock option may be in the form of an ISO which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code. If an ISO is granted, the aggregate Fair Market Value (determined on the date the option is granted) of Common Stock subject to an ISO granted to a participant by the Committee which first becomes exercisable in any calendar year shall not exceed $100,000.00 (otherwise, the intended ISO, to the extent of such excess, shall be rendered a nonqualified stock option). ISOs may only be granted to key employees of the Company or a subsidiary. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The price at which shares of Common Stock may be purchased under a stock option shall be paid in full at the time of the exercise in cash or such other method permitted by the Committee, including (i) tendering (either actually or by attestation) Common Stock; (ii) surrendering a stock award valued at Fair Market Value on the date of surrender; (iii) authorizing a third party to sell the shares (or a sufficient portion thereof) acquired upon exercise of a stock option and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the shares acquired through such exercise; or (iv) any combination of the above. The Committee may grant stock options that provide for the award of a new option when the exercise price of the option and/or tax withholding obligations related to the exercise of the option have been paid by tendering shares of Common Stock to the Company or by the Company’s reduction of the number of shares otherwise deliverable to the optionee. Any new option grant contemplated by the preceding sentence (the re-load grant) would cover the number of shares tendered by the optionee or withheld by the Company with the option purchase price set at the then current Fair Market Value and would never extend beyond the remaining term of the originally exercised option.

(b) SARs—A right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable award agreement, except that, in the case of a SAR granted retroactively in tandem with or as a substitution for another award, the exercise or designated price may be no lower than the Fair Market Value of a share on the date such other award was granted. The maximum term of an SAR shall be ten (10) years.

(c) Other Awards—Other awards, granted or denominated in Common Stock or units of Common Stock, may be granted under the Plan. Awards not granted or denominated in Common Stock or units of Common Stock (cash awards) also may be granted consistent with clause (ii) below.

(i) All or part of any stock award may be subject to conditions and restrictions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company (or a subsidiary or affiliate), achievement of specific business objectives, and other measurements of individual, business unit or Company performance. Unless the Committee otherwise provides, awards under this Section 8(c) to employees of the Company or a subsidiary that are either granted or become vested, exercisable or payable based on attainment of one or more of the performance goals related to the business criteria identified below, shall be deemed to be intended as Performance-Based Awards under Section 8(c)(ii).

(ii) Without limiting the generality of the foregoing, and in addition to stock options and SAR grants, other performance-based awards within the meaning of Section 162(m) of the Code (“Performance-Based Awards”), whether in the form of restricted stock, performance stock, phantom stock or other rights, the vesting of which depends on the absolute or relative performance of the Company on a consolidated, segment, subsidiary, division, or plant basis with reference to revenue, net earnings (either before or after interest, taxes, depreciation, amortization and/or Net Pension Income (as defined below)), cash flow, free cash flow, return on equity or on assets or on investment (in each case which may, but need not, be on a net basis), cost containment or reduction, stock price appreciation, total stockholder return, EVA (as defined below), or Pension Adjusted Operating Margin (as defined below) relative to preestablished performance goals, may be granted under the Plan. The applicable business criteria and the specific performance goals for Performance-Based Awards must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to such goals remains substantially uncertain. The applicable performance period may range from one to ten years. Performance targets shall, to the extent determined by the Committee to be equitable and appropriate, be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events not foreseen at the time the targets were set. In no event shall share-based Performance-Based Awards granted to any eligible person under this Plan exceed the limit set forth in Section 5(e). In no event shall grants to any eligible person under this Plan of Performance-Based Awards payable only in cash in any calendar year and not related to shares provide for payment of more than $3,000,000. Except as otherwise permitted under Section 162(m) of the Code, before any Performance-Based Award is paid, the Committee must certify that the performance goal and any other material terms of the Performance-Based Award were in fact satisfied. The Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with the terms of the Plan and Section 162(m) of the Code, on the payment of individual Performance-Based Awards. The Committee may reserve by express provision in any award agreement the right to reduce the amount payable in accordance with any standards or on any other basis (including the Committee’s discretion), as the Committee may impose. Performance-Based Awards may be granted only to key employees of the Company or a subsidiary. “EVA” means operating profit after tax (which means net earnings after tax but before tax adjusted interest income and expense and goodwill amortization), less a charge for the use of capital (which is based on average total capital and the weighted average cost of capital). “Net Pension Income” means any positive difference between income from employee pension plan investments less the cost of employee pension benefits for the relevant period of time. “Pension Adjusted Operating Margin” means operating margin adjusted for the difference in pension cost between FAS (Financial Accounting Standards) and allowable and reimbursable pension costs under CAS (Cost Accounting Standards).

9. Dividends and Dividend Equivalents

The Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

10. Deferrals and Settlements

Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment of crediting of dividend equivalents where the deferral amounts are denominated in shares.

11. Transferability and Exercisability

Unless otherwise expressly provided in (or pursuant to) this Section 11, by applicable law or by the award agreement, (i) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) awards shall be exercised only by the holder; and (iii) amounts payable or shares issuable pursuant to an award shall be delivered only to (or for the account of) the holder. The foregoing exercise and transfer restrictions shall not apply to: (a) transfers to the Company; (b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; (c) transfers pursuant to a qualified domestic relations order (as defined in the Code) (in the case of ISOs, to the extent such transfers are permitted by the Code); (d) if the participant has suffered a disability, permitted transfers to or exercises on behalf of the holder by his or her legal representative; or (e) the authorization by the Committee of “cashless exercise” procedures. The Committee by express provision in the award or an amendment thereto may permit an award (other than an ISO) to be transferred to, exercised by and paid to certain persons or entities related to the participant, including but not limited to members of the participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the participant’s termination of employment with the Company (or a subsidiary or affiliate) to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

12. Award Agreements

Awards under the Plan shall be evidenced by agreements that set forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the participant’s employment terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any award; provided, however, that such authority shall not extend to the reduction of the exercise price of a previously granted option, except as provided in Section 6 hereof. The Committee need not require the execution of any such agreement, in which case acceptance of the award by the respective participant shall constitute agreement to the terms of the award.

13. Plan Amendment

The plan may only be amended by a disinterested majority of the Board of Directors as it deems necessary or appropriate to better achieve the purpose of the Plan, except that no such amendment shall be made without the approval of the Company’s stockholders which would increase the number of shares available for issuance under the Plan (except for increases or adjustments expressly contemplated by Sections 5 and 6).

14. Tax Withholding

The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of shares, a sufficient amount to cover withholding (at the flat percentage rates applicable to supplemental wages) of any Federal, state or local taxes required by law or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

15. Other Company Benefit and Compensation Programs

Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any benefit plan or severance program of the Company (or a subsidiary or affiliate), or any severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

16. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

17. Future Rights

No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company (or any subsidiary or affiliate).

18. Governing Law; Severability; Legal Compliance

The validity, construction and effect of the Plan, any award agreements or other documents setting forth the terms of an award, and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of California and applicable Federal law. If any provision of the Plan, any award agreement, or any other document setting forth the terms of an award shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan or such other document shall continue in effect.

The Plan, the granting and vesting of awards under the Plan and the issuance and delivery of Common Stock and/or the payment of money under the Plan or under awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities and banking laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

19. Successors and Assigns

The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant’s creditors.

20. Rights as a Stockholder

Except as otherwise provided in the award agreement, a participant shall have no rights as a stockholder until he or she becomes the holder of record of shares of Common Stock.

NORTHROP GRUMMAN

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2008.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

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1. Election of Directors:

Nominee	For	Against	Abstain
01 - Lewis W. Coleman	☐	☐	☐
02 - Thomas B. Fargo	☐	☐	☐
03 - Victor H. Fazio	☐	☐	☐
04 - Donald E. Felsinger	☐	☐	☐
05 - Stephen E. Frank	☐	☐	☐
06 - Phillip Frost	☐	☐	☐
07 - Charles R. Larson	☐	☐	☐
08 - Richard B. Myers	☐	☐	☐
09 - Aulana L. Peters	☐	☐	☐
10 - Kevin W. Sharer	☐	☐	☐
11 - Ronald D. Sugar	☐	☐	☐

Proposal	For	Against	Abstain
4. Shareholder proposal regarding a report on foreign military sales.	☐	☐	☐
5. Shareholder proposal regarding a vote on executive compensation.	☐	☐	☐
6. Shareholder proposal regarding tax gross up payments.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

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<STOCK#> 00V63C

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

Available You can vote 24 hours by Internet a day, or 7 days telephone! a week!

methods Instead of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on Internet May 21, or 2008. telephone must be received by

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/noc

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain +

01—Lewis W. Coleman 05—Stephen E. Frank 09—Aulana L. Peters

02—Thomas B. Fargo 06—Phillip Frost 10—Kevin W. Sharer

03—Victor H. Fazio 07—Charles R. Larson 11—Ronald D. Sugar

04—Donald E. Felsinger 08—Richard B. Myers

For Against Abstain The Board of Directors recommends a vote AGAINST Proposals 4, 5 and 6.

2. Proposal as the Company’s to ratify the Independent appointment Auditor. of Deloitte & Touche LLP For Against Abstain

4. Shareholder military sales. proposal regarding a report on foreign

3. Proposal Long Term to Incentive approve the Stock performance Plan. criteria for the 2001

5. Shareholder executive compensation. proposal regarding a vote on

B Non-Voting Items

Change of Address — Please print new address below. 6. Shareholder proposal regarding tax gross up payments.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below full Please title. sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 0 1 7 2 8 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00V63C

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — NORTHROP GRUMMAN CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2008 8:00 A.M.

The Space Technology Presentation Center One Space Park Redondo Beach, California 90278

This Proxy/Voting Instruction Card is Solicited on Behalf of The Board of Directors for the 2008 Annual Meeting of Stockholders

The undersigned hereby constitutes and appoints W. Burks Terry and Stephen D. Yslas, and each of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of Northrop Grumman Corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 21, 2008, at 8:00 a.m. (Pacific Daylight Time) at The Space Technology Presentation Center, One Space Park, Redondo Beach, California 90278, and at any and all adjournments or postponements thereof (the “Meeting”), as herein specified (or, if no direction is given, “FOR” the nominees) and in such proxyholder’s discretion upon any other matter that may properly come before the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4, 5 and 6. PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

If shares are held on your behalf under any of the Company Savings Plans, the proxy serves to provide confidential instructions to the plan Trustee or Voting Manager who then votes the shares. Instructions must be received by May 18, 2008 to be included in the tabulation to the plan Trustee or Voting Manager. For shares represented by proxies not received by this date, the applicable plan Trustee or Voting Manager will treat the received proxies as instructions to vote the respective plan shares in the same proportion as shares held under the plan for which voting instructions have been received, unless contrary to ERISA.

(Continued and to be signed on the other side)